As filed with the Securities and Exchange Commission on September 23, 1999
                                                      Registration No. 333-79587
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------

                              Amendment No. 2
                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                       CALIFORNIA STEEL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    3312                    33-0051150
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                               ----------------
                          14000 San Bernardino Avenue
                           Fontana, California 92335
                                 (909) 350-6200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                             C. Lourenco Goncalves
                     Chief Executive Officer and President
                          14000 San Bernardino Avenue
                           Fontana, California 92335
                                 (909) 350-6200
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                With a copy to:
                             Peter F. Ziegler, Esq.
                          Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                         Los Angeles, California 90071
                                 (213) 229-7000

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

             SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1999

PROSPECTUS

[LOGO OF CALIFORNIA STEEL INDUSTRIES, INC.]

                                 $150,000,000

                               Offer to Exchange
   All Outstanding 8 1/2% Series A Senior Notes due 2009 for 8 1/2% Series B
                             Senior Notes due 2009
                                      of

                       California Steel Industries, Inc.

                 This Exchange Offer will Expire at 5:00 p.m.
                      New York City Time, on      , 1999

                                ---------------

     We will pay interest on the Series B notes on April 1 and October 1 of each year, commencing October 1, 1999. The Series B notes will mature on April 1, 2009. We may redeem the Series B notes, in whole or in part, at any time on or after April 1, 2004. In addition, on or before April 1, 2002, we may redeem up to 35% of the Series B notes with the net proceeds of a public equity offering if at least 65% of the original aggregate principal amount of the Series B notes remain outstanding. Upon a change of control event, each holder of Series B notes may require us to repurchase all or a portion of its Series B notes.

     The Series B notes will be unsecured and will be senior in right of payment to all of our subordinated indebtedness and will rank equally in right of payment to all of our existing and future indebtedness that is not by its terms subordinated to the Series B notes. As of September 10, 1999, we had $200.0 million in senior debt outstanding, including the notes.

     Please consider carefully "Risk Factors" beginning on page 8 of this prospectus.

                                ---------------

     The exchange offer expires at 5:00 p.m., New York City time on
           , 1999, unless extended. All outstanding Series A notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of Series B notes that are registered under the Securities Act of 1933. You may withdraw tenders of outstanding Series A notes at any time prior to the expiration of this exchange offer. We will not receive any cash proceeds from the exchange offer.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                  The date of this prospectus is      , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   1
RISK FACTORS...............................................................   8
FORWARD-LOOKING STATEMENTS.................................................  14
THE EXCHANGE OFFER.........................................................  15
CAPITALIZATION.............................................................  23
SELECTED CONSOLIDATED FINANCIAL DATA.......................................  24
DESCRIPTION OF OTHER INDEBTEDNESS AND CAPITAL STOCK........................  26
DESCRIPTION OF THE NOTES...................................................  29
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS............................  61
PLAN OF DISTRIBUTION.......................................................  61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  63
BUSINESS...................................................................  71
MANAGEMENT.................................................................  84
PRINCIPAL STOCKHOLDERS.....................................................  90
MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS............................  91
LEGAL MATTERS..............................................................  92
EXPERTS....................................................................  92
AVAILABLE INFORMATION......................................................  92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................. F-1

                                    SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes. In addition, some statements include forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." Statements of our belief in this section are based on our own internal studies or research, estimates of members of our senior sales management team, our knowledge of the industry or other information we have internally compiled.

                                  The Company

      We believe we are the leading producer of flat rolled steel products in the western United States based on tonnage billed. We produce the widest range of flat rolled products in our market, including hot rolled, cold rolled and galvanized coil and sheet. We also produce electric resistant weld, ERW, pipe in diameters ranging from 4.59 to 16.09. Our principal market consists of the 11 states located west of the Rocky Mountains. Within this market, we believe we have either the number one or two market position in each of our flat rolled product categories. We are a non-union company and as of June 30, 1999 we employed 964 full-time employees. For the six months ended June 30, 1999, we had net sales of $331.3 million and earnings before interest, taxes, depreciation and amortization, as adjusted, of $59.0 million. See "Summary Consolidated Financial Data."

      Unlike integrated steel mills and mini-mills, we do not manufacture steel. Mini-mills are steel making facilities that use an electric furnace to convert steel scrap into liquid steel. In contrast to integrated steel mills and mini-mills, we process steel slab manufactured by third parties. As a result, we do not have the fixed costs associated with the manufacturing of steel. Slab consumption costs comprise approximately 70% of our cost of goods sold. We believe we are the largest importer and the second largest purchaser of steel slab in the world. Our purchasing power provides us with the ability to negotiate favorable terms and conditions for steel slab from low cost and high quality producers throughout the world. Prices of our flat rolled steel products have historically experienced a close correlation to the prices of steel slab. We believe that this correlation, combined with our slab-based business model, provides us with operating margins that are more consistent than those of a typical flat rolled steel producer.

      Consumers and end markets typically requiring small order sizes with a wide variety of metallurgical qualities and specifications comprise most of the western U.S. steel market. In contrast, the majority of other U.S. steel markets primarily depend on heavy-tonnage steel consumers, such as the automotive and durable goods manufacturing industries. We have a highly diversified base of over 300 active customers. Sales to our 10 largest customers represented 35% of our 1998 sales, and sales to our largest single customer represented less than 6% of our 1998 sales. End markets for our products include the construction, spiral pipe, tubing, aftermarket wheels and rims, shipping container, office equipment and oil and gas transmission industries. Our location 50 miles east of Los Angeles positions us to serve the western U.S. steel market.

      We have substantially completed a modernization program of approximately $250.0 million, that began in 1993. We believe this program has strengthened our competitive position by reducing operating costs, broadening our product line, improving product quality and significantly increasing throughput capacity of finished flat rolled steel products. Throughput capacity refers to the maximum volume of material that can be manufactured through each step of a production process. In addition to these benefits, we have substantially improved overall mill efficiency, reducing man hours per ton produced from 2.02 in 1992 to 1.29 in 1998. We believe the success of our modernization program contributes to our being a cost effective producer of flat rolled steel products.

Competitive Strengths

      We believe that we have a strong competitive position attributable to a number of factors, including the following:

    . we believe our use of steel slab manufactured by third parties as the principal raw material in our flat rolled products has allowed us to maintain among the lowest operating margin variances in the United States for flat rolled steel producers over the past five years. We define operating margin as earnings before interest and tax.

    . we believe that because of the breadth of our product offerings, we are well equipped to provide "one-stop shopping" for our customers, which maximizes sales opportunities and increases the convenience and value of the services we provide to customers.

    . our non-union workforce provides us with greater flexibility than the unionized workforces of our competitors.

    . located 50 miles east of Los Angeles, our position as the only flat rolled steel producer physically located in southern California not only gives us a significant freight cost advantage over our competition, but also allows us to provide a more service-oriented approach to our customers.

    . we have established a solid base of long-standing customer relationships, including relationships with 90% of our top 30 customers for over 10 years.

Business Strategy

      Our objective is to maintain our leadership position and best serve our customers by pursuing the following strategies:

    . by adding a new manufacturing line, we believe we can now produce the broadest range of thicknesses, widths and coatings of high margin, high demand galvanized coil and sheet products in the western United States.

    . by maintaining a regional focus on the fast-growing western U.S. market, we can most effectively service our customers and increase product sales in higher margin value added products.

    . we believe that our modernization program has provided us with significant opportunities to continue to improve the efficiency and productivity of our operations at low incremental cost.

    . we will continue to differentiate ourselves from our competitors by providing a full range of high quality flat rolled and coiled products, rapid availability of products, engineering and metallurgical advisory services and flexibility with respect to customized features.

    . we will continue to actively manage slab procurement to minimize inventory holding and raw material costs, improve the efficiency of our production process and opportunistically purchase slab on a forward basis to reduce overall slab costs. See "Risk Factors--Our profitability could be adversely affected by interruptions in supply and our potential inability to pass on any increases in raw material costs to our customers."

                               The Exchange Offer

 Issuer.....................  California Steel Industries, Inc.
                              14000 San Bernardino Avenue
                              Fontana, California 92335
                              (909) 350-6200
                              www.californiasteel.com
 Notes Offered..............  Up to $150,000,000 aggregate principal amount of 8 1/2%
                              Series B Senior Notes due 2009.
 The Exchange Offer.........  We are offering the Series B notes in exchange for a like principal amount of our Series A notes. You may exchange the
                              Series A notes only in integral multiples of $1,000.
 Tenders; Expiration Date;
 Withdrawal.................  This exchange offer will expire at 5:00 P.M. New York City
                              time on           , 1999, or any later date and time to
                              which it is extended. You may withdraw your tender of Series
                              A notes according to this exchange offer at any time prior to its expiration. In the event we terminate this exchange offer and do not accept for exchange any Series A notes, we will promptly return tendered Series A notes to their
                              holders.
 Interest on the Notes......  The Series B notes will bear interest from and including the date of issuance of the Series A notes.
 Conditions to the Exchange
 Offer......................  This exchange offer is subject to customary conditions, any or all of which we may waive. Specifically, we may
                              discontinue, amend or modify the exchange offer if any
                              material change occurs that is likely to affect the exchange offer including:

                              (1) an action or proceeding is threatened or commenced
                                  challenging or otherwise relating to this exchange
                                  offer; or

                              (2) our business is adversely affected or the exchange offer is prohibited, restricted or delayed by:

                              .  any development in any pending action or proceeding;

                              .  any statute, rule or regulation that has been enacted;
                                 or

                              . any actual legal impediment to completing the transactions contemplate by the exchange offer.

                              We currently expect that each of the conditions will be
                              satisfied and that we will not need to waive any of them. If we waive any of the conditions, we will inform our Series A and Series B note holders in writing and we will keep the
                              exchange offer open for five business days after we inform our noteholders. See "The Exchange Offer--Conditions to the
                              Exchange Offer."
 Procedures for Tendering
 Series A Notes.............  Each holder wishing to tender their Series A notes in this exchange offer must complete and sign the letter of
                              transmittal, in accordance with the instructions contained therein, and submit the letter of transmittal to the
                              exchange agent identified below. See "The Exchange Offer--
                              Procedures for Tendering."

Guaranteed
Delivery          If you wish to tender your Series A notes and:
Procedures......

                  . your Series A notes are not immediately available, or

                  . you cannot deliver your Series A notes, the letter of
                    transmittal and other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offer,

                  you must tender your Series A notes according to the
                  guaranteed delivery procedures set forth in "The Exchange
                  Offer--Guaranteed Delivery Procedures."
Acceptance of
Series A notes
and Delivery of   We will accept for exchange any and all Series A notes that
Series B notes..  are properly tendered in the exchange offer prior to 5:00
                  P.M. New York City time on     , 1999. See "The Exchange
                  Offer--Acceptance of Series A notes for Exchange; Delivery of Series B notes."

Rights of         Holders of Series A notes do not have any appraisal or
Dissenting        dissenters' rights under the Delaware General Corporation
Holders.........  Law in connection with this exchange offer.

Exchange Agent..  State Street Bank and Trust Company of California, N.A. See
                  "The Exchange Offer--Exchange Agent."

   Consequences of exchanging Series A notes pursuant to this exchange offer

      Based on specific interpretive letters issued by the staff of the commission to third parties in unrelated transactions, unless you are our affiliate within the meaning of Rule 405 under the Securities Act, if you exchange your Series A notes for Series B notes according to this exchange offer you generally may offer for resale, resell or otherwise transfer your Series B notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that you acquired your Series B notes in the ordinary course of your business and you have no arrangement with any person to participate in a distribution of your Series B notes. Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. See "Plan of Distribution." In addition, to comply with the securities laws of specific jurisdictions, if applicable, the Series B notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and the conditions for an exemption have been met.

      If a holder of the Series A or Series B notes reasonably requests in writing, we have agreed, subject to specific limitations set forth in our registration rights agreement, to register or qualify the Series B notes for offer or sale under the securities or blue sky laws of the jurisdictions the holder requests. If you do not exchange your Series A notes for Series B notes according to this exchange offer, your Series A notes will continue to be subject to the restrictions on transfer contained in the legend set forth on your Series A notes. In general, the Series A notes may not be offered or sold, unless registered under the Securities Act, except according to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Purposes of the Exchange Offer" and "--Resales of Notes."

                          Terms of the Series B notes

 Securities Offered............. $150.0 million aggregate principal amount of 8 1/2% Series B senior notes due 2009. The Series B notes will be
                                 substantially identical in all material respects, including interest rate, maturity, security and restrictive covenants, to the Series A notes for which they may be exchanged
                                 according to this exchange offer.

 Maturity Date.................. April 1, 2009.

 Interest Payment Dates......... April 1 and October 1, commencing October 1, 1999.

 Ranking........................ The Series B notes will be unsecured senior obligations and will be senior in right of payment to all of our
                                 subordinated indebtedness and will rank equally in right of payment to all of our existing and future indebtedness that is not by its terms subordinated to the Series B notes. The
                                 Series B notes will rank junior to our current and future
                                 secured indebtedness. In addition, the Series B notes will rank junior to all existing and future indebtedness and
                                 other liabilities of our subsidiaries. As of September 10,
                                 1999, we had $150.0 million in senior unsecured notes
                                 outstanding and $50.0 million outstanding under a $130.0
                                 million revolving credit facility secured by a lien on our cash, receivables and inventories.

 Optional Redemption............ We may redeem the Series B notes, in whole or in part, at any time on or after April 1, 2004 at the redemption prices set forth in this prospectus. See "Description of the
                                 Notes--Optional Redemption."

 Public Equity Offering Optional
 Redemption..................... On or before April 1, 2002, we may redeem up to 35% of the
                                 Series B notes with the net proceeds of a public equity
                                 offering at 108.5% of the principal amount of the notes,
                                 plus accrued interest, if at least 65% of the original
                                 aggregate principal amount of the Series B notes remains
                                 outstanding. See "Description of the Notes--Optional
                                 Redemption."

 Change of Control.............. Upon change of control events, you may require us to repurchase all or a portion of your Series B notes at a
                                 purchase price equal to 101% of the principal amount of the notes, plus accrued interest. We may not have sufficient
                                 funds to repurchase the Series B notes if a change of
                                 control or asset sale occurs. See "Description of the
                                 Notes--Change of Control."

 Covenants...................... The indenture governing the Series B notes contains covenants that, among other things, limit our ability to:

                                 .  incur additional indebtedness;

                                 .  pay dividends on, redeem or repurchase our capital stock;

                                 .  make investments;

                                 .  create liens;

                                 .  sell assets;

                                 .  sell capital stock of restricted subsidiaries or issue or allow any person to own preferred stock of our restricted
                                    subsidiaries;

                                 .  engage in transactions with affiliates, and

                                 .  consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a
                                    consolidated basis.

                  These covenants are subject to a number of important exceptions and qualifications that are described under "Description of the Notes" in this prospectus.
                  The indenture governing the Series B notes provides that if no default has occurred and is continuing, after the ratings assigned to the Series B notes by both of the rating agencies are investment grade and remain investment grade, we will not be subject to specific covenants, including:
                  .limitation on indebtedness;
                  . limitation on payments that our restricted subsidiaries make;
                  .  limitation on liens;
                  . limitation on asset sales and the disposition of proceeds from asset sales;
                  . limitation on the issuance and sale of capital stock of our Restricted Subsidiaries;
                  .limitation on transactions with affiliates;
                  . limitation on dividends; and other payments affecting our restricted subsidiaries;
                  . limitation on designating and investing in unrestricted subsidiaries;
                  .limitation on our requirement to provide financial statements; and
                  .  limitations on sale and leaseback transaction.

                  See "Description of the Notes--Specific Covenants."

                      Summary Consolidated Financial Data

     The following table presents our summary consolidated financial data as of and for the periods shown below. This data is from our consolidated financial statements and notes and, except for the fiscal years ended December 31, 1994 and 1995, these statements are contained elsewhere in this prospectus. The financial data as of and for the six months ended June 30, 1998 and 1999 are derived from our unaudited consolidated financial statements. In management's opinion, these financial statements reflect all adjustments, consisting principally of normal, recurring amounts, necessary for the fair statement of financial position and results of operations for the periods presented and are not necessarily indicative of the results of any other interim period or for the full fiscal year. Since the information in this table is only a summary, you should read our historical financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found elsewhere in this prospectus.

     EBITDA, as adjusted represents income before income taxes, gain/loss on sale of fixed assets, plus net interest expense, depreciation and amortization. EBITDA, as adjusted is not intended to represent cash flows from operations, cash flows from investing or cash flows from financing activities as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow or a measure of liquidity or as an alternative to net earnings as indicative of operating performance. EBITDA, as adjusted is included because we believe that investors find it a useful tool for measuring our ability to service our debt. EBITDA, as adjusted is not necessarily comparable to similarly titled measures reported by other companies.

     For the purpose of determining the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges and amortization of capitalized interest, minus capitalized interest. Fixed charges consist of interest expensed and capitalized, an estimate of the interest within rental expense.

                                                                            Six Months Ended
                                    Year Ended December 31,                     June 30,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                              (dollars in thousands)
Income Statement Data:
Net sales...............  $637,529  $707,641  $694,444  $722,458  $673,439  $356,734  $331,258
Cost of sales, net of
 LIFO reserve...........   543,293   623,874   589,531   634,804   587,859   313,363   270,213
Gross profit............    94,236    83,767   104,913    87,654    85,580    43,371    61,045
Selling, general and
 administrative
 expenses...............    27,454    25,593    26,215    27,088    28,626    14,592    15,083
Income from operations..    66,782    58,174    78,698    60,566    56,954    28,779    45,962
Interest expense, net...    (8,566)  (16,332)  (10,145)  (13,977)  (16,954)   (8,345)    8,086
Income before income
 taxes..................    56,648    39,059    69,866    47,671    42,570    22,029    38,677
Net income..............    33,361    22,954    40,666    30,771    29,095    12,986    22,819
EBITDA, as adjusted
 Data:
Income before income
 taxes..................  $ 56,648  $ 38,057  $ 69,866  $ 48,671  $ 42,570  $ 22,029  $ 38,677
Interest expense........     8,566    16,333    10,145    13,977    16,954     8,345     8,086
Excluding gain/loss of
 fixed assets...........     2,609     2,916     2,518     1,054       308       282       (11)
Depreciation and
 amortization...........    16,867    18,623    18,844    24,374    26,659    14,101    12,285
                          --------  --------  --------  --------  --------  --------  --------
EBITDA, as adjusted.....  $ 84,690  $ 76,930  $101,373  $ 87,076  $ 86,491  $ 44,757  $ 59,037
                          --------  --------  --------  --------  --------  --------  --------
EBITDA, as adjusted
 margin.................     13.3%     10.9%     14.6%     12.1%     12.8%     12.5%     17.8%
Other Data:
Operating margin........     10.5%      8.2%     11.3%      8.4%      8.5%      8.1%     13.9%
Cash flows provided by
 operating activities...    47,665    34,260    66,503    57,211    63,456  $  5,986  $ 49,982
Cash flows used in
 investing activities...   (52,032)  (21,792)  (82,300)  (57,954)  (49,335)  (26,558)  (18,807)
Cash flows (used in)
 provided by financing
 activities.............     5,890   (14,640)   15,623     1,067   (12,502)   14,297   (32,330)
Capital expenditures....  $ 52,066  $ 21,890  $ 50,421  $ 58,296  $ 49,354  $ 26,583  $ 18,827
Total tons billed,
 excluding scrap (in
 thousands).............     1,438     1,497     1,563     1,625     1,614       823       886
Number of employees at
 end of period..........       932       925       923       945       976       970       964
Man hours per ton
 produced...............      1.44      1.42      1.30      1.30      1.29      1.31      1.16
Selected Ratios:
Ratio of earnings to
 fixed charges..........      6.2x      3.3x      6.4x      3.8x      3.1x       3.3      5.4x
Ratio of EBITDA, as
 adjusted to interest
 expense, net...........      9.9x      4.7x     10.0x      6.2x      5.1x      5.4x      7.3x
                                       As of December 31,                    As of June 30,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                             (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $ 12,365  $ 10,193  $ 10,019  $ 10,343  $ 11,962  $  4,069  $ 10,807
Property, plant and
 equipment, net.........   159,817   163,073   194,615   228,795   251,163   240,971   257,696
Total assets............   391,758   371,912   474,563   486,138   534,633   526,025   533,741
Total debt..............   192,860   194,050   213,500   241,900   243,700   264,582   220,000
Total stockholders'
 equity.................   129,105   136,229   173,068   176,506   191,299   181,107   205,488

                                  RISK FACTORS

      You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the Series B notes.

We may not be able to repurchase the Series B notes upon a change of control because of limitations imposed by our debt agreements and a potential lack of funds available to repurchase the notes.

      Upon a change of control event, each holder of the Series B notes will have the right to require us to repurchase their Series B notes at 101% of their principal amount, plus accrued interest. Our ability to repurchase the Series B notes upon a change of control event is limited by the terms of our debt agreements, including the new bank facility. For example, upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts we owe under our debt agreements, including our new bank facility and the indenture. We may not be able to repay amounts outstanding under our new bank facility or obtain necessary consents under the facility to repurchase these Series B notes. In addition, the source of funds for purchases like this would be our available cash or cash generated from other sources. However, we may not have enough available funds upon a change of control to make any required repurchases of tendered Series B notes. If we do not have sufficient funds, any requirement to offer to purchase any outstanding Series B notes may result in us having to refinance our outstanding indebtedness, and we may not be able to do on favorable terms or at all. See "Description of the Notes--Change of Control."

A liquid trading market for the notes may not develop and this could negatively affect the value of the Series B notes or make the Series B notes difficult to sell.

      There has been no public market for the Series A notes and we currently do not anticipate the development of an active public market for the Series B notes. We currently do not intend to apply for the listing of the Series B notes on any securities exchange or to seek approval for quotation through any automated quotation system. Merrill Lynch & Co., BancBoston Robertson Stephens Inc. and NationsBanc Montgomery Securities LLC, acting as the initial purchasers in the offering of the Series A notes, have advised us that each of them currently intends to make a market in the Series B notes but they are not obligated to do so. In addition, the initial purchasers may discontinue any market making activity they commence at any time without notice.

      The liquidity of any market for the Series B notes will depend upon the number of holders of the Series B notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Series B notes and other factors. Based on all these factors, a liquid trading market may not develop for the Series B notes, which may negatively affect their value and your ability to sell them.

We are substantially leveraged and may not be able to pay principal and interest on the Series B notes, thus lowering the value of the Series B notes.

      We now have and, after this exchange offer, will continue to have a significant amount of indebtedness, interest expense and principal repayment obligations under our new bank facility and the Series B notes. As of September 10, 1999, we had $150.0 million in senior unsecured notes and $50.0 million outstanding under a $130.0 million credit facility secured by a lien on our cash, accounts receivable, inventory and other assets.

      We anticipate current debt service for the year ending December 31, 1999 to be approximately $16.0 million. Subject to the limitations contained in our new bank facility and the indenture governing the Series B notes, we may incur additional indebtedness from time to time to finance capital expenditures or investments or for other purposes.

     Our high level of indebtedness could have important consequences to Series B note holders, such as:

    . making it more difficult for us to satisfy our obligations with respect to the Series B notes and our secured indebtedness;

    . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to fund debt service;

    . limiting our ability to obtain additional financing to fund our strategy, working capital, capital expenditures, debt service requirements or for other purposes;

    . limiting our ability to react to changing market conditions, changes in our industry and adverse economic conditions; and

    . increasing our vulnerability to interest rate increases because borrowings under our new bank facility are at variable interest rates.

     If our future operating performance is not as positive as we anticipate, or if we cannot refinance our indebtedness when necessary, we may not be able to pay principal and interest on the Series B notes and to satisfy our other debt obligations. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the Series B notes or to meet our other obligations, we will need to refinance our indebtedness, reduce or delay capital expenditures, obtain additional financing or sell assets. Our potential inability to do these things may cause us not to pay principal and interest on the Series B notes and may lower the value of the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

If our lenders accelerate our debt obligations, we may not have sufficient funds to make these accelerated payments and still have enough funds to continue to make payments on the Series B notes.

     Our new bank facility also contains a number of financial covenants that will require us to meet financial ratios and financial condition tests. Our ability to meet these covenants and requirements in the new bank facility and the indenture can be affected by events beyond our control. An event of default under the new bank facility or the occurrence of a change of control or an event of default under the indenture, if not cured or waived, could permit acceleration of the relevant debt and acceleration of debt and other obligations under other instruments. We may not have, or be able to obtain, sufficient funds to make these accelerated payments and still be able to make the required payments on the Series B notes. See "Description of the Notes-- Events of Default" and "Description of Other Indebtedness and Capital Stock."

If our secured lenders make a claim on our assets, we may not have enough assets remaining to fully satisfy any claims by the Series B note holders, whose notes will be unsecured.

     The Series B notes will not be secured by any of our assets. Our obligations under the new bank facility, however, are secured by a first priority security interest in cash, accounts receivable, inventory and other assets. If we become insolvent or are liquidated, or if payment under the new bank facility is accelerated, the lenders under the new bank facility would be entitled to exercise the remedies available to a secured lender. Accordingly, those lenders would have a claim on our cash, accounts receivable, inventory and general intangibles that would have priority over any claim for payment under the Series B notes. In any of these events, because the Series B notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the Series B notes could be satisfied or, if any assets remained, they might be insufficient to satisfy these claims fully. See "Description of Other Indebtedness and Capital Stock--Credit Facility."

Deadlocks among our board of directors may result in costly delays in making important business decisions that could put us at a competitive disadvantage.

      We are owned 50% by Kawasaki Steel Holdings (USA), Inc., a Delaware corporation and a subsidiary of Kawasaki Steel Corporation, a Japanese corporation, and 50% by Rio Doce Limited, a New York corporation and a subsidiary of Companhia Vale do Rio Doce, a Brazilian corporation. Our two stockholders entered into a Shareholders' Agreement dated June 27, 1995. The Shareholders' Agreement provides for a Consultative Council consisting of two members, one appointed by each of the stockholders. The Consultative Council decides on any matters submitted to it by both or either of the stockholders, and specifically resolves any deadlock among the directors. It is unclear whether the Consultative Council provisions are valid under Delaware corporation law. Because no stockholder holds a majority of our stock and the directors and members of the Consultative Council are elected by the stockholders in proportion to each of the stockholders' holdings, there is a possibility that a deadlock may occur on any issue voted on by the stockholders, board of directors and Consultative Council. If a deadlock were to occur and the Consultative Council could not resolve the issue, the last recourse is arbitration according to the Shareholders' Agreement. Arbitration can be costly and may result in delays in making important business decisions that could put us at a competitive disadvantage. See "Management--Shareholders' Agreement."

Because our two principal stockholders have the ability to elect the board of directors, they have the ability to influence the direction of our business to their advantage and to our possible disadvantage or to the disadvantage of our Series A and Series B note holders.

      The Shareholders' Agreement provides that our board of directors shall be comprised of five directors. Kawasaki Steel Holdings (USA), Inc. and Rio Doce Limited each have the right to appoint two directors and the fifth director shall be elected by the unanimous affirmative vote of the two stockholders. In addition, the stockholders shall jointly appoint a president, who shall appoint other officers designated by the board of directors. Because the two stockholders directly control the election of the directors, and indirectly control the appointment of officers, they may be able to influence the direction of our business to their advantage and to our possible disadvantage or to the disadvantage of our Series A and Series B note holders. In most cases, the actions the stockholders could take would cause us to be in violation of the covenants of our credit agreements. If we were in breach of those covenants and obligated to repay all of the indebtedness, we may not be able to repay these amounts.

We contract with our stockholders and affiliates of our stockholders for slab purchases and services and the loss of these relationships could affect our ability to obtain slab and services.

      We purchase slab from Companhia Siderurgica de Tubarao, a subsidiary of both Companhia Vale do Rio Doce and Kawasaki Steel Corporation. During 1998, we purchased $112,695,000 of slab from Companhia Siderurgica de Tubarao and $60,258,000 of slab from Kawasaki Steel Corporation. We also hold a 4% interest in Companhia Siderurgica de Tubarao. We charter vessels from Seamar Shipping Corporation, a subsidiary of Companhia Vale do Rio Doce, for the ocean transfer of slab to the Port of Los Angeles. During 1998, we incurred $11,825,000 in charter fees from Seamar Shipping Corporation for their services. We also contract with Rio Doce Pasha Terminal, a joint venture of Companhia Vale do Rio Doce, to unload our ocean cargo from ships in the Port of Los Angeles. During 1998, we incurred $16,732,000 for Rio Doce Pasha Terminal's services. The Shareholders' Agreement provides that we shall purchase slab from Companhia Siderurgica de Tubarao and contract with Seamar for chartering vessels. We entered into contracts with Seamar Shipping Corporation for 15 years ending in May 2000 and Rio Doce Pasha Terminal ending in December 2000. If we cannot use their services or our contracts are not renewed, we will have to find new service providers and enter into new agreements which could delay our ability to obtain slab and services.

Cyclicality in the steel industry exposes us to potential downturns which could adversely affect our business.

      The steel industry is highly cyclical and is affected by general economic conditions. The domestic steel industry has been adversely affected in recent years by high levels of steel imports, especially from Japan, worldwide production overcapacity, increased domestic and international competition and other factors. We are also subject to other trends and conditions, for example, the presence or absence of sustained economic growth and currency exchange rates. We are particularly sensitive to trends in the construction, agriculture, oil and gas and gas transmission industries, because these industries are significant markets for our steel products. If there were a downturn in one or more of these industries however, our sales volume may be adversely affected.

Intense competition in the steel industry with larger competitors who may have greater resources than us, foreign competitors and new types of competitors in the industry may lower steel prices on some of our products and therefore, our income if steel slab costs do not decrease as well.

      Competition within our industry is intense. We compete with domestic and foreign steel producers on the basis of customer service, product quality and price. Some of our competitors are larger and may have substantially greater capital resources, more modern technology and lower labor and raw material costs than us. The highly competitive nature of our industry, combined with excess production capacity in some products, may in the future exert downward pressure on prices for some of our products.

      Foreign competition historically, and especially in 1998, has adversely affected product prices in the United States and tonnage sold by domestic producers. Fluctuations in the value of the U.S. dollar against several other currencies substantially affect the intensity of foreign competition. Foreign governments control or subsidize many foreign steel producers. Decisions by these producers concerning production and exports may be influenced, in part, by political and social policy considerations as well as by prevailing market conditions and profit opportunities. Moreover, existing trade laws and regulations may be inadequate to prevent unfair trade practices concerning these imports that could pose increasing problems for us and the rest of the domestic steel industry.

      In addition, over the past 10 years, mini-mills have been transforming the competitive environment of the U.S. steel industry. Mini-mills are generally smaller volume steel producers that use ferrous scrap metal as their basic raw material and serve regional markets. While no mini-mills in our market currently produce significant amounts of flat rolled products, at least one mini-mill has expressed an intention to construct facilities in the western United States to produce hot rolled coil and sheet that might compete with products we manufacture. Manufacturing techniques have allowed mini-mills to produce types of sheet products that have traditionally been supplied by us or integrated producers. We also face increasing competition from producers of materials such as aluminum, composites, plastics and concrete that compete with steel in many markets. Furthermore, we compete with steel service and processing centers. Steel service and processing centers, who are also our customers, resell steel products, including our products, to end-users. The entry of these new competitors into the steel industry could cause detrimental pressure on steel prices. See "Business--Competition."

Because we have entered into purchase contracts at predetermined prices for approximately 90% of our estimated 1999 slab procurement needs, our 1999 operating margin could be adversely affected if flat rolled steel prices significantly decline.

      We purchase our principal inventory from a number of primarily foreign producers. According to the terms of the Shareholders' Agreement, we have agreed to make purchases of some slab and shipping services from related parties. For example, during 1999, Companhia Siderurgica de Tubarao, a Brazilian company in which we own a 4% interest, will supply us with approximately 40% of our slab. We also currently expect to purchase approximately 7% of our 1999 supply from Companhia Siderurgica National, a stockholder of Companhia Vale do Rio Doce, which is a party that is also related to us. Broken Hill Proprietary Company

Ltd., an Australian company, will supply us with approximately 20% of our slab. Companhia Siderurgica de Tubarao supplied us with 30%, 44% and 37% of our total annual slab supply in 1996, 1997 and 1998. BHP supplied us with 15%, 9% and 27% of our total annual slab supply in 1996, 1997 and 1998.

      Because we have already purchased the majority of our steel slab requirements for 1999 at agreed upon prices, a decrease in the prices of flat rolled steel products from the time we entered into these contracts could also adversely affect our 1999 operating margin. See "Business--Semi-Finished Steel Slab and Suppliers."

Our profitability could be adversely affected by interruptions in supply and our potential inability to pass on any increases in raw material costs to our customers.

      Any interruption or reduction in the supply of slab from our suppliers and especially our affiliated suppliers may make it difficult or impossible for us to satisfy our customers' delivery requirements. This could have a material adverse effect on our profitability. Our profitability could be further adversely affected to the extent we are unable to pass on costs of any supply interruptions to our customers. Customers may purchase products from others if our prices increase due to supply interruptions. See "--We contract our stockholders and affiliates of our stockholders for slab purchases and services and the loss of these relationships could affect our ability to obtain slab and other services."

The cost of complying with environmental laws and agreements regarding environmental remediation and indemnification, to which we are a party, could exceed our estimates and have an adverse effect on our financial condition.

      We are subject to various federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharges and solid and hazardous waste disposal. We own property and conduct or have conducted operations at properties that are contaminated with hazardous materials and will require investigation and remediation under federal, state or local environmental laws and regulations. Expenditures on environmental matters, including expenditures on pollution control equipment and remediation activities, totaled approximately $2.9 million in 1996, $3.2 million in 1997 and $2.3 million in 1998. We plan to spend approximately $3.7 million in 1999, with the largest component representing investigation and remediation activities at our Fontana site.

      We currently expect to propose a remedial action plan regarding potential soil contamination at our facility to the Department of Toxic Substances Control of the California Environmental Protection Agency under an Expedited Remedial Action Voluntary Enforceable Agreement in the spring of 2000. We estimate remedial costs could range from $5.2 to $11.0 million. The current estimate is an approximation based on incomplete information. These costs could be significantly higher if substantial soil excavation is required or if the agency requires any groundwater investigation or remediation. We expect we will incur these costs over a period of 5 to 10 years. Our actual future expenditures for response actions regarding environmental conditions existing at our properties and other similar matters cannot be conclusively determined at this time. If these expenditures are larger than we expect, they could have a material adverse effect on our net income.

      We entered into a Groundwater Indemnity Agreement in 1995 with Kaiser Ventures, Inc. that resolved issues concerning potential responsibility for remediation of any groundwater contamination if required at a later time. Under the Groundwater Indemnity Agreement, we agreed to indemnify Kaiser against claims for any groundwater contamination that originated from our Fontana site with limited exceptions. Kaiser, in turn, agreed to indemnify us against claims for groundwater contamination that originated from the portions of the former Kaiser Steel property that was not purchased by us and claims for limited types of groundwater contamination attributable to former Kaiser operations originating from our Fontana site. There are no claims pending under the indemnity. However, it is possible that a claim for indemnity could arise in the future and that the claim could be large. If we must indemnify a party for a large claim, this could have an adverse effect on our net income.

      Federal and state environmental laws impose cleanup liability on generators of hazardous waste and other hazardous substances shipped off-site for disposal regardless of fault or the legality of the disposal activities. We generate substantial amounts of hazardous waste and other hazardous substances in connection with our operations, and dispose of such waste and substances at a variety of off-site treatment and disposal facilities that we do not own or otherwise operate. We have been named as a potentially responsible party at one off-site disposal facility where the alleged liability to us is less than $100,000, and we are unaware of any other threatened claim in that regard. However, given the amounts of hazardous waste we continuously generate and dispose of, it is possible that we could be named as a potentially responsible party in another action in the future where the alleged liability could be much larger. If so, our costs could increase.

      Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. It is likely that we will be subject to increasingly stringent environmental requirements in the future and we may be required to make additional environmental expenditures. The expenditures could be material. In addition, we may be subject to legal proceedings brought by private parties or governmental agencies with respect to environmental matters. Expenditures or proceedings of the nature described above, or other expenditures or liabilities resulting from regulated substances located on our property or used or generated in the conduct of our business, could increase our costs and decrease net income. See "Business--Environmental Matters."

Because we are dependent on the Western U.S. and Southern California markets for our customer base, a recession in these markets could adversely affect our financial condition.

      Approximately 93% of our tons billed during 1998 were made to customers in the 11 states in the western United States: California, Oregon, Washington, Nevada, Arizona, Utah, Idaho, New Mexico, Colorado, Wyoming and Montana. In addition, approximately 71% of our tons billed are to customers in California. The lack of geographic diversity in our customer base exposes us to the negative effects of recessions in these markets. If these markets experience economic downturns, customers may not purchase as many of our products which would cause our revenues to decrease. See "Business--Marketing and Customer Service."

Our financial condition and the value of the Series B notes, could be negatively affected by uninsured earthquake risks.

      All of our operations are located in Fontana, California. Although we maintain insurance coverage considered to be customary for our business and location, we are not insured against earthquake risk. A significant loss that is not covered by insurance could have a material adverse effect on our financial condition and, therefore, the value of the Series B notes.

Possible disruptions in our business resulting from the potential failure of our computer systems to recognize the year 2000 could affect our ability to pay principal and interest on the Series B notes and harm the value of the notes.

      We are highly dependent on our computer software programs and operating systems in operating our business. We also depend on the proper functioning of computer systems of third parties, including vendors and clients. The failure of any of these systems to interpret appropriately the upcoming calendar year 2000 could have a material adverse effect on our financial condition, results of operations, cash flow and business prospects. We are in the process of identifying our own applications that will not be year 2000 compliant and are taking steps to determine whether third parties are doing the same. Our inability to remedy our own year 2000 problems or the failure of third parties to do so could cause business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. Our year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about California Steel Industries, Inc., including, among other things:

     .  our anticipated business strategies;

     .  anticipated trends in our businesses and the steel industry;

     .  our ability to continue to control costs and maintain quality; and

     .  future expenditures for capital projects.

      In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

      The exchange offer is designed to provide holders of Series A notes with an opportunity to acquire Series B notes. Unlike the Series A notes, the Series B notes will be freely tradable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws, provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Series B notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in a distribution of the Series B notes. The outstanding Series A notes in the aggregate principal amount of $150.0 million were originally issued and sold on April 6, 1999 to refinance existing indebtedness. The sale of the Series A notes to the initial purchasers was not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Series A notes to investors was not registered under the Securities Act in reliance upon the exemption provided by Rule 144A of the Securities Act. The Series A notes may not be reoffered, resold or transferred other than according to a registration statement filed under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. According to Rule 144, Series A notes may generally be resold:

    . commencing one year after their original issue date, in an amount up to, for any three-month period, the greater of 1% of the Series A notes then outstanding or the average weekly trading volume of the Series A notes during the four calendar weeks immediately preceding the filing of the required notice of sale with the commission; or

    . commencing two years after the original issue date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding 90 days, our affiliate.

The Series A notes are eligible for trading in the PORTAL market, and may be resold to some qualified institutional buyers according to Rule 144A. Other exemptions may also be available under other provisions of the federal securities laws for the resale of the Series A notes.

      In connection with the original issuance and sale of the Series A notes, we entered into a registration rights agreement in which we agreed to file with the commission a registration statement covering the exchange of the Series B notes for the Series A notes. The registration rights agreement provides that:

    . we will file a registration statement with the commission on or prior to 90 days after the issue date of the Series A notes,

    . we will use our best efforts to have the registration statement declared effective by the commission on or prior to 180 days after the issue date of the Series A notes,

    . we will commence the exchange offer on or prior to 210 business days after the issue date of the Series A notes, and

    . if obligated to file a shelf registration statement covering the Series B notes, we will use our best efforts to file the shelf registration statement with the commission prior to the later of 270 days after the issue date of the Series A notes or 60 days after the filing obligation arises and use our best efforts to cause the shelf registration statement to be declared effective by the commission on or prior to 150 days after the obligation arises.

      We will pay liquidated damages to each holder of transfer restricted securities, as described below, if any of the following occurs:

    . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing,

    . the commission does not declare any of the registration statements on or prior to the date specified for effectiveness, subject to limited exceptions,

    . we fail to consummate this exchange offer within 30 days after the date on which the registration statement covering the exchange of notes for Series A notes is declared effective, or

    . any registration statement filed by us according to the terms of the registration rights agreement is declared effective but after it becomes effective, subject to limited exceptions, it ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement.

      We will pay liquidated damages to each holder of transfer restricted securities, with respect to the first 90-day period, or portion of the 90-day period, immediately following the occurrence of a default in an amount equal to
 .25% per year of the principal amount of the Series A notes. The amount we pay to the holders of Series A notes will increase by an additional .25% per year of the principal amount of the Series A notes with respect to each subsequent 90-day period, or portion of each subsequent 90-day period, until all defaults have been cured up to a maximum amount of 1.0%. Following the cure of a particular default, the accrual of additional interest will cease with respect to a default. "Transfer restricted securities" means each Series A note until:

    . the date on which the Series A note has been exchanged by a person other than a broker-dealer for a Series B note in the exchange offer,

    . following the exchange by a broker-dealer in the offering of a Series B note for a Series A note, the date on which the Series B note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale, a copy of this prospectus,

    . the date on which the Series A note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement,

    . the date on which the Series A note is distributed to the public according to Rule 144(k) under the Securities Act,

    . the Series A note shall have been transferred by the holder and we shall have delivered a new note that does not bear a legend restricting further transfer of the note and the subsequent disposition of the note shall not require registration or qualification under the Securities Act or any similar state law then in force, or

    .  the Series A note ceases to be outstanding.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will exchange $1,000 principal amount of Series B notes for each $1,000 principal amount of our outstanding Series A notes. Series B notes will be issued only in integral multiplies of $1,000 to each tendering holder of Series A notes whose Series A notes are accepted in this exchange offer.

      The Series B notes will bear interest from and including the original issue date of the Series A notes. Accordingly, if you receive Series B notes in exchange for Series A notes, you will forego accrued but unpaid interest on your exchanged Series A notes for the period from and including the issue date of the Series A notes to the date of their exchange for Series B notes, but will be entitled to this interest under the Series B notes.

      As of      1999, $150.0 million aggregate principal amount of Series A notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Series A notes as of that date. You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to your exchange of Series A notes in this exchange offer. We will pay all charges and expenses, other than specific transfer taxes that may be imposed, in connection with this exchange offer. See "--Payment of Expenses" below.

      As a holders of Series A notes, you do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with this exchange offer.

Expiration Date; Extensions; Termination

      This exchange offer will expire at 5:00 P.M., New York City time, on
        , 1999 subject to our extension by notice to State Street Bank and Trust Company of California, N.A., the exchange agent. We reserve the right to extend this exchange offer until 90 days after the effective date of the registration statement in our discretion, in which event the expiration date shall be the time and date that this exchange offer as so extended shall expire. We shall notify the exchange agent of any extension by oral or written notice and shall mail to you an announcement of any extension, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right to extend or terminate this exchange offer and not accept for exchange any Series A notes if any of the events set forth below under "--Conditions to the Exchange Offer" occur and are not waived by us, by giving oral or written notice of the delay or termination to the exchange agent. See "--Conditions to the Exchange Offer." The rights we reserve in this paragraph are in addition to our rights set forth below under the caption "-- Conditions to the Exchange Offer." If we do waive the conditions set forth under "--Conditions to the Exchange Offer" we will notify our Series A and Series B note holders in writing of the waiver and keep the exchange offer open for five business days from the date we notify the note holders of the waiver.

Procedures for Tendering

      Your tender of Series A notes according to one of the procedures set forth below and our acceptance will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      Except as set forth below, if you wish to tender your Series A notes for exchange according to this exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date. In addition, either:

    . certificates for the Series A notes must be received by the exchange agent along with the letter of transmittal; or

    . a timely confirmation of a book-entry transfer of the Series A notes, if this procedure is available, into the exchange agent's account at the Depository Trust Company or DTC according to the procedure of book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

    . you must comply with the guaranteed delivery procedures described below. Letters of transmittal and Series A notes should not be sent to us. We are not asking you for a proxy and you are requested not to send us a proxy.

      Signatures on a letter of transmittal must be guaranteed unless the Series A notes tendered according to the letter of transmittal are tendered

    . by a registered holder of Series A notes who has not completed the box entitled "Special Issuance and Delivery Instructions" on the letter of transmittal, or

    . for the account of any firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States, sometimes referred to as an eligible institution.

In the event that signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by an eligible institution.

      Your method of delivery of Series A notes and other documents to the exchange agent is at your election and risk, but if delivery is by mail, we suggest that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent before the expiration date.

      If the letter of transmittal is signed by a person other than a registered holder of any Series A note tendered with the letter of transmittal, the Series A note must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the Series A note.

      If the letter of transmittal or any Series A notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, you must submit proper evidence satisfactory of their authority to so act.

      We will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered Series A notes. This determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular Series A notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within the time that we determine. Neither the exchange agent nor we are under any duty to give notification of defects in tenders or shall incur liabilities for failure to give this notification. Tenders of Series A notes will not be deemed to have been made until these irregularities have been cured or waived. Any Series A notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      Our acceptance for exchange of Series A notes tendered according to this exchange offer will constitute a binding agreement between the tendering person and us upon the terms and subject to the conditions of this exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the Series A notes at DTC for purposes of this exchange offer within two business days after the date of effectiveness of this registration statement of which this prospectus forms a part, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Series A notes by causing DTC to transfer the Series A notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Series A notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you wish to tender your Series A notes and your Series A notes are not immediately available or you cannot deliver your Series A notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may effect a tender if:

    .  your tender is made through an eligible institution;

    . prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by fax, mail or hand delivery setting forth (1) your name and address, (2) the certificate number or numbers of your tendered Series A notes and (3) the principal amount of your Series A notes tendered, (4) stating that the tender is being made through the delivery and (5) guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or fax of the letter of transmittal together with the certificate(s) representing the Series A notes, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent within five New York Stock Exchange trading days after the expiration date; and

    . the properly completed and executed letter of transmittal or fax of letter of transmittal, as well as the certificate(s) representing all your tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

      Upon request of the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your Series A notes according to the guaranteed delivery procedures set forth above.

Conditions to the Exchange Offer

      Regardless of any other provisions of this exchange offer, or any extension of this exchange offer, we will not be required to issue Series B notes in respect of any properly tendered Series A notes not previously accepted, and may terminate this exchange offer by oral or written notice to the exchange agent and the holders, or at our option, modify or otherwise amend this exchange offer, if any material change occurs that is likely to affect this exchange offer, including, but not limited to, the following:

    . there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging this exchange offer or otherwise directly or indirectly relating to this exchange offer or otherwise affecting us;

    . there shall occur any development in any pending action or proceeding that, in our sole judgment, would or might have an adverse effect on our business, prohibit, restrict or delay consummation of this exchange offer, or impair the contemplated benefits of this exchange offer;

    . any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority that, in our sole judgment, would or might have an adverse effect on our business, prohibit, restrict or delay consummation of this offer, or impair the contemplated benefits of this exchange offer; or

    . there exists, in our sole judgment, any actual or threatened legal impediment including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound to the consummation of the transactions contemplated by this exchange offer.

      We expressly reserve the right to terminate this exchange offer and not accept for exchange any Series A notes upon the occurrence of any of the foregoing conditions. In addition, we may amend this exchange offer at any time prior to 5:00 P.M., New York City time, on the expiration date if any of the conditions set forth above occur. Moreover, regardless of whether any of these conditions has occurred, we may amend the exchange offer in any manner that, in our good faith judgment, is advantageous to you.

      The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties. However, if we waive any of the foregoing conditions, we will notify the holders of our Series A and B notes of the waiver in writing and we will keep the exchange offer open for five business days from the date we notify the holders of the waiver.

Acceptance of Series A Notes for Exchange; Delivery of Series B Notes

      Upon the terms and subject to the conditions of this exchange offer, we will accept all Series A notes validly tendered prior to 5:00 P.M., New York City time, on the expiration date. We will deliver Series B notes in exchange for Series A notes promptly following the expiration date.

      For purposes of this exchange offer, we shall be deemed to have accepted validly tendered Series A notes when, as and if we have given oral or written notice of the exchange to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series A notes. Under no circumstances will interest be paid by us or the exchange agent by reason of any delay in making this payment or delivery.

      If any tendered Series A notes are not accepted for exchange because of an invalid tender, the occurrence of specific other events set forth herein or otherwise, these unaccepted Series A notes will be returned, at our expense, to you as promptly as practicable after the expiration or termination of this exchange offer.

Withdrawal Rights

      Your tenders of Series A notes may be withdrawn at any time prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "--Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Series A notes to be withdrawn, identify the Series A notes to be withdrawn, including the principal amount of these Series A notes, and, where certificates for Series A notes have been transmitted, specify the name in which these Series A notes are registered, if different from that of the withdrawing holder. If certificates for Series A notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If Series A notes have been tendered according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Series A notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices. Our determination shall be final and binding on all parties.

      Any Series A notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any Series A notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of the notes without cost to the holder, or, in the case of Series A notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described above, the Series A notes will be credited to an account maintained with DTC for the Series A notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Material Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax consequences of this exchange offer. This discussion is not binding on the Internal Revenue Service or the courts, and we cannot assure you that the IRS will not take, and that a court would not sustain, a position contrary to that described below. Moreover, the following discussion is for general information only and does not constitute comprehensive tax advice to any particular holder of Series A notes. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law. These changes could have retroactive effect. You should consult your own tax adviser as to these and any other federal income tax consequences of this offer as well as any tax consequences to it under foreign, state, local or other law.

      Exchanges of Series A notes for Series B notes according to this exchange offer should be treated as a modification of the Series A notes that does not constitute a material change in their terms, and we intend to treat the exchanges in that manner. Under that approach, a Series B note is treated as a continuation of the corresponding Series A note. An exchanging holder's holding period for a Series B note would include the holder's holding period for the Series A note. The holder would not recognize any gain or loss, and the holder's basis in the Series B note would be the same as the holder's basis in the Series A note. This exchange offer will result in no federal income tax consequences to a non-exchanging holder. See "Material Federal Income Tax Considerations of the Exchange Offer."

Exchange Agent

      State Street Bank and Trust Company of California, N.A. has been appointed as exchange agent for this exchange offer. All correspondence in connection with this exchange offer and the letter of transmittal should be addressed to the exchange agent as follows:

            State Street Bank and Trust Company of California, N.A.

    By Registered or
     Certified Mail:
                            Facsimile Transmission
                                    Number:
                                                          By Hand/Overnight
                                                              Delivery:

   State Street Bank &     Attention: Kellie Mullen      State Street Bank &
          Trust                                                 Trust
 Company of California,         Corporate Trust        Company of California,
          N.A.                    Department                    N.A.
 2 Avenue de La Fayette         (617) 662-1452         2 Avenue de La Fayette
     Corporate Trust                                       Corporate Trust
       Department,                                           Department,
        5th Floor                                             5th Floor
  Boston, Massachusetts                                 Boston, Massachusetts
          02111                                                 02111
Attention: Kellie Mullen                              Attention: Kellie Mullen

      You may request additional copies of this prospectus or the letter of transmittal from the exchange agent or us.

Payment of Expenses

      We have not retained any dealer-manager or similar agent in connection with this exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of this exchange offer. We, however, will pay reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection with the solicitation of acceptances. We will also pay the cash expenses to be incurred in connection with this exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

      The Series B notes will be recorded at the same carrying value as the Series A notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Our expenses of this exchange offer will be capitalized for accounting purposes.

Resales of Notes

      For resales of Series B notes, based on interpretive letters issued by the staff of the commission to third parties, we believe that a holder of Series B notes who exchanges Series A notes for Series B notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the Series B notes, will be allowed to resell the Series B notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B notes a prospectus that satisfies the requirements of the Securities Act, except for:

    . a broker-dealer who purchases Series B notes directly from us to resell according to Rule 144A or any other available exemption under the Securities Act, or

    . a person who is our affiliate within the meaning of Rule 405 under the Securities Act.

      However, a broker-dealer who holds Series A notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act. If any other holder is deemed to be an underwriter within the meaning of the Securities Act or acquires Series B notes in this exchange offer for the purpose of distributing or participating in a distribution of the Series B notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. We have agreed that for a period of 180 days from the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resale.

      We have not requested or obtained an interpretive letter from the commission staff with respect to this exchange offer. Neither the holders of Series A notes nor we are entitled to rely on interpretive advice provided by the staff to other persons. The advice was based on the facts and conditions represented in these letters. However, this exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in these letters. If any holder of Series A notes has any arrangement or understanding with respect to the distribution of the Series B notes to be acquired in this exchange offer, the holder:

    . could not rely on the applicable interpretations of the staff of the commission; and

    . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      In addition, each broker-dealer that receives Series B notes for its own accounts in exchange for the Series A notes, where the Series A notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. See "Plan of Distribution." By delivering the letter of transmittal, you will represent and warrant to us that you are acquiring the Series B notes in the ordinary course of your business and that your are not engaged in, and do not intend to engage in, a distribution of the Series B notes. If you are using this exchange offer to participate in a distribution of the Series B notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you do not exchange your Series A notes according to this exchange offer, you will continue to hold Series A notes that are subject to restrictions on transfer.

      It is expected that the Series B notes will be freely transferable by their holders, subject to the limitations described in the immediately preceding paragraph. Sales of Series B notes acquired in this exchange offer by holders who are our affiliates within the meaning of the Securities Act will be subject to specific limitations on resale under Rule 144 of the Securities Act. These persons will only be entitled to sell Series B notes in compliance with the volume limitations set forth in Rule 144, and sales of Series B notes by affiliates will be subject to Rule 144 requirements as to the manner of sale, notice and the availability of our current public information. The foregoing is a summary only of Rule 144 as it may apply to our affiliates. If you are an affiliate, you must consult your own legal counsel for advice as to any restrictions that might apply to the resale of your Series B notes.

      The Series B notes otherwise will be substantially identical in all material respects, including interest rate, maturity, security and restrictive covenants, to the Series A notes for which they may be exchanged according to this exchange offer.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 1999. You should read this table in conjunction with the financial statements, including the notes accompanying them, included elsewhere in this prospectus.

                                                                        As of
                                                                       June 30,
                                                                         1999
                                                                      ----------
                                                                       (dollars
                                                                          in
                                                                      thousands)
Long-term debt
  Credit facility....................................................  $ 70,000
  8 1/2% Series A senior notes due 2009..............................   150,000
                                                                       --------
    Total long-term debt.............................................   220,000
                                                                       --------
Stockholders' equity:
  Class A preferred stock, $10,000 par value per share;
   Authorized 1,000 shares; none issued..............................        --
  Class B preferred stock, $10,000 par value per share;
   Authorized 2,000 shares; none issued..............................        --
  Class C preferred stock, $10,000 par value per share;
   Authorized 3,000 shares; issued and outstanding 3,000 shares......    30,000
  Common stock, no par value. Authorized 2,000 shares; issued
   and outstanding 1,000 shares......................................    10,000
  Retained earnings..................................................   165,488
                                                                       --------
    Total stockholders' equity.......................................   205,488
                                                                       --------
      Total capitalization...........................................  $425,488
                                                                       ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial information presented below as of and for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from our audited consolidated financial statements. Except for the fiscal years ended December 31, 1994 and 1995, these statements are contained elsewhere in this prospectus. The financial data as of and for the six months ended June 30, 1998 and 1999 are derived from our unaudited consolidated financial statements. In Management's opinion, these statements reflect all adjustments, consisting principally of normal, recurring amounts, necessary for the fair statement of financial position and results of operations for the periods presented and are not necessarily indicative of the results of any other interim period or for the full fiscal year. The selected consolidated financial data for the six months ended June 30, 1999 are derived from our unaudited consolidated financial statements that are contained elsewhere in this prospectus.The following selected consolidated financial information is qualified by reference to, and should be read in conjunction with the historical consolidated financial statements, including notes accompanying them and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found elsewhere in this prospectus.

                                                                            Six Months Ended
                                    Year Ended December 31,                      June 30,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                              (dollars in thousands)
Income Statement Data:
Net sales...............  $637,529  $707,641  $694,444  $722,458  $673,439  $356,734  $331,258
Cost of sales, net of
 LIFO reserve...........   543,293   623,874   589,531   634,804   587,859   313,363   270,213
Gross profit............    94,236    83,767   104,913    87,654    85,580    43,371    61,045
Selling, general and
 administrative
 expenses...............    27,454    25,593    26,215    27,088    28,626    14,592    15,083
Income from operations..    66,782    58,174    78,698    60,566    56,954    28,779    45,962
Interest expense, net...    (8,566)  (16,332)  (10,145)  (13,977)  (16,954)   (8,345)    8,086
Income before income
 taxes..................    56,648    39,059    69,866    47,671    42,570    22,029    38,677
Net income..............    33,361    22,954    40,666    30,771    29,095    12,986    22,819
EBITDA, as adjusted
 Data(1):
Income before income
 taxes..................  $ 56,648  $ 38,057  $ 69,866  $ 48,671  $ 42,570  $ 22,029  $ 38,677
Interest expense........     8,566    16,333    10,145    13,977    16,954     8,345     8,086
Excluding gain/loss of
 fixed assets...........     2,609     2,916     2,518     1,054       308       282       (11)
Depreciation and
 amortization...........    16,867    18,623    18,844    24,374    26,659    14,101    12,285
                          --------  --------  --------  --------  --------  --------  --------
EBITDA, as adjusted.....  $ 84,690  $ 76,930  $101,373  $ 87,076  $ 86,491  $ 44,757  $ 59,037
                          --------  --------  --------  --------  --------  --------  --------
EBITDA, as adjusted
 margin.................     13.3%     10.9%     14.6%     12.1%     12.8%     12.5%     17.8%

Other Data:
Operating margin........     10.5%      8.2%     11.3%      8.4%      8.5%      8.1%     13.9%
Cash flows provided by
 operating activities...    47,665    34,260    66,503    57,211    63,456  $  5,986  $ 49,982
Cash flows used in
 investing activities...   (52,032)  (21,792)  (82,300)  (57,954)  (49,335)  (26,558)  (18,807)
Cash flows (used in)
 provided by financing
 activities.............     5,890   (14,640)   15,623     1,067   (12,502)   14,297   (32,330)
Capital expenditures....  $ 52,066  $ 21,890  $ 50,421  $ 58,296  $ 49,354  $ 26,583  $ 18,827
Total tons billed,
 excluding scrap (in
 thousands).............     1,438     1,497     1,563     1,625     1,614       823       886
Number of employees at
 end of period..........       932       925       923       945       976       970       964
Man hours per ton
 produced...............      1.44      1.42      1.30      1.30      1.29      1.31      1.16
Selected Ratios:
Ratio of earnings to
 fixed charges(2).......      6.2x      3.3x      6.4x      3.8x      3.1x      3.3x      5.4x
Ratio of EBITDA, as
 adjusted to interest
 expense, net...........      9.9x      4.7x     10.0x      6.2x      5.1x      5.4x      7.3x

                                      As of December 31,               As of  June 30,
                         -------------------------------------------- -----------------
                           1994     1995     1996     1997     1998     1998     1999
                         -------- -------- -------- -------- -------- -------- --------
                                            (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $ 12,365 $ 10,193 $ 10,019 $ 10,343 $ 11,962 $  4,069 $ 10,807
Property, plant and
 equipment, net.........  159,817  163,073  194,615  228,795  251,163  240,971  257,696
Total assets............  391,758  371,912  474,563  486,138  534,633  526,025  533,741
Total debt..............  192,860  194,050  213,500  241,900  243,700  264,582  220,000
Total stockholders'
 equity.................  129,105  136,229  173,068  176,506  191,299  181,107  205,488

--------

(1) EBITDA, as adjusted represents income before income taxes, gain/loss on sale of fixed assets, plus net interest expense, depreciation and amortization. EBITDA, as adjusted is not intended to represent cash flows from operations cash flows from investing or cash flows from financing activities as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow or a measure of liquidity or as an alternative to net earnings as indicative of operating performance. EBITDA, as adjusted is included because we believe that investors find it a useful tool for measuring our ability to service our debt. EBITDA, as adjusted is not necessarily comparable to similarly titled measures reported by other companies.

(2) For the purpose of determining the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges and amortization of capitalized interest, minus capitalized interest. Fixed charges consist of interest expensed and capitalized, an estimate of the interest within rental expense.

              DESCRIPTION OF OTHER INDEBTEDNESS AND CAPITAL STOCK

      The material terms of our indebtedness and our capital stock are summarized below.

Credit Facility

      As of March 10, 1999, we entered into a new bank facility with a syndicate of financial institutions led by BankBoston, N.A. as loan and collateral agent, Bank of America National Trust and Savings Association, as letter of credit agent and documentation agent, and BancBoston Robertson Stephens Inc. and NationsBanc Montgomery Securities LLC, as arrangers. The following description summarizes the principal terms of our new bank facility and is qualified by reference to the terms of our new bank facility.

      Our new bank facility provides for a revolving credit facility with an aggregate principal amount of up to $130.0 million including a $25.0 million sublimit for letters of credit, subject in all respects to a borrowing base coverage requirement. We drew a substantial portion of the advances available under our new bank facility on the closing date to repay an existing credit facility provided by a syndicate of financial institutions led by The Dai-Ichi Kangyo Bank, Limited, Los Angeles Agency. Our new bank facility has a term of five years. Subject to the satisfaction of customary conditions and a borrowing base, advances under our new bank facility may be made at any time prior to the new bank facility termination date and may be used for working capital, capital expenditures and other lawful corporate purposes.

      At our election, amounts advanced under the new bank facility bear interest at the base rate or the eurodollar rate, plus the applicable margin. The base rate is equal to the highest of the rate of interest announced publicly by BankBoston from time to time as BankBoston's prime rate and the federal funds rate plus .500%, in each case as in effect from time to time. The eurodollar rate is the applicable reserve-adjusted rate for eurodollar deposits in the interbank eurodollar market. Until the first adjustment date, as defined in the new bank facility, after the earlier of the quarter in which we achieve a fixed charge coverage ratio in excess of 1:10 to 1:00 and the last day of the fiscal quarter following the closing of this offering, the applicable margin with respect to the eurodollar rate is 0.875%. After that time, the applicable margin in effect from time to time will range from 0.700% to 1.00%, based on our leverage ratio, as defined in the new bank facility. Interest payments on advances that bear interest based upon the base rate are due monthly in arrears and on the new bank facility termination date, and interest payments on advances that bear interest based upon the Eurodollar rate are due on the last day of each relevant interest period and on the new bank facility termination date.

      We pay a commitment fee calculated at a rate equal to the applicable margin based upon the average daily undrawn portion of the commitments in respect of our new bank facility, commencing on March 10, 1999, payable quarterly in arrears. Until the first adjustment date described above, the applicable margin with respect to the commitment fee will be 0.200%. After that time, the applicable margin in effect from time to time will range from 0.150% to 0.200%, based upon the leverage ratio, provided, that the applicable margin with respect to the commitment fee will increase to .500% if, for more than three consecutive months, less than: (1) $50.0 million on average is utilized under the new bank facility, if the average total commitment during this period is more than $100.0 million, or (2) $40.0 million on average is utilized under the new bank facility, if the average total commitment during this period is $100.0 million or less.

      Our new bank facility is secured by a first priority security interest in our cash, accounts receivable, inventory and other assets.

      Our new bank facility contains customary representations and warranties. Additionally, our new bank facility contains extensive affirmative and negative covenants, including among others covenants relating to net worth, interest charge coverage and fixed charge coverage and limits on, among other things, our ability to:

    .  incur indebtedness;

    .  make capital expenditures;

    .  create liens;

    .  engage in mergers and consolidations;

    .  dispose of assets;

    .  enter into sale and leaseback transactions;

    .  make investments and acquisitions;

    .  engage in transactions with affiliates; or

    . make dividends or other restricted payments in excess of 50% of our consolidated net income for the most recent two fiscal quarters and preferred dividends not to exceed $3.0 million per year.

Our new bank facility contains customary events of default, including upon a change in control.

      The actual amount of our senior debt outstanding as of September 10, 1999 was $50.0 million under our new bank facility and $150.0 million under the indenture. As of September 10, 1999, the maximum amount of additional indebtedness we could incur under the most restrictive applicable covenants of our new bank facility and the indenture was $42.8 million, consisting of approximately $57.8 million in excess availability under the credit facility and an additional $5.0 million for other indebtedness.

Preferred Stock

      We are authorized to issue up to:

    . 1,000 shares of our Class A preferred stock, $10,000 par value per share,

    . 2,000 shares of our Class B preferred stock, $10,000 par value per share, and

    . 3,000 shares of our Class C preferred stock, $10,000 par value per share.

      As of June 30, 1999, no shares of Class A preferred stock or Class B preferred stock were issued or outstanding and 3,000 shares of the Class C preferred stock have been issued and are outstanding. The issuance of shares of preferred stock under some circumstances could have the affect of delaying or preventing a change of control of our company or any corporate action. None of the Class A, Class B or Class C preferred stock has priority over the other with respect to the portion of dividends in which the classes have priority to the common stock. Under the Shareholders' Agreement, the parties agreed that the board of directors may redeem the Class A, Class B or Class C preferred stock into any other class of stock without further stockholder approval. None of the classes of preferred stock has any voting rights.

    Class A preferred stock

      Our Class A preferred stock, of which no shares are outstanding, has priority over the common stock in the distribution of dividends and is entitled to a dividend equivalent to 5% of the par value of the Class A preferred stock per year, on a cumulative basis, and is then entitled to participate in the distribution of dividends at the same rate and upon the same conditions as the common stock.

    Class B preferred stock

      Our Class B preferred stock, of which no shares are outstanding, has priority over the common stock in the distribution of dividends and is entitled to a fixed dividend equivalent to 10% of the par value of the Class B preferred stock per year, on a cumulative basis. The Class B preferred stock is not entitled to participate further in the distribution of dividends beyond the above-described annual rate.

    Class C preferred stock

      Our Class C preferred stock has priority over the common stock in the distribution of dividends and is entitled to a dividend equivalent of 10% of the par value of the Class C preferred stock per year, on a cumulative basis, and shall then be entitled to participate in the distribution of dividends at the same rate and upon the same conditions as the common stock.

Common Stock

      We are authorized to issue up to 2,000 shares of our common stock, no par value, 1,000 shares of which were issued and outstanding as of June 30, 1999. Each holder of common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock have no cumulative voting, conversion or redemption rights, but are entitled to preemptive rights to subscribe for additional shares of common stock in any additional issuance of common stock or any security convertible into common stock. Subject to any preferences that may be granted to holders of our preferred stock, each holder of common stock is entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for this purpose, and, in the event of our liquidation, dissolution or winding up, is entitled to share ratably in all our assets remaining after payment of liabilities.

                            DESCRIPTION OF THE NOTES

      We issued the Series A notes under an indenture between State Street Bank and Trust Company of California, N.A., as trustee and us in a private transaction that was not subject to the registration requirements of the Securities Act. You can find the definitions of terms used in this description under the heading "Definitions." The terms of the indenture apply to the Series A notes and the Series B notes to be issued in exchange for the Series A notes according to this exchange offer. Upon the issuance of the Series B notes, or the effectiveness of a shelf registration statement, the indenture will be subject to the Trust Indenture Act.

      The following is a summary of the material provisions of the Series B notes and the indenture and does not purport to be complete. We urge you to read the indenture because it defines your rights as a holder of the Series B notes. Copies of the proposed form of indenture and registration rights agreement are available to prospective purchasers of the Series B notes upon request to us.

General

      The Series B notes are general unsecured senior obligations limited to $150,000,000 aggregate principal amount. The Series B notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

      Principal of, premium, if any, and interest on the Series B notes are payable, and the Series B notes are exchangeable and transferable, at our office or agency in The City of New York maintained for these purposes, this office initially will be the corporate trust office of the trustee; except, that payment of interest may be made at our option by check mailed to the person entitled to this interest as shown on the security register.

Maturity, Interest and Principal

      The Series B notes mature on April 1, 2009. Interest on the Series B notes will accrue at the rate of 8 1/2% per year and will be payable semi-annually on each April 1 and October 1, commencing October 1, 1999, to the holders of record of Series B notes at the close of business on the March 15 and September 15 immediately preceding this interest payment date. Interest on the Series B notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the original issue date of the Series A notes. Interest is computed on the basis of a 360-day year of twelve 30-day months. The interest rate on the Series B notes may increase if we are not in compliance with our obligations under the registration rights agreement. See " -- Registration Rights; Liquidated Damages."

Optional Redemption

      Optional Redemption. We may redeem the Series B notes at our option, in whole or in part, at any time on or after April 1, 2004, at the redemption prices, expressed as percentages of the principal amount, set forth below, plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

   Year                                                         Redemption Price
   ----                                                         ----------------
   2004........................................................     104.250%
   2005........................................................     102.833%
   2006........................................................     101.417%
   2007 and thereafter.........................................     100.000%

      Optional Redemption upon public equity offering. On or before April 1, 2002, we may, at our option, use the net proceeds of an underwritten public equity offering of ours to redeem up to 35% of the originally issued aggregate principal amount of the Series B notes, at a redemption price in cash equal to 108.500% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of Series B notes is outstanding following this redemption. Notice of this redemption must be given not later than 60 days after the consummation of the public equity offering.

      Selection and Notice. In the event that less than all of the Series B notes are to be redeemed at any time, the trustee shall select the Series B notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Series B notes are listed or, if the Series B notes are not listed on a national securities exchange, on a pro rata basis, by lot or by a method the trustee will deem fair and appropriate. No Series B notes of a principal amount of $1,000 or less shall be redeemed in part and any redemption made with the net proceeds of a public equity offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable, subject to the procedures of DTC or any other depositary.

      Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series B notes to be redeemed at its registered address. If any Series B note is to be redeemed in part only, the notice of redemption that relates to the Series B note will state the portion of the principal amount of the Series B note to be redeemed. A new Series B note in a principal amount equal to the unredeemed portion of the Series B note will be issued in the name of the holder of the Series B note upon cancellation of the original Series B note. On and after the redemption date, interest will cease to accrue on Series B notes or portions of Series B notes called for redemption so long as we have deposited with the paying agent for the Series B notes funds in satisfaction of the applicable redemption price according to the indenture.

Ranking

      Our indebtedness evidenced by the Series B notes will rank senior in right of payment to all of our subordinated indebtedness and equal in right of payment with all of our other existing and future unsubordinated indebtedness.

      As of June 30, 1999, we had $150.0 million in senior unsecured notes outstanding and $70.0 million outstanding under a $130.0 million revolving credit facility secured by a lien on our cash, receivables and inventory.

Change of Control

      The indenture provides that, following the occurrence of a change of control, the date of the occurrence being the change of control date, we will be obligated, within 30 days after the change of control date, to make an offer to purchase, a change of control offer, all of the then outstanding Series B notes at a purchase price, the change of control purchase price, in cash equal to 101% of the principal amount of the then outstanding Series B notes, plus accrued and unpaid interest thereon, if any, to the purchase date. We will be required to purchase all Series B notes properly tendered in the change of control offer and not withdrawn.

      In order to effect a change of control offer, we will, not later than the 30th day after the change of control date, be obligated to mail, or cause the trustee to mail, to each holder of Series B notes notice of the change of control offer. This notice will govern the terms of the change of control offer and will state, among other things, the procedures that holders must follow to accept the change of control offer. The change of control offer will be required to be kept open for a period of at least 20 business days and shall be consummated promptly after 20 business days, but in any event within 45 business days after the mailing of the notice.

      If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the purchase price for all of the Series B notes that might be tendered by holders of Series B notes seeking to accept the change of control offer. If we fail to repurchase all of the Series B notes tendered for purchase, this failure will constitute an Event of Default under the indenture. See "--Events of Default."

      We shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Series B notes are listed, in connection with the repurchase of Series B notes according to a change of control offer, and any violation of the provisions of the indenture relating to this change of control offer occurring as a result of this compliance shall not be deemed a default.

Specific Covenants

      The indenture, unless otherwise noted, provides that the covenants set forth below will be applicable to us and our restricted subsidiaries; except, that if no Default has occurred and is continuing, after the rating assigned to the Series B notes by both of the rating agencies are Investment Grade and remain as such, we and our restricted subsidiaries will not be subject to the provisions of the indenture described under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Disposition of Proceeds of Asset Sales," "Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries," "Limitation on Transactions with Affiliates," "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," "Limitation on Unrestricted Subsidiaries" and clause (3) of the first paragraph of "Consolidation, Mergers and Sales of Assets." Once we and our restricted subsidiaries are no longer subject to the above-mentioned provisions, all of our subsidiaries other than California Steel Industries Foreign Sales Corporation will be restricted subsidiaries.

      Limitation on Indebtedness. The indenture provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise, in each case, to "incur", the payment of any Indebtedness, including any Acquired Indebtedness, except, that:

    .  we may incur Indebtedness, including Acquired Indebtedness, and

    .  a restricted subsidiary may incur Acquired Indebtedness,

if, in either case, immediately after giving pro forma effect to these instances, our Consolidated Fixed Charge Coverage Ratio is at least equal to 2.5:1.0.

      Regardless of the foregoing, we and, to the extent set forth below, our restricted subsidiaries may incur each and all of the following, Permitted
Indebtedness:

      (1) Indebtedness under our credit facility in an aggregate principal amount at any one time outstanding not to exceed $130.0 million;

      (2) Indebtedness according to the Series B notes and the indenture;

      (3) Indebtedness outstanding on the original issue date;

      (4) Indebtedness of a wholly-owned restricted subsidiary owing to and held by us or another wholly-owned restricted subsidiary that is unsecured; except that:

             . any disposition, pledge or transfer of any this indebtedness to a person, other than to us or a wholly-owned restricted subsidiary, shall be deemed to be an incurrence of this Indebtedness by the obligor not permitted by this clause (4); and

             . any transaction according to which any wholly-owned restricted subsidiary, which has Indebtedness owing to us or any other wholly-owned restricted subsidiary, ceases to be a wholly-owned restricted subsidiary shall be deemed to be the incurrence of Indebtedness by that wholly-owned restricted subsidiary that is not permitted by this clause (4);

      (5) Indebtedness under Interest Rate Agreements not entered into for speculative purposes covering Indebtedness; except, that the Interest Rate Agreements do not increase our Indebtedness or other obligations outstanding other than as a result of fluctuations in interest rates or by reason fees, indemnities and compensation payable under the Interest Rate Agreement;

      (6) indebtedness under Currency Agreements relating to:

             .  Indebtedness and/or

             . obligations to purchase or sell assets or properties, in each case, incurred in our ordinary course of business; except, that the Currency Agreements do not increase our

                Indebtedness or other obligations outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under the Currency Agreement;

      (7) Indebtedness under Commodity Price Protection Agreements relating to Indebtedness and/or obligations to purchase or sell assets or properties, in each case, incurred in our ordinary course of business; except, that the Commodity Price Protection Agreements do not increase our Indebtedness or other obligations outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under the Commodity Price Protection Agreements;

      (8) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in our business, whether through the direct purchase of assets or the purchase of capital stock of any person owning these assets and whether this Indebtedness is owed to the seller or person carrying out this construction or improvement or to any third party, in an aggregate principal amount according to this clause (8) not to exceed $25.0 million outstanding at any one time; except, that the principal amount of any indebtedness permitted under this clause (8) did not in each case at the time of incurrence exceed the Fair Market Value of the acquired or constructed asset or improvement so financed;

      (9) reimbursement obligations under letters of credit in the ordinary course of business consistent with past practice, including without limitation letters of credit in respect of workers compensation obligations and bankers acceptances and performance bonds, surety bonds and performance guarantees;

      (10) Capital Expenditure Indebtedness not to exceed $50.0 million outstanding at any one time in the aggregate; provided that the principal amount of this Indebtedness incurred according to this clause (x) does not exceed the Fair Market Value, on the date of this incurrence, of the property acquired, constructed or leased;

      (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; except, that this Indebtedness is extinguished within three business days of incurrence;

      (12) Indebtedness consisting of indemnities or obligations in respect of purchase price adjustments in connection with the disposition of assets;

      (13) any renewals, extensions, substitutions, refundings, refinancings or replacements, collectively, a "refinancing", of any Indebtedness incurred under the first paragraph of this covenant or clause (2) and (3) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented by this refinancing is not increased by this refinancing, plus the amount of any stated or reasonably determined prepayment premium paid in connection with this refinancing, plus the amount of our expenses incurred in connection with this refinancing and

           . in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, this new Indebtedness is subordinated to the Series B notes at least to the same extent as the Indebtedness being refinanced, and

           . this new Indebtedness has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; and

      (14) Indebtedness in addition to that described in the above clauses not to exceed $25.0 million outstanding at any one time in the aggregate.

      Limitation on Restricted Payments. (a) The indenture provides that we will not, and will not permit any restricted subsidiary to, directly or indirectly:

    . declare or pay any dividend or make any other distribution or payment on or in respect of our capital stock or any payment to the direct or indirect holders, in their capacities as holders of capital stock, other than dividends or distributions payable solely in shares of Qualified Capital Stock, or in options, warrants or other rights to acquire shares of Qualified Capital Stock; or

    . purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, our capital stock or any capital stock of any restricted subsidiary, other than any capital stock owned by us or any wholly-owned restricted subsidiary; or

    . make any principal payment on, or purchase, repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness, other than any Subordinated Indebtedness owed to and held by us or any wholly-owned restricted subsidiary; or

    . make any Investment, other than any Permitted Investment, in any person, other than in us, any wholly-owned restricted subsidiary or a person that as a result of this investment becomes a wholly-owned restricted subsidiary, or is merged with or into or consolidated with us or a wholly-owned restricted subsidiary, provided we or a wholly-owned restricted subsidiary is the survivor, as a result of or in connection with this Investment, any of the foregoing actions described in the clauses above, individually called, "a Restricted Payment." The amount of this Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by us or our restricted subsidiary, in each case, as determined by our board of directors, whose determination shall be conclusive and evidenced by a board resolution. A restricted subsidiary may make a Restricted Payment if:

    . immediately before and immediately after giving effect to this Restricted Payment on a pro forma basis, no default shall have occurred and be continuing;

    . immediately before and immediately after giving effect to this Restricted Payment on a pro forma basis, we could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness under the provisions described under "--Limitation on Indebtedness;" and

    . immediately after giving effect to the proposed Restricted Payment, the aggregate amount of all Restricted Payments, including any Designation Amounts, declared or made after the original issue date, does not exceed an amount equal to the sum of without duplication:

      (A) 50% of our cumulative Consolidated Net Income during the period, treated as one accounting period, beginning on the first day of the fiscal quarter beginning prior to the original issue date and ending on the last day of our last fiscal quarter ending prior to the date of the Restricted Payment, or, if the aggregate cumulative consolidated net income shall be a deficit, minus 100% of the deficit; plus

      (B) the aggregate net cash proceeds received by us after the original issue date either (x) as capital contributions to us or (y) from the issuance or sale, other than to any of the restricted subsidiaries, of our Qualified Capital Stock or from the exercise of any options, warrants or rights to purchase our Qualified Capital Stock, except, in each case, to the extent these proceeds are used to purchase, redeem or otherwise retire capital stock or subordinated indebtedness as set forth in clause (2) or (3) of paragraph (b) below and excluding the net cash proceeds from any issuance and sale of capital stock or from any exercises, in each case, financed, directly or indirectly, using funds borrowed from us or any restricted subsidiary of ours until and to the extent the borrowing is repaid; plus

      (C) the aggregate net cash proceeds received after the original issue date by us from the conversion or exchange, if any, of Indebtedness of us or our subsidiaries into or for our Qualified Capital Stock, plus, whether or not such Indebtedness was issued prior to or after the original issue date, the aggregate of Net Cash Proceeds from their original issuance, less any principal and sinking fund payments made on the indebtedness; plus

      (D) in the case of the disposition or repayment, in whole or in part, of any Investment constituting a Restricted Payment made after the original issue date, an amount, to the extent not included in Consolidated Net Income, equal to the lesser of the return of capital with respect to this Investment and the initial amount of this Investment that was treated as a Restricted Payment, in either case, less the cost of disposition of this Investment and net of taxes; plus

      (E) an amount in cash equal to the net cash proceeds of our sale of all a part of our interest in Companhia Siderurgica de Tubarao to an unaffiliated third party; except that this amount would not exceed the lesser of (x) the book value of the portion of our interest in Companhia Siderurgica de Tubarao being sold on our balance sheet as of the sale date and (y) the Fair Market Value of such portion of our interest in Companhia Siderurgica de Tubarao; plus

      (F) so long as the Designation was treated as a Restricted Payment made after the original issue date, with respect to any unrestricted subsidiary that has been redesignated as a restricted subsidiary after the original issue date in accordance with "--Limitations on unrestricted subsidiaries" below, the Fair Market Value of the capital stock of this subsidiary we own and the restricted subsidiaries, provided that this amount shall not in any case exceed the Designation Amount with respect to this restricted subsidiary upon its Designation; plus

      (G) $20.0 million; and minus

      (H) the greater of $0 and the Designation Amount, measured as of the date of Designation, with respect to any of our subsidiary's that has been Designated as an unrestricted subsidiary after the original issue date in accordance with "--Limitations on Unrestricted Subsidiaries."

      (b) Regardless of the foregoing, and in the case of clauses (2) through
(5) below, so long as no Default or Event of Default shall have occurred and be continuing or would arise from the Default or Event of Default, the foregoing provisions shall not prohibit the following actions, each of clauses (1) through (5) being referred to as a "Permitted Payment":

      (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration this payment was permitted by the provisions of the indenture;

      (2) the repurchase, redemption, or other acquisition or retirement of any shares of any class of our capital stock in exchange for, including any exchange according to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip, or out of the net cash proceeds of a substantially concurrent issue and sale for cash to any person, other than to a restricted subsidiary, of, shares of our Qualified Capital Stock; provided that the net cash proceeds from the issuance of the shares of Qualified Capital Stock are excluded from clause (B) of the first paragraph (a) of this covenant;

      (3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale for cash to any person, other than to us or any restricted subsidiary, of, any of our Qualified Capital Stock, provided that the net cash proceeds from the issuance of the shares of Qualified Capital Stock are excluded from clause (B) of the first paragraph (a) of this covenant;

      (4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any of our Subordinated Indebtedness, other than Redeemable Capital Stock, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale for cash to any person, other than to a restricted subsidiary, of, our new Subordinated Indebtedness, provided that any new Subordinated Indebtedness:

           . shall be in a principal amount that does not exceed the principal amount so repurchased, redeemed, defeased, retired, acquired or paid, or, if the subordinated indebtedness provides for an amount less than the principal amount of the Subordinated Indebtedness to be due and payable upon a declaration of acceleration of the Subordinated Indebtedness, then the lesser amount as of the date of determination, plus the amount of any stated or reasonably determined prepayment premium paid in connection with such repurchase, redemption, defeasance, retirement, acquisition or payment, plus the amount of our expenses and the restricted subsidiaries incurred in connection with this repurchase, redemption, defeasance, retirement, acquisition or payment;

           . has an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being repurchased, redeemed, defeased, retired, acquired or paid; and

           . is expressly subordinated in right of payment to the Series B notes at least to the same extent as the Subordinated Indebtedness to be repurchased, redeemed, defeased, retired, acquired or paid; and

    . the payment of dividends on our Class C preferred stock as in effect on the original issue date not to exceed $3.0 million in any given year.

      In computing the amount of Restricted Payments previously made for purposes of the third bullet point of the first paragraph (a) of this covenant, Restricted Payments under the immediately preceding clause (1) shall be included, but only to the extent the related dividend declaration is not so included. If we make a Restricted Payment that, at the time of the making of this Restricted Payment would in our good faith determination be permitted under the provisions of the indenture, this restricted payment shall be deemed to have been made in compliance with the indenture regardless of any subsequent adjustments made in good faith to our financial statements affecting our Consolidated Net Income for any period.

      Limitation on Liens. The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of our property or assets, whether now owned or acquired after the original issue date, or any proceeds from our property or assets, or assign or convey any right to receive income from our property or assets to secure either

    .  Subordinated Indebtedness or

    . any of our Indebtedness, that is not Subordinated Indebtedness, unless the Series B notes are equally and ratably secured with the Liens securing this other Indebtedness, except in the case of Permitted Liens.

      Disposition of Proceeds of Asset Sales. The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, consummate an Asset Sale unless (1) we receive at least 75% of the consideration from this Asset Sale in cash, Cash Equivalents or Liquid Assets, or any combination of Cash Equivalents or Liquid Assets, and (2) we or this restricted subsidiary receives consideration at the time of this Asset Sale at least equal to the Fair Market Value of the shares or assets subject to this Asset Sale.

      We or our applicable restricted subsidiary, shall, at our option,

      (1) apply the Net Cash Proceeds from this Asset Sale within 360 days of the receipt of the Net Cash Proceeds to repay Indebtedness under our credit facility and elect to permanently reduce the commitments under our credit facility by the amount of Indebtedness so repaid,

      (2) apply the Net Cash Proceeds from this Asset Sale within 360 days of our receipt to repay an amount of our other Indebtedness, other than Subordinated Indebtedness, in an amount not exceeding the Other Senior Debt Pro Rata Share and, if applicable, elect to permanently reduce the amount of the commitments under the Other Senior Debt Pro Rata Share by the amount of the Indebtedness so repaid,

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

      (3) apply the Net Cash Proceeds from this Asset Sale within 360 days of our receipt of the Net Cash Proceeds to repay any restricted subsidiary Indebtedness and, if applicable, elect to permanently reduce the commitments under any restricted subsidiary Indebtedness by the amount of the Indebtedness so repaid, or

      (4) apply the Net Cash Proceeds within 360 days thereof, to an investment in properties and assets that will be used in the same line of business by us or any restricted subsidiary or in businesses reasonably related to our business, or in capital stock and other securities of any person that will become a restricted subsidiary as a result of this investment to the extent this person owns properties and assets that will be used in our business or that of our subsidiaries existing on the original issue date or in businesses reasonably related to our business, referred to as "Replacement Assets".

      Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any of our Indebtedness or any restricted subsidiary Indebtedness as set forth in clauses (1), (2) or (3), respectively, of the preceding sentence or invested in Replacement Assets within the 360-day period as set forth in clause (4) shall constitute "Offer Excess Proceeds."

      When the aggregate amount of offer excess proceeds equals or exceeds $10.0 million, we shall make an offer to purchase, an "Asset Sale Offer", from all holders of the Series B notes, that aggregate principal amount of Series B notes as can be purchased by application of the entire amount of these Offer Excess Proceeds, and not just the amount in excess of $10.0 million, at a price in cash equal to 100% of the principal amount of the Offer Excess Proceeds on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or any longer period as may be required by law. To the extent that the principal amount of Series B notes tendered according to an Asset Sale Offer is less than the Offer Excess Proceeds, we or any restricted subsidiary may use this deficiency for any purpose consistent with other terms of the indenture. If the principal amount of Series B notes validly tendered and not withdrawn by holders of the Series B notes exceeds the amount of Series B notes that can be purchased with the Offer Excess Proceeds, Series B notes to be purchased will be selected on a pro rata basis. Upon completion of this Asset Sale Offer, the amount of offer excess proceeds shall be reset to zero.

      If we are required to make an Asset Sale Offer, we will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

      Limitation on Issuances and Sale of Capital Stock of Restricted Subsidiaries. The indenture provides that we will not sell and will not cause or permit any of our restricted subsidiaries to issue, sell or transfer any preferred stock of any restricted subsidiary, other than to us or to a wholly-owned restricted subsidiary, or permit any person, other than a wholly-owned restricted subsidiary or us, to own any preferred stock of any restricted subsidiary. In addition, we will not sell or otherwise dispose of any capital stock of a restricted subsidiary, and will not permit any restricted subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of our capital stock, except:

    .  to a wholly-owned subsidiary or us,

    . if, immediately after giving effect to this issuance, sale or other disposition, neither us nor any of our subsidiaries own any capital stock of the restricted subsidiary and

    . if, immediately after giving effect to this issuance, sale or other disposition, the restricted subsidiary would no longer constitute a wholly-owned restricted subsidiary and any Investment in this person remaining after giving effect to this issuance would have been permitted to be made, and shall be deemed to have been made, under the covenant described under "--Limitation on Restricted Payments" on the date of this issuance, sale or other disposition.

      Limitation on Transactions with Affiliates. The indenture provides that we will not, and will not permit, cause or suffer any restricted subsidiary to, conduct any business or enter into any transaction or series of related transactions that are similar or part of a common plan with or for the benefit of any of their respective

Affiliates or any beneficial holder of 10% or more of our common stock or any of our officers or directors, each, an "Affiliate Transaction", unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to us or the restricted subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $2.5 million shall be approved by a majority of our board of directors, such approval to be evidenced by a board resolution stating that our board of directors has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each affiliate transaction involving aggregate consideration of $10.0 million or more shall be approved by a majority of the disinterested directors; provided that, in lieu of the approval by the disinterested directors, we may obtain a written opinion from an independent financial advisor stating that the terms of the Affiliate Transaction to the restricted subsidiary or to us, as the case may be, are fair from a financial point of view.

      Regardless of the foregoing, the restrictions set forth in this covenant shall not apply to:

    . transactions with or among and any restricted subsidiary and us or between or among restricted subsidiaries;

    . customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any of our officers, directors or employees entered into in the ordinary course of business, including customary benefits in the ordinary course of business, and payments under any indemnification arrangements permitted by applicable law;

    . any transactions undertaken according to any other contractual obligations in existence on the issue date, as in effect on the issue date, and any renewals, replacements or modifications of these obligations, according to new transactions or otherwise, with suppliers on terms no less favorable than the supplier could receive from an unaffiliated third party;

    . any Restricted Payments made in compliance with " --Limitation on Restricted Payments" above;

    . loans, advances and reimbursements to our officers, directors and employees and the restricted subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices;

    . the pledge of any capital stock of Unrestricted Subsidiaries to support the Indebtedness of unrestricted subsidiaries;

    . the sale of products, property or services by any person to a restricted subsidiary or us, or by any restricted subsidiary or us to any person, in the ordinary course of business; and

    .  our issuance and sale of Qualified Capital Stock.

      Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any restricted subsidiary to

    . pay dividends, in cash or otherwise, or make any other distribution on or in respect of our or its capital stock or any other interest or participation in, or measured by, our or its profits, to any other restricted subsidiary or us,

    .  pay any Indebtedness owed to any other restricted subsidiary or us,

    .  make any Investment in any other restricted subsidiary or us or

    . transfer any of its properties or assets to any other restricted subsidiary or us, except for:

      . any encumbrance or restriction existing under any agreement in effect on the original issue date;

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

      . customary non-assignment provisions in any contract or lease entered into in the ordinary course of business;

      . any encumbrance or restriction, with respect to a subsidiary that is not our restricted subsidiary on the original issue date, in existence at the time this person becomes our restricted subsidiary and not incurred in connection with, or in contemplation of, this person becoming a restricted subsidiary; except, that these encumbrances and restrictions are not applicable to us or any other restricted subsidiary, or our properties or assets or those of any other restricted subsidiary; and

      . any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses, provided that the terms and conditions of any these encumbrances or restrictions are no more restrictive in any material respect than those under or according to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

      Limitations on Unrestricted Subsidiaries. The indenture provides that we will not make, and will not permit our restricted subsidiaries to make, any investment in unrestricted subsidiaries if, at the time of the Indenture, the aggregate amount of these Investments would exceed the amount of Restricted Payments then permitted to be made according to the covenant described under "--Limitation on Restricted Payments." Any Investments in unrestricted subsidiaries permitted to be made according to this covenant

    . will be treated as a Restricted Payment in calculating the amount of Restricted Payments we make and

    .  may be made in cash or property.

      We may designate after the original issue date any subsidiary as an "Unrestricted Subsidiary" under the indenture, a "Designation", only if:

    . no Default shall have occurred and be continuing at the time of or after giving effect to this Designation;

    . we would be permitted to make an Investment at the time of Designation, assuming the effectiveness of this Designation, according to the provision described under "--Limitation on Restricted Payments" above in an amount, the "Designation Amount", equal to the Fair Market Value of our interest in the subsidiary on that date calculated in accordance with GAAP; and

    . we would be permitted under the indenture to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, according to the covenant described under "--Limitation on Indebtedness" at the time of the Designation, assuming the effectiveness of the Designation.

      In the event of the Designation, we shall be deemed to have made an Investment constituting a Restricted Payment according to the covenant described under "--Limitation on Restricted Payments" for all purposes of the indenture in the Designation Amount.

      We shall not, and shall not cause or permit any restricted subsidiary to, at any time

    . provide credit support for or subject any of our property or assets, other than the capital stock of any unrestricted subsidiary, to the satisfaction of, any Indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness,

    . be directly or indirectly liable for any Indebtedness of any unrestricted subsidiary or

    . be directly or indirectly liable for any Indebtedness, other than Indebtedness according to our credit facility, which provides that the holder of the Indebtedness may, upon notice, lapse of time or both, declare a default on the Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except any non-recourse guarantee given solely to support the pledge by us or any restricted subsidiary of the capital stock of an unrestricted subsidiary and in the case of the second and third bullet points above, to the extent permitted under "--Limitation on Restricted Payments." All subsidiaries of unrestricted subsidiaries shall automatically be deemed to be unrestricted subsidiaries.

      We may revoke any Designation of a subsidiary as an unrestricted subsidiary, a "Revocation", if:

    . no Default shall have occurred and be continuing at the time of and after giving effect to this Revocation;

    . all Liens and Indebtedness of the unrestricted subsidiary outstanding immediately following the Revocation would, if incurred at this time, have been permitted to be incurred for all purposes of the indenture; and

    . any transaction, or series of related transactions, between a subsidiary and any of its affiliates that occurred while the subsidiary was an unrestricted subsidiary would be permitted by the covenant described under "--Limitation on Transactions with Affiliates" above as if this transaction, or series of related transactions, had occurred at the time of the Revocation.

      All Designations and Revocations must be evidenced by resolutions of our board of directors delivered to the trustee certifying compliance with the foregoing provisions.

      Provision of Financial Statements. The indenture requires that for so long as the Series B Notes are outstanding, whether or not we are subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision to
Section 13(a) or 15(d) of the Exchange Act, we will, to the extent permitted by commission practice and applicable law and regulations, file with the commission the annual reports, quarterly reports and other documents that we would have been required to file with the commission according to Section 13(a) or 15(d), or any successor provision to Section 13(a) or 15(d) of the Exchange Act, if we were so subject, such documents to be filed with the Commission on or prior to the date, the "Required Filing Dates," by which we would have been required so to file such documents if we were so subject.

      We will also in any event

    . within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the commission,

             (1) transmit or cause to be transmitted by mail to all holders of Series B notes, as their names and addresses appear in the security register, without cost to these holders and

             (2) file with the trustee, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the commission according to Section 13(a) or 15(d) of the Exchange Act, or any successor provision to Section 13(a) or 15(d) of the Exchange Act, if we were subject to either of these sections and

    . if filing these documents by us with the commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of these documents to any prospective holder at our cost.

      In addition, for so long as any Series B notes remain outstanding, we will furnish to the holders of Series B notes and to securities analysts and prospective investors, upon their request, the information required to be delivered according to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Series B notes, if not obtainable from the commission, information of the type that would be filed with the commission according to the foregoing provisions, upon the request of any holder. If any subsidiary's financial statements would be required to be included in the financial statements filed or delivered in connection with this exchange offer if we were subject to Section 13(a) or 15(d) of the Exchange Act, we shall include the subsidiary's financial statements in any filing or delivery in connection with this exchange offer.

      Limitation on Sale and Lease-Back Transactions. The indenture provides that we will not, and will not permit any restricted subsidiary to, enter into any Sale and Lease-Back Transaction unless

    . the consideration received in the Sale and Lease-Back Transaction is at least equal to the Fair Market Value of the property sold, and

    . we could incur the Attributable Indebtedness in respect of the Sale and Lease-Back Transaction in compliance with "--Limitation on Indebtedness" above.

Consolidation, Merger, Sale of Assets, Etc.

      The indenture provides that we shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety to, any person or persons, and we shall not permit any of our restricted subsidiaries to enter into any one of these transaction or series of related transactions if the transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of our restricted subsidiaries and us, taken as a whole, to any person or persons, unless at the time and after giving effect to one of these transactions

    . either (A)(1) if the transaction or transactions is a merger or consolidation involving us, we shall be the Surviving Person of the merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a restricted subsidiary, the restricted subsidiary shall be the Surviving Person of the merger or consolidation, or (B)(1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and (2) in the case of a transaction involving us, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all our obligations under the Series B notes and the indenture and the registration rights agreement, and in each case, the indenture, the Series B notes and the registration rights agreement shall remain in full force and effect;

    . immediately after giving effect to the transaction or series of related transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

    . we, or the Surviving Person, as the case may be, immediately after giving effect to the transaction or series of related transactions on a pro forma basis, including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant described above under "--Specific Covenants-- Limitation on Indebtedness";

    . immediately after giving effect to the transaction or series of related transactions on a pro forma basis, we, or the Surviving Person, as the case may be, shall have a Consolidated Net Worth not less than our Consolidated Net Worth immediately prior to the transaction or series of related transactions; and

    . at the time of the transaction if any of the property or assets of us or any of our restricted subsidiaries would thereupon become subject to any Lien, the provisions described under "--Specific Covenants-- Limitation on Liens" are complied with.

      In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, we shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect of the consolidation, merger, transfer, lease or other disposition comply with the requirements under the indenture.

      Upon any consolidation or merger of us or any transfer of all or substantially all of our assets in accordance with the foregoing, in which we are not the surviving person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and the Series B notes and the registration rights agreement, with the same effect as if this successor corporation had been named as us; and after this time, except in the case of a lease of substantially all of our assets or any sale, assignment, conveyance, transfer, lease or other disposition to our restricted subsidiary, we shall be discharged from all obligations and covenants under the indenture and the Series B notes.

      The indenture provides that for all purposes of the indenture and the Series B notes, including the provision of this covenant and the covenants described under "--Specific Covenants--Limitation on Indebtedness," "--Specific Covenants--Limitation on Restricted Payments" and "--Specific Covenants-- Limitation on Liens", subsidiaries of any Surviving Person shall, upon a transaction or series of related transactions, become restricted subsidiaries unless and until designated as unrestricted subsidiaries according to the provisions described under "--Specific Covenants--Limitations on Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of us and our restricted subsidiaries in existence immediately prior to the transaction or series of related transactions will be deemed to have been incurred upon the transaction or series of related transactions.

Events of Default

      The following are "Events of Default" under the indenture:

      (1) we default in the payment of the principal of or premium, if any, when due and payable, on any of the Series B notes, at its Stated Maturity, upon optional redemption, acceleration, required purchase, sinking fund, scheduled principal payment or otherwise; or

      (2) we default in the payment of an installment of interest on any of the Series B notes, when due and payable, continued for 30 days or more; or

      (3) we fail to comply with any of our obligations described under "-- Consolidation, Merger, Sale of Assets, Etc.," "--Change of Control" or "--Specific Covenants--Disposition on Proceeds of Asset Sales"; or

      (4) we fail to perform or observe any other term, covenant or agreement contained in the Series B notes or the indenture, other than a default specified in the three clauses above, for a period of 45 days after written notice of the failure requiring us to remedy the same shall have been given (x) to us by the trustee or (y) to us and the trustee by the holders of at least 25% in aggregate principal amount of the Series B notes then outstanding; or

      (5) we or any restricted subsidiary defaults under one or more agreements, indentures or instruments under which we or any restricted subsidiary then has outstanding Indebtedness in excess of $10.0 million individually or in the aggregate and either (a) this Indebtedness is already due and payable in full or (b) the default or defaults results in the actual acceleration of the maturity of such Indebtedness; except, that no default under any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement shall by itself constitute an Event of Default hereunder unless the default consists of our failure by any restricted subsidiary or us to pay when due any net cash amounts actually due to the counterparty to the Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement and; except, that a payment default described in the immediately preceding proviso shall not constitute an Event of Default unless and until the payment default continues for 30 days or more, if the acceleration or termination event giving rise to the applicable payment obligation by us or the subsidiary was not a result of any default, action or inaction by us or the subsidiary; or

      (6) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $10.0 million either individually or in the aggregate shall have been rendered against us or any restricted subsidiary or any of their respective properties and shall not have been discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

      (7) specific events of bankruptcy, insolvency or reorganization with respect to us or any of our material subsidiaries shall have occurred.

      If an Event of Default, other than as specified in clause (7) with respect to us or any material subsidiary, shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the Series B notes then outstanding, by notice to the trustee and us, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Series B notes due and payable immediately. Upon mailing this declaration all of the amounts payable in respect of the Series B notes will become and be immediately due and payable. If an Event of Default specified in clause (7) above with respect to us or any material subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Series B notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of Series B notes.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding Series B notes, by written notice to the trustee and us, may rescind the declaration if

      (a) we have paid or deposited with the trustee a sum sufficient to pay

      (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

      (2) all overdue interest on all Series B notes,

      (3) the principal of and premium, if any, on any Series B notes which have become due otherwise than by the declaration of acceleration and interest thereon at the rate borne by the Series B notes, and

      (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Series B notes, and

      (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Series B notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      No holder of any of the Series B notes has any right to institute any proceeding with respect to the indenture or any remedy under the indenture, unless the holders of at least 25% in aggregate principal amount of the outstanding Series B notes have made written request, and offered reasonable indemnity, to the trustee to institute or proceeding as trustee under the Series B notes and the indenture, the trustee has failed to institute the proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with the written request by holders of a majority in aggregate principal amount of the outstanding Series B notes. These limitations do not apply, however, to a suit instituted by a holder of a Series B note for the enforcement of the payment of the principal of, premium, if any, or interest on such Series B note on or after the respective due dates expressed in such Series B note.

      During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise of its rights and powers as a prudent person would exercise under the circumstances in the conduct of that person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders shall have offered to the trustee reasonable security or indemnity. Subject to provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding Series B notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

      We are required to furnish to the trustee annual and quarterly statements as to the performance by us of our obligations under the indenture and as to any default in performance. We are also required to notify the trustee within five business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

Defeasance or Covenant Defeasance of Indenture

      We may, at our option and at any time, terminate our obligations with respect to the outstanding Series B notes. This defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Series B notes, except for

    . the rights of holders of outstanding Series B notes to receive payment in respect of the principal of, premium, if any, and interest on the Series B notes when these payments are due,

    . our obligations to issue temporary Series B notes, register the transfer or exchange of any Series B notes, replace mutilated, destroyed, lost or stolen Series B notes and maintain an office or agency for payments in respect of the Series B notes,

    .  the rights, powers, trusts, duties and immunities of the trustee and

    .  the defeasance provisions of the indenture.

      In addition, we may, at our option and at any time, elect to terminate our obligations with respect to specific covenants that are set forth in the indenture, some of which are described under "--Specific Covenants" above, and any omission to comply with these obligations will not constitute a Default or an Event of Default with respect to the Series B notes. In the event covenant defeasance occurs, specific events, not including non-payment, bankruptcy and insolvency events described under "--Events of Default" will no longer constitute an Event of Default with respect to the Series B notes.

      In order to exercise either defeasance or covenant defeasance,

      (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Series B notes, cash in United States dollars, U.S. government obligations, or a combination of U.S. dollars and U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Series B notes at maturity;

      (2) we shall have delivered to the trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Series B notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, in the case of defeasance, the opinion must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax laws;

      (3) no Default shall have occurred and be continuing on the date of the deposit or insofar as clause (7) under the first paragraph under "--Events of Default" is concerned;

      (4) the defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities;

      (5) the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which it is bound;

      (6) the defeasance or covenant defeasance shall not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, unless the trust shall be registered under the Investment Company Act or exempt from registration under the Investment Company Act;

      (7) we shall have delivered to the trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to Section 547 of the United States Bankruptcy Code;

      (8) we shall have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the Series B notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others;

      (9) no event or condition shall exist that would prevent us from making payments of the principal of, premium, if any, and interest on the Series B notes on the date of the deposit; and

      (10) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the Series B notes, as expressly provided for in the indenture, as to all outstanding notes when

    . either all the Series B notes then authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and Series B notes for whose payment money has been deposited in trust or segregated and held in trust by us and then repaid to us or discharged from such trust, have been delivered to the trustee for cancellation or

    . all notes not yet delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Series B notes not yet delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Series B notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption;

    .  we have paid all other sums payable under the indenture by us; and

    . we have delivered to the trustee an officers' certificate and an opinion of independent counsel each stating that

      . all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with and

      . this satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any subsidiary is a party or by which we or any subsidiary is bound.

Amendments and Waivers

      When authorized by resolutions of our board of directors, we and the trustee may, without the consent of the holders of any outstanding Series B notes, amend, waive or supplement the indenture or the Series B notes for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act, or making any change that does not materially adversely affect the legal rights of any holder; except, that we have delivered to the trustee an opinion of counsel stating that the change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the indenture or the Series B notes may be made by the trustee and us with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Series B notes; except, that no modification or amendment may, without the consent of the holder of each outstanding Series B note affected by the modification or amendment,

    . change the maturity of the principal of, or any installment of interest on, any Series B note or alter the optional redemption or repurchase provisions of any Series B note or the indenture in a manner adverse to the holders of the Series B notes;

    .  reduce the principal amount of, or the premium of any Series B note;

    . reduce the rate of or extend the time for payment of interest on any Series B note;

    . change the place or currency of payment of principal of or premium or interest on any such Series B note;

    . modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture or the Series B notes subject to the indenture, or the right of the holders of Series B notes to institute suit for the enforcement of any payment on or with respect to any Series B note or the modification and amendment provisions of the indenture and the Series B notes, other than to add sections of the indenture or the Series B notes which may not be amended, supplemented or waived without the consent of each holder therein affected;

    . reduce the percentage of the principal amount of outstanding Series B notes necessary for amendment to or waiver of compliance with any provision of the indenture or the Series B notes or for waiver of any Default under the indenture;

    . waive a default in the payment of principal of, premium, if any, or interest on, or redemption payment with respect to, the Series B notes, except a rescission of acceleration of the Series B notes by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration;

    . modify the ranking or priority of any Series B note in any manner adverse to holders; or

    . following the occurrence of a Change of Control or an Asset Sale, modify the provisions of any covenant, or the related definitions in the indenture requiring us to make and consummate a change of control offer with respect to such change of control or an asset sale offer with respect to such Asset Sale or modify any of the provisions or definitions with respect thereto in a manner materially adverse to the holders of Series B notes affected thereby otherwise than in accordance with the indenture.

      The holders of a majority in aggregate principal amount of the outstanding Series B notes, on behalf of all holders of Series B notes, may waive compliance by us with specific restrictive provisions of the indenture. Subject to specific rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the Series B notes, on behalf of all holders of the Series B notes, may waive any past default under the indenture, including any waiver obtained in connection with a tender offer or exchange offer for the Series B notes, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Series B notes tendered according to an offer to purchase the Series B notes, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each Series B note that is affected.

Governing Law

      The indenture and the notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Definitions

      "Acquired Indebtedness" means Indebtedness of a person

    .  assumed in connection with an Asset Acquisition from the person or

    . existing at the time the person becomes a restricted subsidiary of any other person, other than any Indebtedness incurred in connection with, or in contemplation of, the Asset Acquisition or the person becoming such a restricted subsidiary. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a restricted subsidiary.

      "Affiliate" means with respect to any specified person:

      . any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person;

      . any other person that owns, directly or indirectly, 5% or more of the specified person's capital stock or any officer or director of any specified person or other person or, with respect to any natural person, any person having a relationship with the person by blood, marriage or adoption no more remote than first cousin; or

      . any other person 5% or more of the voting stock of which is beneficially owned or held directly or indirectly by the specified person.

      For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of the person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Acquisition" means

      . an Investment by us or any restricted subsidiary in any other person according to which such person will become a restricted subsidiary or will be merged or consolidated with or into us or any restricted subsidiary or

      . the acquisition by us or any restricted subsidiary of the assets of any person that constitute substantially all of the assets of that person, or any division or line of business of that person, or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition including, without limitation, by way of merger, consolidation or sale and leaseback transaction, collectively, a "transfer", directly or indirectly, in one or a series of related transactions, of:

      .  any capital stock of any restricted subsidiary;

      . all or substantially all of the properties and assets of any of our divisions or lines of business or our restricted subsidiaries; or

      . any other properties or assets of ours or any restricted subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets

      . that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets, Etc."; except, that any transaction consummated in compliance with "--Consolidation, Merger, Sale of Assets, Etc." above involving a transfer of less than all of our properties or assets shall be deemed to be an Asset Sale with respect to our properties or assets that are not so transferred in the transaction,

      .  that is of obsolete assets in the ordinary course of business,

      . that is made the subject of an Investment consummated in compliance with "--Specific Covenants--Limitation on Restricted Payments" above,

      . that is a transaction or series of related transactions for which we or any of our restricted subsidiaries receive aggregate consideration of less than $250,000,

      . that is the sale by us of all or any portion of our interest in Companhia Siderurgica de Tubarao,

      . that is the sale by us or any subsidiary of ours or the subsidiary's interest in any unrestricted subsidiary or is the sale of any assets by an unrestricted subsidiary, or

      . that is the sale by us or any subsidiary of assets that either (1) are not used in the business of making steel or (2) are not critical to our ability to manufacture steel products and were not owned by us or the subsidiary on the original issue date; provided, that any sale according to this subclause complies with the second clause of the first paragraph of the covenant described under "--Disposition of Proceeds of Asset Sales."

      "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of:

      (1) the fair value of the property subject to the arrangement and

      (2) the present value of the Series B notes, discounted at the rate borne by the Series B Notes, compounded semi-annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in any Sale and Lease-Back Transaction, including any period for which the lease has been extended.

      "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing

    . the sum of the products of the number of years from the date of determination to the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund requirements, of the Indebtedness multiplied by the amount of each principal payment by

    .  the sum of all such principal payments.

      "Capital Expenditure Indebtedness" means Indebtedness incurred by any person to finance a capital expenditure so long as the capital expenditure is or should be included as an addition to "Property, Plant and Equipment" in accordance with GAAP and the Indebtedness is incurred within 180 days of the date the capital expenditure is made.

      "Capitalized Lease Obligation" means any obligation under a lease of, or other agreement conveying the right to use, any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of the obligation at any date shall be the capitalized amount of the obligation at that date, determined in accordance with GAAP consistently applied.

      "Cash Equivalents" means, at any time,

      (1) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States, provided that the full faith and credit of the United States of America is pledged in support of the Indebtedness;

      (2) certificates of deposit or acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

      (3) commercial paper with a maturity of not more than one year issued by a corporation that is not our affiliate organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above.

      "Change of Control" means the occurrence of any of the following events, whether or not approved by our board of directors:

      (1) (A) any "person" or "group", as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than any one or more Permitted Holders, is or becomes the "beneficial owner", as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, directly or indirectly, of a majority of the total voting power of our then outstanding voting stock; or (B) (x) any "person" or "group," other than any one or more Permitted Holders, is or becomes the "beneficial owner", as defined above, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting stock, and (y) at that time, neither (I) Companhia Vale do Rio Doce and its Subsidiaries nor (II) Kawasaki Steel Corporation and its subsidiaries directly or indirectly own 50% or more of the total voting power of our then outstanding voting stock;

      (2) after the consummation of a public equity offering, during any period of two consecutive years, individuals who at the beginning of the period constituted our board of directors, together with any new directors whose election to the board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office; or

      (3) we consolidate with or merge with or into any person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in all foregoing events according to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than any transaction where our outstanding voting stock is not changed or exchanged at all, except to the extent necessary solely to reflect a change in our jurisdiction of incorporation or where (A) our outstanding voting stock is changed into or exchanged for (x) voting stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property, other than capital stock of the surviving corporation, in an amount which could be paid by us as a Restricted Payment as described under "--Specific Covenants--Limitation on Restricted Payments", and the amount shall be treated as a restricted payment subject to the provisions in the indenture described under "--Specific Covenants--Limitation on Restricted Payments", (B) no "person" or "group," other than Permitted Holders, owns immediately after such transaction, directly or indirectly, 50% or more of the total outstanding voting stock of the surviving corporation and (C) the holders of our voting stock immediately prior to the transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding voting stock of the surviving or transferee corporation immediately after the transaction; provided, in the case of clauses (A), (B) and
    (C) of this clause (3), that one of the Permitted Holders at all times owns 50% or more of the total voting power of our then outstanding voting stock.

      "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

      "Consolidated Cash Flow Available for Fixed Charges" means, for any period, (1) the sum of, without duplication, the amounts for that period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and
(d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (2) other non-cash items increasing Consolidated Net Income for that period.

      "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of our Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the date of the transaction, the "Transaction Date", giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which our consolidated financial information is available. This four full fiscal quarter period is referred to in this prospectus as the "four quarter period", to the aggregate amount of our Consolidated Fixed Charges for the four quarter period.

      For purposes of this definition, "Consolidated Cash Flow available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to

      (1) the incurrence of any Indebtedness and preferred stock of ours or any of our restricted subsidiaries during the period commencing on the first day of the four quarter period to and including the Transaction Date, the "Reference Period", including, without limitation, the incurrence of the indebtedness giving rise to the need to make the calculation, as if the incurrence occurred on the first day of the Reference Period,

      (2) any Asset Sale or Asset Acquisition, including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result our or one of our restricted subsidiaries, including any person who becomes a restricted subsidiary as a result of the Asset Acquisition, incurring Acquired Indebtedness, incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA, including any pro forma expense and cost reductions as determined in accordance with Regulation S-X under the Exchange Act, attributable to the assets that are the subject of the Asset Acquisition or Asset Sale during the four quarter period, occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and

      (3) the retirement of Indebtedness during the Reference Period that cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period.

      In calculating "Consolidated Fixed Charges" for purposes of determining the denominator, but not the numerator, of this "Consolidated Fixed Charge Coverage Ratio,"

      (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined after the Transaction Date will be deemed to accrue at a fixed rate per annum equal to the rate of interest on the Indebtedness in effect on the Transaction Date;

      (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and

      (3) regardless of clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, will be deemed to accrue at the rate per year resulting after giving effect to the operation of the agreements.

      If we or any of our restricted subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above definition will give effect to the incurrence of the guaranteed indebtedness as if we or any restricted subsidiary had directly incurred or otherwise assumed the guaranteed Indebtedness.

      "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for the period of (1) Consolidated Interest Expense; and (2) the aggregate amount of cash dividends and other distributions paid or accrued during the period in respect of our Redeemable Capital Stock and preferred stock.

      "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the restricted subsidiaries and us for the period as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period, without duplication, the sum of the interest expense of the restricted subsidiaries and us for that period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

    .  any amortization of debt discount attributable to that period,

    . the net cost under or otherwise associated with Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements, in each case, including any amortization of discounts,

    .  the interest portion of any deferred payment obligation,

    . all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and

    .  all capitalized interest and all accrued interest, and

      all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the restricted subsidiaries and us during that period and as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, for any period, the consolidated net income, or loss, of the restricted subsidiaries and us for that period on a consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, or loss, by excluding, without duplication,

    . all extraordinary gains or losses, net of all fees and expenses relating to the consolidated amounts,

    . the portion of net income, or loss, of the restricted subsidiaries and us on a consolidated basis allocable to minority interests in unconsolidated persons, except (a) to the extent that cash dividends or distributions are actually received by a restricted subsidiary or us, (b) for purposes of the covenant "Limitation on Restricted Payments," that portion of equity in income of affiliate relating to our interest in Companhia Siderurgica de Tubarao,

    . income of the restricted subsidiaries and us derived from or in respect of Investments in unrestricted subsidiaries, except to the extent that cash dividends or distributions are actually received by a restricted subsidiary or us,

    . net income, or loss, of any person combined with us or any of the restricted subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

    . any gain or loss realized upon the termination of any employee pension benefit plan,

    . gains, or losses, net of all fees and expenses relating to the consolidated amounts, in connection with any Asset Sales by a restricted subsidiary or us,

    . the net income of any restricted subsidiary to the extent that the declaration of dividends or similar distributions by that restricted subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders,

    . any restoration to income of any contingency reserve except to the extent provision for the reserve was made out of income accrued at any time following the original issue date and

    . any gain, arising from the acquisition of any securities, or the extinguishment, under GAAP, of any of our Indebtedness.

      "Consolidated Net Worth" with respect to any person means the equity of the holders of capital stock of the person and its restricted subsidiaries, excluding any Redeemable Capital Stock, as reflected in a balance sheet of the person determined on a consolidated basis and in accordance with GAAP.

      "Consolidated Non-cash Charges" means, for any period, our aggregate depreciation, amortization and other non-cash expenses and the restricted subsidiaries reducing Consolidated Net Income for the period, other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period, determined on a consolidated basis in accordance with GAAP.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the restricted subsidiaries or us against fluctuations in currency values.

      "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

      "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of our board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

      "Fair Market Value" means, with respect to any asset or property, the price, or, in the case of a lease, the rent, which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller or lessor under no compulsion to sell and an informed and willing buyer or lessee under no compulsion to buy. Fair Market Value with respect to any asset or property of more than $1,000,000 shall be determined by our board of directors acting in good faith evidenced by a board resolution of the board's determination delivered to the trustee.

      "guarantee" means, as applied to any obligation,

      (1) a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of the obligation and

      (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of non-performance, of all or any part of the obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

      A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other person to achieve specific levels of operating results.

      "Indebtedness" means, with respect to any person, without duplication,

    . all indebtedness of the person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred or arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of the person in connection with any letters of credit, bankers acceptance or other similar credit transaction or in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of the person, or any warrants, rights or options to acquire capital stock, now or in the future outstanding,

    . all obligations of the person evidenced by bonds, notes, debentures or other similar instruments,

    . all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the person, even if the rights and remedies of the seller or

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

       lender under the agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business,

    .  all Capitalized Lease Obligations of the person,

    . all Indebtedness referred to in the above clauses of other persons and all dividends of other persons, the payment of which is secured by any Lien upon or with respect to property including, without limitation, accounts and contract rights, owned by the person, even though the person has not assumed or become liable for the payment of such indebtedness,

    .  all guarantees of Indebtedness by the person,

    . all Redeemable Capital Stock issued by the person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

    . all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of the person and

    . any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in the clauses above.

      For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of the Redeemable Capital Stock as if the Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined according to the indenture, and if the price is based upon, or measured by, the Fair Market Value of the Redeemable Capital Stock, the Fair Market Value shall be determined in good faith by the board of directors of the issuer of the Redeemable Capital Stock.

      "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: obligations of any person according to any arrangement with any other person whereby, directly or indirectly, the person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by the person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to the person based upon fluctuations in interest rates, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, and/or other types of interest rate hedging agreements.

      "Investment" means, with respect to any person, any direct or indirect advance, loan or other extension of credit, including by means of a guarantee, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise, or any purchase or acquisition by the person of any capital stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by any other person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. In addition to the foregoing, any Currency Agreement, Interest Rate Agreement, Commodity Price Protection Agreement or similar agreement shall constitute an Investment.

      "Investment Grade" means

    . with respect to S&P, BBB- and any category above BBB-, or equivalent successor categories;

    . with respect to Moody's, Baa3 and any category above Baa3, or equivalent successor categories; and

    . the equivalent of any category of S&P or Moody's used by another rating agency.

      "Lien" means any mortgage or deed of trust, charge, pledge, lien, statutory or other, security interest, assignment for security, or other encumbrance upon any property of any kind, including any conditional sale, capital lease or other title retention agreement, whether real, personal or mixed, movable or immovable, now owned or in the future acquired. A person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

      "Liquid Assets" shall mean any marketable securities or steel slab immediately received by, and used in the business of, any of our subsidiaries or us in an amount not to exceed 25% of our total consolidated assets.

      "material subsidiary" means each restricted subsidiary of ours that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, as the regulation is in effect on the original issue date.

      "Net Cash Proceeds" means with respect to any Asset Sale by any person, the proceeds thereof, without duplication in respect of all Asset Sales, in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that these obligations are financed or sold with recourse to any restricted subsidiary or us, net of:

    . brokerage commissions and other reasonable fees and expenses, including fees and expenses of legal counsel and investment bankers, related to the Asset Sale,

    .  provisions for all taxes payable as a result of the Asset Sale,

    . payments made to retire indebtedness where payment of the Indebtedness is secured by the assets or properties the subject of the Asset Sale,

    . amounts required to be paid to any person, other than any restricted subsidiary or us, owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and

    . appropriate amounts to be provided by any restricted subsidiary or us, in either case, as a reserve, in accordance with GAAP, against any liabilities associated with the Asset Sale and retained by any restricted subsidiary or us, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale, provided that the amount of any reserves shall be deemed to constitute Net Cash Proceeds at the time the reserves shall have been released or are not otherwise required to be retained as a reserve, all as reflected in an officers' certificate delivered to the trustee.

      "Other Senior Debt Pro Rata Share" means the amount of the applicable Offer Excess Proceeds obtained by multiplying the amount of the Offer Excess Proceeds by a fraction,

      (1) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all of our Indebtedness, other than

      .  the Series B notes,

      .  Subordinated Indebtedness and

      . Indebtedness under our credit facility, outstanding at the time of the applicable Asset Sale with respect to which we are required to use Offer Excess Proceeds to repay or make an offer to purchase or repay and

      (2) the denominator of which is the sum of

      . the aggregate principal amount of all Series B notes outstanding at the time of the applicable Asset Sale and

      . the aggregate principal amount or the aggregate accreted value, as the case may be, of all of our other Indebtedness, other than Subordinated Indebtedness and Indebtedness under our credit facility, outstanding at the time of the applicable Asset Sale Offer with respect to which we are required to use the applicable Offer Excess Proceeds to offer to repay or make an offer to purchase or repay.

      "Permitted Holders" means

    . Companhia Vale do Rio Doce, Rio Doce Limited, Kawasaki Steel Corporation and Kawasaki Steel Holdings (USA), Inc. and

    . each Affiliate of each of the entities set forth above for so long as they are Affiliates.

      "Permitted Investments" means

    .  Cash Equivalents;

    . Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

    . loans and advances to employees made in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding;

    . Investments in partnerships, joint ventures or other entities, including unrestricted subsidiaries in an aggregate amount not to exceed $60.0 million at any one time outstanding; provided that the entity is in a steel related business or such Investment is made to acquire or develop raw materials used in steelmaking.

    . Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements permitted under clauses (5), (6) and (7) of the second paragraph under "--Specific Covenants--Limitation on Indebtedness";

    . Investments represented by accounts receivable created or acquired in the ordinary course of business;

    .  loans or advances to vendors in the ordinary course of business;

    . Investments existing on the original issue date and any renewal or replacement of these Investments on terms and conditions no less favorable in any respect than that existing on the original issue date;

    . Investments made by any restricted subsidiary or us as a result of consideration received in connection with an Asset Sale made in compliance with the covenant under "--Specific Covenants--
       Disposition of Proceeds of Asset Sales"; and

    . stock, obligations or securities received in satisfaction of judgments or good faith settlement of litigation, disputes or other debts.

      "Permitted Liens" means

    . Liens on property of, or on shares of capital stock or debt securities of, a person existing at the time the person

           .is merged into or consolidated with any restricted subsidiary or us or

           . becomes a restricted subsidiary; except, that the Liens were in existence prior to the contemplation of the merger, consolidation or acquisition and do not secure any property or assets of any restricted subsidiary or ours other than the property or assets subject to the Liens prior to the merger, consolidation or acquisition;

    . Liens imposed by law including as landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings;

    .  Liens existing on the original issue date;

    .  Liens securing only the Series B notes;

    . Liens in favor of us or Liens on any property or assets of a subsidiary, or on shares of capital stock or debt securities of a subsidiary, in favor of any restricted subsidiary or us;

    . Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; except, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    . easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or imperfections of title that in the aggregate are not material in amount and do not in any case interfere with the ordinary conduct of the business of the restricted subsidiaries and us;

    . Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, obligations under franchise arrangements entered into in the ordinary course of business and other obligations of a similar nature arising in the ordinary course of business;

    .  Liens in existence on the issue date under our credit facility;

    . Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Obligations, other than Indebtedness incurred to finance an Asset Acquisition, Capital Expenditure Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in our business or that of the restricted subsidiaries, or repairs, additions or improvements to the assets; except, that

             (1) the Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness,

             (2) the Liens do not extend to any other assets of our restricted subsidiaries, and, in the case of repair, addition or improvements to the assets, the Lien extends only to the assets, and improvements to or on the assets, repaired, added to or improved,

             (3) the incurrence of Indebtedness is permitted by "--Specific Covenants--Limitation on Indebtedness" above and

             (4) such Liens attach prior to 90 days after such purchase, construction, installation, repair, addition or improvement;

    . Liens to secure any refinancings, or successive refinancings, in whole or in part, of any indebtedness secured by liens referred to in the clauses above so long as the Lien does not extend to any other property, other than improvements thereto;

    . Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

    . Liens securing indebtedness any restricted subsidiary or us under any Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements;

    . Liens on and pledges of the capital stock of any unrestricted subsidiary securing any Indebtedness of the unrestricted subsidiary;

    . Liens arising from the rendering of a final judgment or order against any restricted subsidiary or us that does not give rise to an Event of Default; and

    . Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any restricted subsidiary or us in the ordinary course of business.

      "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to our business and our restricted subsidiaries and any additions and accessions to those assets, which we or any restricted subsidiary purchase at any time after the original issue date; except that

  (1) the security agreement or conditional sales or other title retention contract according to which the Lien on the assets is created, collectively a "Purchase Money Security Agreement", shall be entered into within 180 days after the purchase or substantial completion of the construction of the assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions to those assets and any proceeds from those assets,

  (2) at no time shall the aggregate principal amount of the outstanding secured Indebtedness be increased, except in connection with the purchase of additions and accessions to the Indebtedness and except in respect of fees and other obligations in respect of the Indebtedness and

  (3) (A) the aggregate outstanding principal amount of secured indebtedness, determined on a per asset basis in the case of any additions and accessions, shall not at the time such Purchase Money Security Agreement is entered into exceed 85% of the purchase price to us and our restricted subsidiaries of the assets subject to the Purchase Money Security Agreement or (B) the Indebtedness secured by the lien shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds from those assets.

      "Qualified Capital Stock" of any person means any and all capital stock of such person other than Redeemable Capital Stock.

      "Rating Agencies" means (1) S&P and (2) Moody's and (3) if S&P or Moody's or both shall not make a rating of the Series B notes publicly available, a nationally recognized United States securities rating agency or agencies that we select, which shall be substituted for S&P or Moody's or both.

      "Rating Category" means (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories; (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories; and (3) the equivalent of any category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Series B notes has decreased by one or more gradations, gradations within Rating Categories, + and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency, shall be taken into account, e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation.

      "Rating Date" means the date that is 90 days prior to the earlier of a Change of Control and public notice of the occurrence of a Change of Control or of our intention to effect a Change of Control.

      "Redeemable Capital Stock" means any class or series of capital stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event, other than a Change of Control, or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Series B notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity.

      "restricted subsidiary" means any of our subsidiaries that has not been designated by our board of directors, by a board resolution delivered to the trustee, as an unrestricted subsidiary according to and in compliance with the covenant described under "--Specific Covenants--Limitations on Unrestricted

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

Subsidiaries." Any designation may be revoked by a board resolution of our board of directors delivered to the trustee, subject to the provisions of the covenant.

      "restricted subsidiary Indebtedness" means Indebtedness of any restricted subsidiary (1) that is not subordinated to any other Indebtedness of the restricted subsidiary and (2) in respect of which we are not also obligated, by means of a guarantee or otherwise, other than, in the case of this clause (2), indebtedness under our credit facility.

      "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by a restricted subsidiary or us of any real or tangible personal property that has been or is to be sold or transferred by us or the restricted subsidiary to the person in contemplation of the leasing.

      "Stated Maturity" means, with respect to any Series B note or any installment of interest thereon, the dates specified in such Series B note as the fixed date on which the principal of the Series B note or the installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing the Indebtedness as the fixed date on which the principal of the Indebtedness or any installment of interest is due and payable.

      "Subordinated Indebtedness" means, with respect to us, our Indebtedness that is expressly subordinated in right of payment to the Series B notes.

      "Surviving Person" means, with respect to any person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the person formed by or surviving the merger or consolidation or the person to which such sale, assignment, conveyance, transfer or lease is made.

      "unrestricted subsidiary" means each of our subsidiaries designated as such according to and in compliance with the covenant described under "-- Specific Covenants--Limitations on Unrestricted Subsidiaries." Any designation may be revoked by a board resolution delivered to the trustee, subject to the provisions of such covenant.

      "wholly-owned restricted subsidiary" means any restricted subsidiary of which we and/or another wholly-owned restricted subsidiary own 100% of the outstanding capital stock. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a restricted subsidiary.

Book-Entry; Delivery and Form

    The Series B notes initially will be represented by a single, permanent global note. The global note will be deposited on the issue date with, or on behalf of, DTC, New York, New York and registered in the name of a nominee of DTC.

Depository Procedures

    We expect that according to procedures established by DTC

    . upon the issuance of the Series B global note, DTC or its custodian will credit, on its internal system, the principal amount of Series B notes of the individual beneficial interests represented by the global securities to the respective accounts of persons who have accounts with the depositary and

    . ownership of beneficial interests in the Series B global note will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    So long as DTC, or its nominee, is the registered owner or holder of the Series B notes, DTC or the nominee, will be considered the sole owner or holder of the Series B notes represented by the global note for all purposes under the indenture governing the Series B notes. No beneficial owner of an interest in any of the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the Series B notes.

    Payments of the principal of, premium, if any, and interest, including additional interest, as defined, on the global note will be made to DTC or its nominee, as the registered owner of the global note. None of the trustee, any paying agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, including additional interest, in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. The payments will be the responsibility of the participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the Series B notes, or to pledge the securities, the holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

    DTC has advised us that it will take action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global note are credited and only in respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the global note for certificated securities, which it will distribute to its participants.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered according to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as "indirect participants".

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform the procedures, and the procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the global note and we do not appoint a successor depositary within 90 days, certificated securities will be issued in exchange for the global note.

Registration Rights; Liquidated Damages

      The material provisions of the registration rights agreement are summarized below. However, the summary does not purport to be complete summary of the provisions of the agreement and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which will be made available to prospective purchasers of the notes upon request to us.

      We entered into the registration rights agreement with the initial purchasers, according to which we agreed to file with the commission the exchange offer registration statement on an appropriate form under the Securities Act with respect to an offer to exchange the notes. If

    . we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or commission policy,

    . the exchange offer is not for any other reason consummated within 210 days after the original issue date,

    . any holder of notes notifies us within a specified time period that due to a change in law or policy it is not entitled to participate in the exchange offer, due to a change in law or policy it may not resell the Series B notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by the holder or it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours, or

    . the holders of a majority of the Series B notes may not resell the Series B notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we agree to file with the commission a shelf registration statement to cover resales of the "transfer restricted securities" by the holders of the transfer restricted securities. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the commission. For purposes of the foregoing, "Transfer restricted securities" means each note until

    . the date on which the note has been exchanged by a person other than a broker-dealer for a Series B note in the exchange offer,

    . following the exchange by a broker-dealer in the exchange offer of a Series A note for a Series B note, the date on which the Series B note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of the prospectus contained in the exchange offer registration statement,

    . the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement,

    . the date on which such note is distributed to the public according to Rule 144(k) under the Securities Act, or any similar provision then in force, but not Rule 144A under the Securities Act,

    . the note shall have been otherwise transferred by the holder thereof and a new note not bearing a legend restricting further transfer shall have been delivered by us and subsequent disposition of such note shall not require registration or qualification under the Securities Act or any similar state law then in force, or

    .  such Series A note ceases to be outstanding.

      Each holder of notes that wishes to exchange Series A notes for Series B notes in the exchange offer will be required to make representations, including representations that:

    . any Series B notes to be received by it will be acquired in the ordinary course of its business,

    . it has no arrangement with any person to participate in the distribution of the Series B notes,

    . it is not an affiliate, as defined in Rule 405 of the Securities Act, of us, or if it is an affiliate, it will comply with the registration and prospectus, delivery requirements of the Securities Act to the extent applicable and

    . it is not a broker-dealer tendering notes that it acquired directly from us for its own account.

      Under existing commission interpretations, the Series B notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; except, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by the broker-dealers in connection with resales of the Series B notes. We have agreed, for a period of 180 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any Series B notes acquired in the exchange offer. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Series B notes. If the holder is a broker-dealer that will receive Series B notes for its own account in exchange for Series B notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes.

      We have agreed to pay all expenses incident to the exchange offer and will indemnify the initial purchasers against liabilities, including liabilities under the Securities Act.

      The registration rights agreement will provide that:

    . unless the exchange offer would not be permitted by applicable law or commission policy, we will file the exchange offer registration statement with the commission on or prior to 90 days after the original issue date,

    . unless the exchange offer would not be permitted by applicable law or commission policy, we will use our best efforts to have the exchange offer registration statement declared effective by the commission on or prior to 180 days after the original issue date,

    . unless the exchange offer would not be permitted by applicable law or commission policy, we will consummate the exchange offer within 210 days after the original issue date of the Series A notes, and

    . if obligated to file the shelf registration statement, we will use our best efforts to file prior to the later of 270 days after the original issue date or 60 days after the filing obligation arises and use our best efforts to cause the shelf registration statement to be declared effective by the commission on or prior to 150 days after the obligation arises;

except, that if we have not consummated the exchange offer within 210 days of the original issue date, then we will file the shelf registration statement with the commission on or prior to the 211th day after the issue date. We shall use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or a shorter period that will terminate when all the transfer restricted securities covered by the shelf registration statement have been sold under the shelf registration statement.

      If:

    . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for filing,

    . the commission does not declare any of the registration statements on or prior to the date specified for effectiveness, the effectiveness target date, subject to limited exceptions,

    . we fail to consummate the exchange offer within 30 days of the effectiveness target date with respect to the exchange offer registration statement, or

    . the shelf registration statement or the exchange offer registration statement is declared effective but in the future, subject to limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of transfer restricted notes, during the periods specified in the registration rights agreement, each event referred to above, a registration default, then we will pay as liquidated damages, additional interest in cash to each holder of transfer restricted securities, with respect to the first 90-day period, or portion of the first 90-day period, while a registration default is continuing immediately following the occurrence of the registration default in an amount equal to 0.25% per year of the principal amount of the Series B notes. The amount of additional interest will increase by an additional 0.25% per year of the principal amount of the Series B notes for each subsequent 90-day period, or portion of the subsequent 90-day period, while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of 1.0% of the principal amount of the Series B notes. Additional interest shall be computed based on the actual number of days elapsed during which any registration defaults exists. Following the cure of a particular registration default, the accrual of additional interest with respect to the registration default will cease.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The exchange of Series A notes for Series B notes according to this exchange offer should not be treated as a taxable transaction for U.S. federal income tax purposes because the Series B notes will not be considered to differ materially in kind or extent from the Series A notes. Rather, any Series B notes you receive should be treated as a continuation of your investment in the Series A notes. As a result, you should bear no material U.S. federal income tax consequences due to the exchange, and you should have the same adjusted issue price, adjusted basis and holding period in the Series B notes as you had in the Series A notes immediately prior to the exchange.

      You should consult your own tax advisor concerning the consequences, arising from your own particular circumstances, of your exchange of Series A notes for Series B notes, including the tax consequences to you under state, local, foreign or other tax laws and the possible effects on you of changes in U.S. federal or other tax laws.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives Series B notes for its own account according to this exchange offer, sometimes referred to a participating broker, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. This prospectus, as it may be amended or supplemented, may be used by a participating broker in connection with any resale of notes received in exchanged for Series A notes where the Series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days from the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any participating broker for use in connection with any resale. In
addition, until         , 1999, 90 days from the date of this prospectus, all
dealers effecting transactions in the notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by any participating broker may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any such Series B notes. Any participating broker that resells Series B notes that were received by it for its own account according to this exchange offer and any broker or dealer that participates in a distribution of Series B notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any resale of Series B notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a participating broker will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      For a period of 180 days from the expiration of this exchange offer, we will send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker that requests the documents in the letter of transmittal. We will pay all the expenses incident to this offer, which shall not include the expenses of any holder in connection with resales of the Series B notes. We have agreed to indemnify holders of the Series B notes, including any participating broker, against specific liabilities, including liabilities under the Securities Act.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the consolidated financial statements and accompanying the notes included elsewhere in this prospectus.

Introduction

      From our site in Fontana, California, we produce four steel products: hot rolled sheet, cold rolled sheet, galvanized sheet and ERW pipe, with a current annual finished capacity of over 1.7 million tons. We service a broad range of customers with applications that include pipe and tubing, heating, ventilating and air conditioning, strapping, drums, steel wheels, culverts and a variety of construction related products. We ship our products by truck and rail to manufacturers, contractors and distributors primarily in the 11 states west of the Rocky Mountains.

      In 1993, we began a modernization program of approximately $250.0 million to be spent over a six year period. Through 1998, we had substantially completed the capital investments originally contemplated under our modernization program. We believe these investments have strengthened our competitive position by reducing operating costs, broadening our product line, improving product quality and significantly increasing throughput capacity. Between 1992 and 1998, our tons billed increased from 953,000 to 1,614,000, an increase of 69%. Hot rolled tons billed increased 349,000 tons and accounted for 53% of the volume gains during this period. Cold rolled tons billed increased 103,000 tons, or 74%, and galvanized tons billed increased 141,000, or 56%. We expect that recently added capacity from our 1997 5-stand revamp project as well as the 1998 addition of the second continuous galvanizing line will result in future increases in cold rolled and galvanized product sales volume.

      Our products are shipped via customer truck, common carrier or by rail. We generally sell our product free on board, commonly referred to as FOB, shipping point and title is passed when products are loaded for shipment. We recognize revenue from product sales when products are loaded for shipment or when title passes. There is no delay or holding period between the loading and shipment of products sold FOB shipping point. Our revenue is dependent on the volume, product mix and sales prices of our products. General economic conditions as well as the supply and demand of steel products within our market influence sales prices. We generally set our sales prices quarterly and we maintain no long-term sales agreements.

      Cost of goods sold consists primarily of cost of steel slab, labor, natural gas, electricity and zinc.

      Slab consumption costs comprise approximately 70% of our cost of goods sold. We generally purchase steel slab in boatload quantities. Imported slab arrives on chartered vessels in the Port of Los Angeles and is transported by rail to our Fontana facility. We generally purchase steel slab on open negotiated payment terms. Steel slab consumption costs include the FOB value of steel slab, ocean transportation costs, rail freight, duties, unloading, insurance and internal handling of the slab at our facility to the delivery of the slab to the entrance of our furnaces. Typically, we negotiate slab FOB costs quarterly and we negotiate other costs through contracts of varying lengths. In 1998, however, we entered into purchase contracts for approximately 90% of our estimated 1999 slab procurement needs. Our purchasing power combined with attractive market conditions provided us with the opportunity to negotiate these contracts on terms that we believe are favorable to us. We will continue to actively manage slab procurement to minimize costs and may opportunistically purchase slab on a forward basis. Because we have entered into purchase contracts at predetermined prices for approximately 90% of our estimated 1999 slab procurement needs, our 1999 operating margin could be adversely affected if flat rolled steel prices significantly decline.

      We use zinc in the production of our galvanized products. We currently purchase zinc from several suppliers. Zinc is purchased on a monthly basis and is priced using a formula tied to the London Metals Exchange zinc index. In the past, we have managed our purchase price of zinc by entering into contracts to lock in favorable prices and may continue to do so in the future.

      We purchase natural gas and electricity from local vendors active in the California market. Rates for natural gas are based on a discount formula tied to published indices and rates for electricity are based on market prices. In 1998, the State of California partially deregulated the electricity market. Based on publicly available information, the electricity market is expected to be completely deregulated by the year 2002. We believe the cost of electricity is higher in California than in other parts of the country and, therefore, as a major consumer of electricity we should benefit in a deregulated environment.

      Selling, general and administrative expenses consist primarily of sales and labor, various administrative expenses, materials, supplies and shipping costs. Labor costs comprise approximately 50% of selling, general and administrative expenses.

Results of Operations

                                                    Tons Billed
                                   ---------------------------------------------
                                                                   Six Months
                                      Year Ended December 31,    Ended June 30,
                                   ----------------------------- ---------------
                                     1996      1997      1998     1998    1999
                                   --------- --------- --------- ------- -------
     Hot Rolled...................   918,983   941,903   841,275 446,443 442,112
     Cold Rolled..................   191,362   195,110   242,908 116,696 144,317
     Galvanized...................   346,384   354,660   394,100 183,700 244,498
     ERW Pipe.....................   105,935   133,201   135,753  76,228  55,293
                                   --------- --------- --------- ------- -------
     Total........................ 1,562,664 1,624,874 1,614,036 823,067 886,220
                                   ========= ========= ========= ======= =======

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

      Net sales. Net sales decreased by $25,476,000, or 7.1%, from $356,734,000 for the six months ended June 30, 1998 to $331,258,000 for the six months ended June 30, 1999. The decrease is attributable to period to period reductions in the average selling price of our products due to the lingering effects of import surges throughout 1998. Reduced sales prices in both the second quarter and six months ending June 30, 1999 reduced net sales by approximately $31,900,000 and approximately $64,900,000 when compared to the corresponding periods in 1998. The effects of decreasing sales prices have been offset by higher sales volumes and a better product mix emphasizing higher value added galvanized steel. 1999 volume is higher when compared to 1998 on both a quarter to quarter basis as well as a year to date basis. By selling more volume, we increased both second quarter net sales by approximately $15,700,000 and year to date 1999 net sales by approximately $28,400,000. In addition, by selling more galvanized products as a percentage of total products sold we increased both second quarter net sales by approximately $5,900,000 and year to date 1999 net sales by approximately $11,000,000. We have recently experienced slight sales price increases on hot rolled products and expect this trend to continue for the balance of the year.

      Gross profit. For the second quarter of 1999, gross profit increased by $12,638,000, or 57.8%, compared to second quarter 1998 and by $17,674,000, or
40.8%, from $43,371,000 for the six months ended June 30, 1998 to $61,045,000 for the six months ended June 30, 1999. Gross profit as a percentage of net sales increased from 12.1% for the second quarter of 1998 to 20.3% for the same percentage of net sales increased from 12.1% for the second quarter of 1998 to 20.3% for the same period in 1999 and from 12.2% for the six months ended June 30, 1998 to 18.4% for the same period in 1999. Our gross profit increased as a result of (1) our slab costs decreasing at a faster rate than our unit sales prices, (2) a product mix that included more of the higher value added galvanized products and (3) higher sales volumes. Additionally, during the second quarter of 1999, we recorded a $3,500,000 LIFO inventory adjustment reflecting an increase in inventory value versus a $769,000 LIFO adjustment during the same period in 1998 reflecting a decrease in inventory value. For the first six months in 1999, we recorded a $10,638,000 LIFO adjustment versus a $3,169,000 LIFO adjustment in the same period in 1998, as a result of lower inventory costs. If we had used the FIFO method of accounting instead, gross profit as a percentage of net sales would have increased to 12.5% for the second quarter of 1998 and decreased to 18.2% for the second quarter of 1999. Gross profit as a percentage of net sales would have decreased to 11.3% for the six-month period ended June 30, 1998 and 15.2% for the six-month period ended June 30, 1999.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $449,000 from $7,313,000 in the second quarter of 1998 to $7,762,000 in the second quarter of 1999 and increased slightly from $14,592,000 for the first six months of 1998 compared to $15,083,000 for the same period in 1999. This increase resulted from a variety of miscellaneous expenses, the majority of which consisted of an increase in profit sharing accrual due to higher profits and an increase in shipping expenses as a result of higher volumes.

      Equity in income (loss) of affiliate. During the second quarter of 1999, we recognized $88,000 of equity earnings from our investment in Companhia Siderurgica de Tubarao, which consists of our pro-rata share of Companhia Siderurgica de Tubarao's loss, which amounted to $512,000 based on our 1.5% ownership interest offset by $600,000 of amortized negative goodwill. Our investment in Companhia Siderurgica de Tubarao is accounted for under the equity method of accounting. Companhia Siderurgica de Tubarao is a publicly-traded Brazilian company engaged in the production of steel slab. Approximately 95% of Companhia Siderurgica de Tubarao's products are exported outside of Brazil and sold predominantly in U.S. dollars. This high percentage of U.S. dollar denominated cash flow tends to lessen the impact of market risks related to fluctuations in currency exchange rates. For the same period in 1998, we recognized income of $1,406,000.

      Interest expense. For the second quarter of 1999, our interest expense decreased by $106,000 compared to the second quarter of 1998. Interest expense decreased $259,000, or 3.1%, from $8,345,000 for the first six months in 1998, to $8,086,000 for the same period in 1999. The decrease in interest expense resulted from a slight decrease in our average outstanding debt during the first six months of 1999 compared to the first six months of 1998. Interest expense figures are net of interest income and capitalized interest of $324,000 for the three months and $529,000 for the six months ended June 30, 1999 and $581,000 for three months and $946,000 for the six months ended June 30, 1998.

      Income taxes. Income taxes increased $6,815,000 from $9,043,000 for the six month period ended June 30, 1998 to $15,858,000 for the six month period ending June 30, 1999. Income taxes increased as a result of higher income before tax.

      Net income. Net income for the three and six month periods ended June 30, 1999 was $13,665,000 and $22,819,000, respectively as compared to $6,705,000 and $12,986,000 for the three and six month periods ended June 30, 1998, for period to period increases of 103.8% and 75.7%, respectively.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      Net sales. Net sales decreased $49,019,000, or 6.8%, from $722,458,000 for the year ended December 31, 1997 to $673,439,000 for the year ended December 31, 1998. We experienced lower net sales due to a 0.6% decrease in tons billed and a 7.5% decrease in the average unit price of our products. We realized lower unit prices as prices on all flat rolled products were negatively impacted by a significant increase in competition from low priced imports. The impact of imports was somewhat offset by a shift in mix from hot rolled products to galvanized products. We generally sell galvanized products at higher prices than hot rolled products.

      Gross profit. Gross profit for 1998, including an adjustment for LIFO of $15,754,000 was $85,580,000 or 12.7% of net sales. Our gross profit for 1997, including a LIFO adjustment of $3,355,000 was $87,654,000 or 12.1% of net sales. We experienced a lower gross profit principally from a decrease in net sales. Additionally, depreciation expense for the year ended December 31, 1998 increased $2,285,000 due to the start of our second continuous galvanizing line in September 1998. If we had used the FIFO method of accounting instead, gross profit as a percentage of net sales would have been reduced to 11.7% in 1997 and 10.4% in 1998.

      In 1998 we made two changes in accounting estimates. The first accounting estimate changed the estimated useful lives of the hot strip mill reheat furnace, five stand cold reduction mill, continuous pickling line and the second galvanizing line from 10 to 15 years. We made this change following an investigation our engineers conducted and our operations staff concluded the economic useful lives of the listed equipment ranged from 12 to 18 years. We adopted 15 years representing the midpoint within the range. Changing the useful life of this equipment increased 1998 gross profit by approximately $2,300,000.

      The second accounting estimate changed the estimated useful life of our rolls from 1 year to three years and 10 years for back-up rolls. We made changes to better reflect how these assets are expected to be used over time, to provide a better matching of revenues and expenses and to be consistent with industry practice. Changing the useful life of this equipment increased our 1998 gross profit by approximately $2,900,000.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $1,538,000, or 5.7%, from $27,088,000 for the year ended December 31, 1997 to $28,626,000 for the year ended December 31, 1998. Selling, general and administrative expenses as a percentage of net sales increased from 3.7% in 1997 to 4.3% in 1998. We experienced the increase in expenses primarily from an increase in doubtful accounts, outside legal services and directors' fees.

      Interest expense. Interest expense increased $2,977,000, or 21.3%, from $13,977,000 for the year ended December 31, 1997 to $16,954,000 for the year ended December 31, 1998. We experienced this increase from $2,100,000 in interest expense paid to the Internal Revenue Service as a result of a review of its audits for the years ended December 31, 1992 and 1993. Interest expense figures are net of interest income and capitalized interest of $1,952,000 in 1997 and $1,940,000 in 1998.

      Income taxes. Income taxes decreased $3,425,000, or 20.3%, from $16,900,000 for the year ended December 31, 1997 to $13,475,000 for the year ended December 31, 1998. Income tax expense is net of a state manufacturing investment credit of $1,755,000 in 1997 and $2,515,000 in 1998.

      Net Income. Net income was $29,095,000 for the year ended December 31, 1998, as compared to $30,771,000, for the prior year. If we had not made an accounting estimate change extending the useful lives of the hot strip mill reheat furnace, five stand cold reduction mill, continuous pickling line and the second continuous galvanizing line from 10 to 15 years, the net income for the year ended December 31, 1998 would have been reduced to approximately $27,495,000. If we had not made an accounting estimate change extending the useful lives of the rolls and back-up rolls, the net income for the year ended December 31, 1998 would have been reduced to approximately $27,095,000.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

      Net sales. Net sales increased $28,014,000, or 4.0%, from $694,444,000 for the year ended December 31, 1996 to $722,458,000 for the year ended December 31, 1997. We experienced higher net sales from a 4.0% increase in tons billed and a 0.7% increase in the average unit price of our products.

      Gross profit. Gross profit decreased $17,259,000, or 16.5%, from $104,913,000 for the year ended December 31, 1996 to $87,654,000 for the year ended December 31, 1997. Gross profit as a percentage of net sales decreased from 15.1% in 1996 to 12.1% in 1997. We experienced this decrease primarily from an increase in slab costs and increases in natural gas prices and zinc prices. Additionally, depreciation expense for the year ended December 31, 1997 increased due to capital improvements in 1997.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased $873,000, or 3.3%, from $26,215,000 for the year ended December 31, 1996 to $27,088,000 for the year ended December 31, 1997. Selling, general and administrative expenses as a percentage of net sales remained constant.

      Interest expense. Interest expense increased $3,832,000, or 37.8%, from $10,145,000 for the year ended December 31, 1996 to $13,977,000 for the year ended December 31, 1997. We experienced the increase due to an increase in our average debt outstanding. Interest expense figures are net of interest income and capitalized interest of $1,667,000 in 1996 and $1,952,000 in 1997.

      Income taxes. Income taxes decreased $12,300,000, or 42.1%, from $29,200,000 for the year ended December 31, 1996 to $16,900,000 for the year ended December 31, 1997. Income tax expense is net of a state manufacturing investment credit of $0 in 1996 and $1,755,000 in 1997.

      Net income. Net income was $30,771,000 for the year ended December 31, 1997, as compared to $40,666,000, for the prior year.

Liquidity and Capital Resources

      At June 30, 1999, we had $10,807,000 in cash and cash equivalents and $38,000,000 available under our credit facility. During the six months ended June 30, 1999, cash flows from operations generated $49,982,000, which consisted of $22,819,000 in net income, $12,285,000 in depreciation and amortization expense and a net cash flow increase of $14,878,000 due to changes in assets and liabilities, the majority of which were a $18,010,000 decrease in inventories, a $7,551,000 increase in accounts receivables and a $10,624,000 increase in income taxes payable. Cash flows for investing activities during the six months ended June 30, 1999 consisted predominately of $18,827,000 of capital expenditures. Cash flows for financing activities during the six months ended June 30, 1999 consisted of net repayments under both short-term and long-term lines of credit and a dividend payment of $8,630,000.

      As of March 10, 1999, we entered into a new $130,000,000 five-year bank facility of which $100,300,000 was outstanding as of March 31, 1999. The new bank facility is collateralized by cash, accounts receivable, inventory and other assets. Subject to the satisfaction of customary conditions and a borrowing base, advances under the new bank facility may be made at any time prior to the new bank facility termination date. The termination date is the earlier to occur of March 10, 2004 or the date that is 60 days prior to the maturity of the 8.5% senior notes. Advances may be used for working capital, capital expenditures and other lawful corporate purposes, including the refinancing of existing debt.

      We currently have approximately $4.1 million in material commitments for capital investments expected to be completed during fiscal 1999. At any one time we are involved in 50 to 70 individual capital projects designed to maintain or enhance operational performance. We estimated 1999 total capital expenditures to be approximately $45.0 million.

      We anticipate that our primary liquidity requirements will be for working capital, capital expenditures, debt service and the payment of dividends. We believe that cash generated from operations and available borrowings under the new bank facility will be sufficient to enable us to meet our liquidity requirements for fiscal 1999.

Quantitative and Qualitative Disclosures about Market Risk

      We are exposed to market risks related to fluctuations in interest rates on our notes and on our $130.0 million floating rate bank facility. We do not currently use interest rate swaps or other types of derivative financial instruments.

      For fixed rate debt like the notes, changes in interest rates generally affect the fair value of the debt instrument. For variable rate debt like our bank facility, changes in interest rates generally do not affect the fair value of the debt, but do affect earnings and cash flow. We do not have an obligation to repay our notes prior to maturity in 2009 and, as a result, interest rate risk and changes in fair value should not have a significant impact on us. We believe that the interest rate on the notes approximates the current rates available for similar types of financing and as a result the carrying amount of the notes approximates fair value. The carrying value of the floating rate bank facility approximates fair value as the interest rate is variable and resets frequently. The bank facility bears interest at LIBOR plus 70 to 100 basis points and we estimate that average outstandings under the facility for the year will be $80.0 million. Therefore, a one percentage point increase in interest rates would result in an increase in interest expense of $800,000 for the year.

      We do not believe that the future market rate risk related to the notes and the floating rate bank facility will have a material impact on our financial position, results of operations or liquidity.

Recently Issued Accounting Standards

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The FASB has proposed extending the effective date of SFAS 133 for one year. Application of this accounting standard is not expected to have a material impact on our financial position, results of operations or liquidity.

Year 2000

      The year 2000 problem is the result of computer programs being written using two digits rather than four digits to define the applicable year. In 1997, we began to examine our business for year 2000 compliance. The results of our analysis and status of our year 2000 compliance are summarized below.

Information and Non-Information Technology Systems

      Our significant non-information technology systems include water, electric, telephones, sewer and waste water discharge systems. Our engineering department is currently analyzing all of the non-information technology systems that support our business to determine whether they are year 2000 compliant and to develop contingency plans, as necessary, to deal with any year 2000 problems. We expect this assessment, repair and the development of any related contingency plans, to be completed by September 30, 1999. To date, testing has not revealed year 2000 exposure in our non-information technology systems.

      We have three information technology systems that help us run our business, including an administrative system, a production control system and a process control system. In the two years since we began to examine our systems for year 2000 compliance, we have developed a comprehensive program to address potential year 2000 problems with our information technology systems. This program includes three phases: assessment, remediation and testing.

      Assessment--This phase entails a comprehensive assessment of each of our information technology systems with respect to year 2000 problems. Based on testing we have undertaken since 1997, we have concluded that each of our three information systems utilizes some date sensitive data. Our administrative system includes our accounting, human resources, purchasing, sales and shipping functions. Diagnostic testing by a third party vendor revealed that the accounting, human resources and purchasing functions were purchased from an outside vendor and were not year 2000 compliant. The other parts of our administrative system were developed by us and our tests revealed that they are year 2000 compliant. Testing conducted in 1998 revealed that our production control system, which was developed in-house and is used to schedule production at our mills and to manage production data as it relates to sales order entry, is year 2000 compliant. Our process control system, a computer system that runs the production lines at each of our mills, was tested in 1998 and 1999 and the testing revealed that two pieces of production equipment have minor year 2000 problems.

      Remediation--This phase involves reprogramming or replacing our systems that are exposed to year 2000 problems. We have purchased a year 2000 compliant software system known as an enterprise resource planning or ERP system. We purchased the ERP system to replace the portions of our administrative system that are not year 2000 compliant and to modernize several aspects of our non-production systems technology. We have also developed remedial measures for the two pieces of production equipment that we identified as having minor year 2000 exposure. We expect that we will complete remediation efforts on these two pieces of equipment prior to October 1999.

      Testing--This phase involves testing the effects of our remediation efforts. During June 1999, we implemented and tested the accounting, human resources and purchasing modules of the ERP system and found that they are fully operational and year 2000 compliant. We expect to test the year 2000 compliance of the two pieces of equipment that are part of our process control system prior to October when we expect our remediation efforts to be complete.

Year 2000 Costs

      As of June 30, 1999, we have incurred approximately $1.5 million in costs related to implementing the ERP system. We currently estimate that complete implementation of the ERP system will cost approximately $1.95 million and these costs will be capitalized to the extent permitted under generally accepted accounting principles. We expect that we will incur the $450,000 balance of the cost related to this project in the third quarter of 1999. We expect to incur an additional $200,000 in the third quarter of 1999 to make our process control system year 2000 compliant.

Third Party Relationships

      Our material third party relationships are with slab suppliers, including foreign suppliers. We have contacted our three largest suppliers and they have confirmed to us that they are all year 2000 compliant. We are also in the process of acquiring data to determine the preparedness of our other slab suppliers and we expect to complete this analysis by the end of the third quarter of 1999.

      We have also sent surveys to the vendors from which we made 85% of our 1998 purchases to determine their preparedness for the year 2000. Of the 104 surveys we sent, we have received 72 responses. These responses are currently being evaluated to determine whether these suppliers are year 2000 compliant. We also expect to complete this analysis by the end of the third quarter of 1999.

      We have not contacted our customers to assess their year 2000 compliance and we do not intend to do so. Because no single customer represents more than 10% of our total sales, we do not anticipate material problems with any potential year 2000 exposure our customers might have. Our sales to foreign customers amount to less than one percent of our total sales, therefore, we are not exposed to material risks from foreign customers' potential year 2000 problems.

      We have not independently verified or validated the accuracy of third parties' assessments of their year 2000 risk and cost estimates.

Worst Case Scenario and Contingency Plan

      We believe we have taken and continue to take all prudent steps to identify and remediate our year 2000 exposure and that we have an effective program in place to address any year 2000 problems in a timely manner. Our expectations regarding our year 2000 efforts, however, are subject to various uncertainties that could cause actual results to differ from those discussed here. Those uncertainties include our success in identifying systems that are not year 2000 compliant and the success of vendors, suppliers, customers and other third parties we interact with in addressing any year 2000 problems they might have. We believe that our most reasonable worst case scenario is that there could be some interruptions in deliveries from our third party vendors and possibly in our interactions with customers, to the extent that they have their own year 2000 problems.

      We have not developed a specific contingency plan to deal with the year 2000 problem because, in the ordinary course of business, we maintain a general contingency plan for emergencies. In this regard, each of our departments is responsible for ensuring that they have back-up capabilities to eliminate or minimize the negative effects of emergencies. In addition, we maintain inventories capable of supporting sales activities for approximately 60 days with an additional 30 days of inventory in transit to our facilities at any given time. We will consider developing a more specific contingency plan as we complete assessment of our non-information systems and our third party exposure over the next few months.

                                    BUSINESS

      Statements of our belief in this section are based on our own internal studies or research, estimates of members of our senior sales management team, our knowledge of the industry or other information we have internally compiled.

Introduction

      We believe we are the leading producer of flat rolled steel in the western United States based on tonnage billed. We produce the widest range of flat rolled steel products in the region, including hot rolled, cold rolled and galvanized coil and sheet. We also produce electric resistant weld pipe. Unlike integrated steel mills and mini-mills, we do not manufacture steel. Rather, we process steel slab manufactured by third parties. Our principal market consists of the 11 states located west of the Rocky Mountains. We have four main competitors located in the western United States. Some steel product is also supplied to the western United States via imports from foreign companies and from smaller companies. We estimate that total shipments of hot rolled, cold rolled and galvanized steel products made to the western United States in 1998 represented approximately 7.3% of total shipments of these products throughout the United States. We believe our slab-based business model, breadth of products, non-union work environment, southern California location and long-standing customer relationships provide us with significant advantages over our competition.

Industry Overview

      The steel industry is highly cyclical in nature. It is influenced by a combination of factors including periods of economic growth or recession, strength or weakness of the U.S. dollar, worldwide production capacity, levels of steel imports and tariffs. Other factors including the failure to adapt to technological change, plant inefficiencies and high labor costs have affected the industry. Steel, regardless of product type, responds to forces of supply and demand, and prices have been volatile and have fluctuated in reaction to general and industry-specific economic conditions.

      There are generally two types of steel producers: "integrated mills" and "mini-mills." Steel manufacturing by an integrated producer includes ironmaking from raw materials, like iron ore and coal in a blast furnace, followed by steelmaking, slab making, reheating and further rolling into coil or other shapes. A mini-mill is generally a smaller volume steel producer that uses an electric arc furnace rather than a blast furnace to create steel from ferrous scrap metal. Mini-mills typically service regional markets.

      Unlike integrated steel mills and mini-mills, we do not manufacture steel. Rather, we process steel slab manufactured by third parties. As a result, we do not have the fixed costs associated with the manufacturing of steel. Slab consumption costs comprise approximately 70% of our cost of goods sold. We believe we are the largest importer and the second largest purchaser of steel slab in the world. Our purchasing power provides us with the ability to negotiate favorable terms and conditions for steel slab from low cost and high quality producers throughout the world. Prices of our flat rolled steel products have historically experienced a close correlation to the prices of steel slab. Although we remain subject to the cyclicality inherent in the steel industry, we believe this correlation, combined with our slab-based business model, provides us with operating margins that are more consistent than those of a typical flat rolled steel producer. Because we have entered into purchase contracts at predetermined prices for approximately 90% of our estimated 1999 slab procurement needs, our 1999 operating margin could be adversely affected if flat rolled steel prices significantly decline.

Recent Industry Conditions

      Over the past 18 months many foreign steel producers, particularly those located in Asia and Russia, have experienced difficult financial and economic conditions in their domestic markets. Economic weakness within their home borders has caused a significant decrease in local demand for steel and other industrial materials. Thus, many foreign steel producers have been forced to export to countries like the United States that have more stable economic conditions. In addition, the substantial weakness in value of their local currencies relative to the U.S. dollar has enabled many exporters to drive prices substantially lower in the U.S. steel market. Some industry experts have estimated that these prices are below these producers' reasonable cost of production. This increase in foreign steel supply and commensurate pricing pressure has negatively affected all U.S. steel producers. Because of its proximity to Asia, the western United States was one of the first regions to be targeted by the additional export steel supply. We believe that our market began to experience significant export intrusion in the fourth quarter of 1997.

      On September 30, 1998, we joined 11 other major domestic steel producers in filing with the International Trade Commission of the U.S. Department of Commerce and the U.S. International Trade Commission a petition charging Japan, Russia and Brazil with unfair and anti-competitive trade practices in relation to their export of hot rolled band product into the United States. At issue was whether Japan, Brazil and Russia committed unfair and anti-competitive trade practices in relation to their export of hot rolled band products into the United States. As a result of this petition the USITC voted to impose anti-dumping duties ranging from 17% to 67%. Additionally, agreements have been concluded between the U.S. government and the governments of Brazil and Russia to limit hot rolled shipments into the United States for a period of five years in exchange for the United States suspending tariffs and ending its investigation into whether Brazilian and Russian carbon hot-rolled steel has been subsidized. We believe that this measure of relief against the significant supply of hot rolled products entering the U.S. market, through clearly defined limits on imports or additional tariffs, will help serve as a stabilizing force to domestic steel prices.

      Under this determination Kawasaki Steel Corporation, the parent of one of our stockholders, is subject to the 67% anti-dumping duty on any hot rolled steel products it exports to the United States. We do not believe that this will cause Kawasaki Steel Corporation to raise the prices of the steel slab it sells to us because Kawasaki Steel Corporation sells a variety of other steel products, both within and outside the United States. In addition, the determination does not prevent Kawasaki Steel Corporation from selling hot rolled steel in any other part of the world. Furthermore, we have not purchased any hot-rolled steel products from Kawasaki Steel Corporation this year and do not intend to unless the prices Kawasaki Steel Corporation charges are competitive. We do not plan on violating covenants in our credit agreements by purchasing products at higher prices from Kawasaki which would occur if we were to purchase such products. Companhia Vale do Rio Doce is not affected by this determination because it was not a party to the petition as it does not produce or sell steel products.

Products and Customers

      Our principal product lines are hot rolled coil and sheet, cold rolled coil and sheet, galvanized coil and sheet and electric resistant weld pipe. The following table sets forth our sales by product category as a percentage of total shipments for the periods indicated:

                                                                   Six Months
                                                                      Ended
                                        Year Ended December 31,     June 30,
                                     ----------------------------- -----------
                                     1994  1995  1996  1997  1998  1998  1999
                                     ----- ----- ----- ----- ----- ----- -----
Hot rolled coil and sheet........... 60.8% 59.7% 58.8% 58.0% 52.1% 54.2% 49.9%
Cold rolled coil and sheet.......... 11.8% 11.8% 12.2% 12.0% 15.1% 14.2% 16.3%
Galvanized coil and sheet........... 20.9% 21.6% 22.2% 21.8% 24.4% 22.3% 27.6%
ERW pipe............................  6.5%  6.9%  6.8%  8.2%  8.4%  9.3%  6.2%
                                     ----- ----- ----- ----- ----- ----- -----
    Total...........................  100%  100%  100%  100%  100%  100%  100%
                                     ===== ===== ===== ===== ===== ===== =====
Total tons billed, excluding scrap
 (in thousands)..................... 1,438 1,497 1,563 1,625 1,614   823   886

      The western U.S. steel market is comprised of many consumers typically requiring small order sizes with a wide variety of metallurgical qualities and specifications. In contrast, the majority of other U.S. steel markets primarily depend on heavy-tonnage steel consumers like the automotive and durable goods manufacturing industries. We believe that the western United States' smaller and more diverse customer base helps shift pricing power away from the consumer and to the supplier. Instead of competing solely on price, we benefit from having customers that place greater value on our competitive strengths, including integrated service, timeliness of delivery and ability to meet unique customer needs. We benefit from our strategic location in Fontana, California.

      We have over 300 active customers, with no single customer accounting for more than 6% of our 1998 sales. Our customers include service and processing centers, construction and building material companies, roofing and decking manufacturers, structural tubing concerns, oil and gas producers and distributors, wheel and rim manufacturers, packaging and container companies as well as various other industries. Based on our knowledge of the industry and the western U.S. market as well as selected third party sources, the following sets forth our internally generated market share data for each of our products.

      We do not actively pursue sales in foreign markets and we make foreign sales only when they are economically advantageous to us. In 1998, we sold approximately 12,900 tons of steel product to customers in Mexico and Canada. This amount represented less than 1% of our total 1998 tons billed. Year to date 1999 foreign sales are following a pattern similar to 1998 foreign sales.

Hot Rolled Coil and Sheet

      We believe we are the leading supplier of hot rolled products in the western U.S. market and we estimate that our market share in 1998 was approximately 40%. Hot rolled coil and sheet is our largest product category as measured by tons sold per year. Our customers use hot rolled steel for a variety of manufacturing applications, including the production of spiral weld pipe, shipping containers, auto wheels and rims, strapping, tubing and a variety of construction related products. Service and processing centers, which serve as wholesale centers for smaller manufacturers, purchased approximately 40% of our hot rolled shipments in 1998. In 1998, we directed approximately 50% of our hot rolled production to our customers and we further processed approximately 50% internally for our own product needs.

Cold Rolled Coil and Sheet

      We believe we are the second leading supplier of cold rolled products in the western U.S. market and we estimate that our market share in 1998 was approximately 20%. Cold rolled coil and sheet are used in exposed steel applications where high surface quality is important. Typically, cold rolled material is coated or painted. Applications for our cold rolled products include electronic cabinetry, lighting fixtures, metal office furniture, water heaters, container manufacturers, tubing, appliances, galvanized containers and a variety of construction related products. Service and processing centers purchased approximately 45% of our cold rolled shipments in 1998. In 1998, we directed approximately 40% of our cold rolled production to our customers and we further processed approximately 60% internally for our own product needs.

Galvanized Coil and Sheet

      We believe we are the leading supplier of galvanized rolled products in the western U.S. market. We estimate that our market share in 1998 was approximately 30%. Galvanized coil and sheet is produced by adding zinc to cold rolled steel for additional corrosion resistance. We believe we offer the broadest range of thicknesses, widths and coatings of galvanized products in the western U.S. market. Applications for our galvanized coil product include tubing, drums, tanks, culvert and a variety of construction related products. In 1998, we shipped approximately 394,000 tons of galvanized products in the western U.S. market. Our objective is to ship approximately 550,000 tons of galvanized products in 2000.

Electric Resistant Weld Pipe

      We supply ERW pipe with diameters ranging from 4.59 to 16.09 in the western U.S. markets. The principal end-users of our ERW pipe production are oil and gas transmission companies. Selected service and processing centers purchased approximately 65% of our production. We also sell standard pipe to industrial accounts for load bearing and low-pressure applications.

Operations

      The following flowchart illustrates our production flow:
Modernization Program

      In 1993, we began a capital expenditure program of approximately $250.0 million to be spent over a six year period. Through June 30, 1999, we had substantially completed the capital investments originally contemplated under the modernization program. We believe that these investments have strengthened our competitive position by reducing operating costs, broadening our product line, improving product quality and significantly increasing our throughput capacity of flat rolled steel products.

      The following table describes the primary investments made under our modernization program:

      Major Investment         Amount     Completion                   Benefit
      ----------------         ------     ----------                   -------
                            (in millions)
 Continuous pickling line..      $68         1994    .  Replaced two pickling lines and
                                                        increased annual continuous pickling
                                                        capacity from 780,000 to 1.2 million
                                                        tons
                                                     .  Increased overall efficiency,
                                                        productivity and product quality
 Five-stand cold rolling
 mill
 modernization.............      $64         1997    .  Revamped five-stand cold rolling mill
                                                        and increased throughput capacity and
                                                        improved overall product quality
                                                     .  Increased maximum width of coils
                                                        produced from 429 to 629, allowing for a
                                                        commensurate increase in coil weight
                                                        from 18 to 35 tons (increased width
                                                        matches width capacity on new continuous
                                                        pickling line)
 Reheat furnace............      $28         1997    .  Walking beam furnace substantially
                                                        replaced 3 pusher furnaces
                                                     .  Reduced emissions from reheating process
                                                        and decreased energy costs
 Second continuous
 galvanizing line..........      $73         1998    .  Increased annual capacity from 375,000
                                                        to 550,000 tons
                                                     .  Provided ability to produce a broader
                                                        product range (we believe the widest
                                                        range in the western United States)
                                                     .  Improved efficiency by allowing each
                                                        galvanizing line to focus on either high
                                                        or low gauge product
                                                     .  Investment includes a capital
                                                        expenditure of $38.5 million and an
                                                        operating lease of $34.5 million
 Coil handling system......      $14         1999    .  Reduced hot coil cooling times from 3
                                                        days to 6-8 hours
                                                     .  Improved product quality and efficiency
                                                        by eliminating manual coil handling
                                                        system

      We believe the success of our modernization program contributes to our being a low cost producer of flat rolled steel products. We believe that the full benefits of the modernization program have yet to be achieved as production efficiencies continue to be gained through improved operating and maintenance practices, targeted capital investments and enhanced production planning and quality control procedures. As the chart below highlights, two of the principal achievements realized from the modernization program have been increased production capacity and a continued shift to higher margin, value added products.

                             [GRAPHIC APPEARS HERE]

Hot Rolled Coil and Sheet

      We produce hot rolled coil and sheet from slab in the hot strip mill. A walking beam furnace reheats slab, directs it to a multi-stand rolling mill to reduce thickness and rolls it into coil. Equipped with an automatic gauge control system and technologically advanced computer controls, the hot strip mill currently possesses a throughput capacity of over 1.7 million tons and can produce hot rolled coil in gauges from .0539 to .759.

The hot strip mill facility is primarily composed of the following:

    . a walking beam furnace with a capacity of 5,820 tons of slab per day supported by one pusher type reheat furnace that can be used to provide incremental production needs and increase capacity by 310 tons per day; and

    . the 869 mill which consists of five roughing stands, a scale breaker, six finishing stands and two downcoilers. This mill is illustrated in the schematic on the next page.

In addition, the hot strip finishing lines are composed of the following:

    . an 809 coil slitter line that can trim product up to 0.3759 in thickness and can be easily adjusted to meet a variety of customer-specified widths;

    .  one shear line using a synchronized flying shear;

    . a skin pass line that uses one 2-hi mill with 329 diameter x 869 rolls which is used for surface improvements; and

    . a build-up line that is used to increase coil sizes to customers specifications.

                                 Hot Strip Mill

                             [GRAPHIC APPEARS HERE]

Continuous Pickle Line

      We can further process hot rolled coil on the 629 continuous pickle line for direct sales to our customers or for cold rolled and subsequent galvanizing production. The continuous pickle line is a conventional horizontal design with a coil entry section, welder, hot water preheat tanks, acid tanks, water rinse, dryer, looper, side trimmer, coiler, oiling equipment and scale. The line can currently yield up to approximately 1.2 million tons per year.

                             Continuous Pickle Line

                             [GRAPHIC APPEARS HERE]

Cold Rolled Coil and Sheet

      Cold rolled sheet is hot rolled steel that has been further processed through the continuous pickle line and then successively passed through a rolling mill without reheating until the desired gauge and other physical properties have been achieved. Cold rolling reduces gauge and hardens the steel and, when further processed through an annealing furnace and temper mill, improves uniformity, ductility and formability. Cold rolling can also impart various surface finishes and textures. Cold rolled steel is used in applications that demand higher quality or finish. The thinner coil is usually annealed to increase ductility, while some coil is cut into sheet.

      The cold rolled facility, with a current annual finished capacity of approximately 1.1 million tons, includes the following:

    .  a five-stand reduction mill;

    .  an electrolytic cleaning line; and

    .  nine single stack annealing furnaces.

      The five-stand reduction mill reduces pickled steel strip from a gauge range of .0759 to .2259 to a range of .0109 to .1729 in thickness, with a maximum width of 609. After cold reduction, coil is cleaned in a 2008 to 1,0008 per minute electrolytic cleaning line, producing smut-free steel which is then batch annealed before final production in the 609 temper mill, where the steel is tempered to specified finish and gauge.

                              Five-Stand Cold Mill

                             [GRAPHIC APPEARS HERE]

Galvanized Coil and Sheet

      Galvanized coil and sheet represent our highest value added products, requiring the greatest degree of processing and quality controls. We produce galvanized sheet by taking cold rolled coil, heating it in an annealing furnace and dipping the coil, while still hot, into a pot of molten zinc. As the coil leaves the pot, coating controls insure product specifications match customer requirements. The steel's corrosion resistance makes it ideal for applications like air conditioning units, air ducts, metal ties, studs, siding, decking, roofing and culverts.

      With the addition of our second continuous galvanizing line that started production in August 1998, we believe that our galvanizing facilities can produce the full range of coated steel. The combined current capacity of our galvanizing lines is approximately 550,000 tons per year. The first galvanizing line is horizontally configured and produces gauges from .0129 to .1749. The second continuous galvanizing line is vertically configured and produces gauges from .019 to .069.

                                Galvanizing Line

                             [GRAPHIC APPEARS HERE]

Electric Resistant Weld (ERW) Pipe

      We produce ERW pipe by rollforming hot rolled coil into a pipe shape, welding the edges together with a high frequency welder, annealing the weld and cutting the finished product to length on a continuous line. The ERW pipe may then undergo additional testing and/or finishing operations like hydrotesting and end beveling.
      The pipe mill produces pipe with outside diameters ranging from 4.59 to 169 and wall thickness ranging from .1569 to .3759, with lengths available up to 638 without mid-weld. Process coating is available through local coating applicators, several of whom lease space on our property. The ERW pipe mill has a current capacity of approximately 150,000 tons per year.

                                 ERW Pipe Mill

                             [GRAPHIC APPEARS HERE]

Semi-Finished Steel Slab and Suppliers

      Steel slab is a semi-finished steel product in rectangular form and is generally the first form taken by molten steel after it solidifies. The principal users of steel slab are steel producers or processors that roll slab into finished products like plate or coil.

      Steel slab consumption costs comprise approximately 70% of our cost of goods sold. We are the largest importer and the second largest purchaser of slab in the world. We purchase slab from a diverse group of foreign suppliers and one U.S. supplier to obtain high quality steel at low cost through reliable sources. Our foreign vendors are located in Brazil, Australia, Japan, Germany, Netherlands, Russia, Mexico, South Korea, Venezuela and Sweden.

      We have historically made our slab purchases on a quarterly basis. During 1998, however, we entered into purchase contracts for approximately 90% of our estimated 1999 slab procurement needs. Our purchasing power combined with attractive market conditions provided us with the opportunity to negotiate these contracts with terms and conditions we believe are favorable to us. Although we are not reliant on any one single vendor, we currently expect to purchase approximately 40% of our estimated 1999 supply from Companhia Siderurgica de Tubarao. Located in Brazil, we believe that Companhia Siderurgica de Tubarao is the largest producer and exporter of slab in the world. We also currently expect to purchase 20% of our supply from Broken Hill Proprietary Company Ltd. Both of these mills have been our traditional suppliers for over 10 years. Further, we currently expect to purchase approximately 7% of our 1999 supply from Companhia Siderurgica National. All of our existing contracts with our parent or affiliated companies are negotiated on an "arm's length" basis and in accordance with market conditions.

      We are related to both Companhia Siderurgica de Tubarao and Companhia Siderurgica National. Companhia Siderurgica de Tubarao is a subsidiary of both Companhia Vale de Rio Doce and Kawasaki Steel Corporation, our stockholders' parent companies. Companhia Siderurgica National is a stockholder of Companhia Vale do Rio Doce. We are not related to Broken Hill Proprietary Company Ltd. We also charter vessels from Seamar Shipping Corporation, a subsidiary of Companhia Vale do Rio Doce.

      According to the Shareholders' Agreement, we have agreed to continuously purchase slabs from Companhia Siderurgica de Tubarao as raw material for our operations according to basic terms and conditions we agree upon from time to time. In addition, our stockholders have agreed to maintain the existing contracts between us and Companhia Siderurgica de Tubarao and Seamar Shipping Corporation in accordance with their respective terms and conditions.

      We negotiate directly with a variety of shipping companies to deliver our slab directly to the Port of Los Angeles. The vessels are loaded following a specific stowage plan that we developed. The plan ensures high productivity rates at both the loading and unloading sites. Our agents are on site for the loading of each shipment. After unloading, the slab is transported to our facility by rail using the services of the Burlington Northern Santa Fe Railroad. A recently renewed long-term contract with Burlington Northern covers our transportation service at fixed rates through 2003.

      We believe that our integrated slab procurement system allows us to manage our slab inventory levels, ensuring optimal tonnage levels as well as the slab quality necessary to meet our customers' order specifications. As of July 1999, we had what we believed to be firm backlog orders of approximately 309,000 tons. Based on our average sales price at that time, the backlog value was approximately $114,477,000. As of July 1998, we had what we believed to be firm backlog orders of approximately 124,600 tons. Based on our average sales price at that time, the backlog value was $52,490,000.

      We made or intend to make the following purchases of steel slab in metric tons, except as noted, during 1999:

     Supplier                         Volume in Metric Tons  Price     Total
     --------                         ---------------------  -----     -----
     CST.............................   700,000             $155.00 $108,500,000
     Kawasaki........................   200,000              160.00   32,000,000
     BHP.............................    70,000              163.00   11,410,000
     BHP.............................   280,000              165.00   46,200,000
     CSN.............................   100,000              150.00   15,000,000
     Ekostal.........................    50,000              166.90    8,345,000
     Hoogovens.......................    35,000              147.00    5,145,000
     Novolipets......................    20,000              135.00    2,700,000
     Geneva..........................    15,000 (net tons)   185.50    2,782,500
                                      ---------                     ------------
     Total........................... 1,470,000                     $232,082,500

      We are committed to purchase these amounts of steel slab from these suppliers for the 1999 calendar year.

      We entered into contracts to purchase zinc at specific monthly volumes in 1999. We set the price on a monthly basis based on an average of the daily prices of zinc as quoted on the London Metals Exchange. Because the current pricing structure is floating, we believe that we are not exposed to price declines. The price we have paid for zinc in the past year has ranged from approximately $0.48 to $0.52 per pound.

Marketing and Customer Service

      We believe that we provide the highest level of customer service and product support in the western U.S. market. Our emphasis on customer service and product quality has enabled us to establish long-standing relationships with our customers. Our relationships with 90% of our top 30 customers extend beyond 10 years. We attribute this customer loyalty, in large part, to our strategy of delivering superior customer service as well as the in-depth market knowledge of our salesforce. Each member of our senior sales team has in excess of 25 years of experience selling to our western U.S. customer base.

      Our marketing and customer service strategies emphasize three principal objectives:

    .To provide a broad range of products;

    .To provide consistent service and on time product availability; and

    .To provide ancillary, value added services.

      We are the only producer of flat rolled steel products located in the western United States which can supply hot rolled, cold rolled and galvanized coil and sheet. We also produce ERW pipe in diameters ranging from 4.59 to
16.09. We believe that we are well equipped to provide "one-stop shopping" for our customers and we believe that this maximizes sales opportunities and increases the convenience and value of the service we provide to customers. We will continue to invest in the quality of our products across all product lines, allowing us to market ourselves as a full-service provider of flat rolled steel in the region.

      Our location in southern California not only gives us a significant freight cost advantage over our competition, but also allows us to provide a more service-oriented approach to our customers. Our operating structure allows us to respond quickly to changes in the timing of customer requirements, adjust schedules, source stock inventory and meet specialized shipping needs. Our ability to deliver made-to-order products in a timely manner allows our customers to maximize their inventory turns and meet production targets. By maintaining a regional focus, we believe that we can most effectively service our customers and achieve our goal of increasing market share in higher margin value added products.

      As part of our strategy to provide superior customer service, we offer our customers ancillary services such as engineering and metallurgical advice. A substantial portion of our customers are small to medium-sized businesses. As a result, many do not have the resources to employ a sophisticated metallurgical engineering staff. Our metallurgical engineers work with our customers on a daily basis, often on site, providing advisory services focused on reducing procurement costs and improving overall production efficiency. In addition to ancillary services, we also provide "service center" like operations including slitting, shearing, coating and single-billing for third party processing. We believe that these value added services help to further differentiate us from our competitors.

Competition

      The steel industry is cyclical in nature and highly competitive. We compete with domestic and foreign steel producers on the basis of customer service, product quality and price. We believe that the competitive landscape within the steel industry will continue to evolve, especially as new technologies and production methods are introduced. We believe that because of our slab-based business model, breadth of products, non-union work environment, southern California location and long-standing customer relationships, we are well positioned to meet competitive threats.

U.S. Competition

      We compete with western U.S. based producers of steel sheet products including steel processors, one integrated producer and, to a lesser extent, service centers. Historically, high transportation costs have deterred midwestern steel manufacturers from accessing the western U.S. market. We believe non-western U.S. steel sheet producers supply approximately 10% of the hot rolled coil and sheet, 3% of the cold rolled coil and sheet and 6% of the galvanized coil and sheet in the western U.S. market. Many of our competitors have invested in new plants and equipment, that have improved their product quality and increased their production efficiencies. In the hot rolled segment our principal domestic competitor is Geneva Steel, located in Provo, Utah. Geneva, the only integrated mill to produce hot rolled products located in the western United States, has traditionally concentrated its production on heavy plate steel products. UPI, located in Pittsburgh, California, is our principal competitor in galvanized and cold rolled products. We also compete in the galvanized market with Broken Hill Proprietary Company Ltd., located in Kalama, Washington, and MSC Pinole-Point Steel, located in Richmond, California.

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

      Service and processing centers serve as both our customers as well as competitors. Service centers serve as wholesale distributors for a broad line of sheet products and also provide value added services including slitting, shearing and coating.

Foreign Competition

      We compete with foreign producers in all of our product categories. Some foreign producers benefit from low labor costs, weakened local currencies and government subsidies. We have experienced increased competition from importers primarily within the hot rolled products sector over the last 18 months. Although imported steel has relatively long lead times to reach the western U.S. market, economic and currency dislocations in foreign markets have forced many importers to target the United States with excess capacity at aggressive prices. See "--Industry Overview--Recent Industry Conditions."

Employee Relations

      At June 30, 1999, we had 964 full-time employees. We have the largest non-union workforce located at any one steel facility in the United States. We provide our employees with supplemental work training and education programs. Our officers also routinely discuss our business plan with them. We believe that we have a good relationship with our employees.

Property

      We are located on approximately 380 acres in Fontana, California. Our facilities are situated on approximately 115 acres of this space. The property includes a 22 mile railroad system serviced by Burlington Northern Santa Fe and Southern Pacific rail lines.

Environmental Matters

      Compliance with environmental laws and regulations is a significant factor in our business. We are subject to various federal, state, and local environmental laws and regulations concerning, among other things, air emissions, waste water discharges and solid and hazardous waste disposal. We own property and conduct or have conducted operations at properties that are contaminated with hazardous materials and will require investigation and remediation according to federal, state or local environmental laws and regulations. Expenditures on environmental matters, including expenditures on pollution control equipment and remediation activities, totaled approximately $2.9 million in 1996, $3.2 million in 1997 and $2.3 million in 1998. We plan to spend approximately $3.7 million in 1999, with the largest component representing investigation and remediation activities at our Fontana site.

      In 1996, we entered into an Expedited Remedial Action Voluntary Enforceable Agreement with the California Environmental Protection Agency, Department of Toxic Substances Control. This agreement superseded a Voluntary and Enforceable Agreement and Imminent and/or Substantial Endangerment Order issued by the Department in 1992 and amended in 1994. According to the agreement, we are conducting an investigation of potential soil contamination at approximately 28 areas of concern at our facility in Fontana, California. We currently expect to propose a remedial action plan to the Department in the spring of 2000. We estimate remedial costs could range from $5.2 to $11.0 million. The current estimate is an approximation based on incomplete information. This estimate is less than earlier estimates and could be further reduced as more information becomes available. On the other hand, these costs could be significantly higher if substantial soil excavation is required or if the agency requires any groundwater investigation or remediation. Our actual future expenditures for response actions regarding environmental conditions existing at our properties and other similar matters cannot be conclusively determined at this time. There can be no guarantee that these expenditures will not have a material adverse effect on our financial condition or results of operations.

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

      In October 1998, we received a Notice of Violation of Waste Discharge Requirements from the California Regional Water Quality Control Board, Santa Ana Region, relating to stormwater discharges at our Fontana facility. We have proposed actions to correct the alleged non-compliance which we believe should not cost in excess of $375,000. However, we cannot assure you that the cost of compliance will not exceed this amount or that the agency will accept our proposal.

Legal Proceedings

      We are from time to time in the ordinary course of business, subject to various pending or threatened legal actions. We believe that any ultimate liability arising from pending or threatened legal actions should not have a material adverse effect on our financial condition. On September 30, 1998, we joined 11 major domestic steel producers in filing a Petition for the Imposition of Antidumping Duties and Countervailing Duties according to Sections 701, 702, 731 and 732(b) of the Tariff Act of 1930, as amended, before the International Trade Commission of the U.S. Department of Commerce and the U.S. International Trade Commission (Case Nos. C-351-829, A-588-846, A-821-809 and A-351-828) in connection with hot rolled carbon steel flat products from Japan, Brazil and the Russian Federation. At issue was whether Japan, Brazil and Russia committed unfair and anti-competitive trade practices in relation to their export of hot rolled band products into the United States. As a result of this petition the USITC voted to impose anti-dumping duties ranging from 17% to 67%. Additionally, agreements have been concluded between the U.S. government and the governments of Brazil and Russia to limit hot rolled shipments into the United States for a period of five years in exchange for the United States suspending tariffs and ending its investigation into whether Brazilian and Russian carbon hot-rolled steel has been subsidized. As a result of the petition, Kawasaki Steel Corporation, the parent of one of our stockholders, is subject to the 67% duty on any hot rolled products it exports to the United States. We do not believe that this will affect the price of steel slab we purchase from Kawasaki Steel Corporation as hot rolled products are only one of a variety of products the company sells around the world and Kawasaki Steel Corporation may still sell hot rolled products in any other part of the world. Companhia Vale do Rio Doce is not affected by this petition because it was not a party to the petition as it does not produce or sell steel products. See "-- Industry Overview--Recent Industry Conditions."

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

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth our directors and executive officers as of June 30, 1999. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the board of directors until their terms expire and their successors are duly chosen and qualified.

 Name                             Age                 Position
 ------------------------------- ----- -------------------------------------
 Tatsuhiko Hamamoto.............   58  Chairman of the board of directors
 Hajime Bada....................   50  Director
 Francisco Povoa................   49  Director
 Nadim Sareyed-Dim..............   57  Director
 C. Lourenco Goncalves..........   40  President and Chief Executive Officer
                                       Senior Executive Vice President,
 James E. Declusin..............   56  Commercial
 Junsuke Takasaki...............   49  Executive Vice President, Operations
 Vicente Wright.................   46  Executive Vice President, Finance
 Donald Duffy...................   64  Vice President, Operations
                                       Vice President, Administration and
 Brett Guge.....................   44  Corporate Secretary

--------

      Tatsuhiko Hamamoto has served as Chairman of the board of directors since July 1998. From 1995 to 1998, Mr. Hamamoto was Corporate Auditor on the Board of Kawasaki Steel Corporation. From 1993 to 1995, Mr. Hamamoto was Executive Vice President of KLI, an aviation leasing company. From 1990 to 1992, Mr. Hamamoto served as Vice President, Technology and Finance at Armco Steel. From 1987 to 1989, Mr. Hamamoto was General Manager of the Overseas Steel Business Department at Kawasaki Steel Corporation and our Executive Vice President. He graduated from Kobe University with a Bachelor of Arts Degree in Economics.

      Hajime Bada has served as a director since March 1998. He has been employed by Kawasaki Steel Corporation since 1973 where he has held positions as Chiba Works Steelmaking Shop No. 1 Manager, Mizushima Works Steelmaking Shop No. 2 Manager, Steel Business Planning Manager, General Manager of the Steel Business Planning Department and General Manager of the Corporation Planning Department. He graduated from Tokyo University with a Master's Degree in Metallurgy.

      Francisco Povoa has served as a director since March 1998. He has worked at Companhia Vale do Rio Doce since February 1972 and has held positions as Superintendent of Technology, Mining Superintendent and General Manager of the South System, Industrial Engineering General Manager. From 1991 to 1993, Mr. Povoa served as the Executive Director of Rio Doce International in Brussels. Since 1997, he has served as both the Chairman of the board of directors and the President of Companhia Vale do Rio Doce's Employees Investment Club, a shareholder of Companhia Vale do Rio Doce. He served as President of SIBRA-Eietwosiderivagica Brasileina S.A. and Companhia Paulista de Ferro-Ligas, a Brazilian maganese producer, from 1997 to 1998. He has served as a member of the board of directors of Companhia Vale do Rio Doce since 1997, Societe Europeenne D'Alliages Pour La Siderurgie (SEAS), French ferro-alloy producers, since 1998, Nova Era Silicon, a Brazilian ferro-silicon company, since 1998, and Companhia Vale do Rio Doce's pension fund since 1993. Mr. Povoa graduated from Universidade Federal de Minas Gerais with a Mining Engineering Degree.

      Nadim Sareyed-Dim has been a member of the board since August 1997 and served as the Chairman of the board from August 1997 to March 1998. Mr. Sareyed-Dim has been a Director, the President and Executive Vice President of Rio Doce America Inc. (USA), a subsidiary of Companhia Vale do Rio Doce, since 1996, and the President of the Board and Chief Executive Officer of Rio Doce Ltd. (USA), also a

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

subsidiary of Companhia Vale do Rio Doce, since 1997. From 1989 to 1995, he served as President, Vice President and Commercial Director of Vale do Rio Doce Navegacao SA Docenave, a subsidiary of Companhia Vale do Rio Doce. Mr. Sareyed-Dim also served as Marketing and Planning Director and General Manager of Technical Studies at Companhia Vale do Rio Doce from 1985 to 1989. Mr. Sareyed-Dim has also been a member of the board of directors of SEAS, a French ferro-maganese company, and a Member of the Administration Board of Rio Doce Pasha Terminal, a cargo terminal in the Port of Los Angeles. He received his Ph.D in Metallurgy from Monash University, Melbourne, Australia.

      C. Lourenco Goncalves has served as President and Chief Executive Officer since March 1998. From 1981 to 1998, he was employed by Companhia Siderurgica National, the largest steel company in Brazil, where he held positions as a Managing Director, General Superintendent of Volta Redonda Works, Hot Rolling General Manager, Cold Rolling and Coated Products General Manager, Hot Strip Mill Superintendent, Continuous Casting Superintendent and Quality Control Manager. Mr. Goncalves graduated from the Federal University of Minas Gerais State with a Master's Degree in Metallurgy.

      James E. Declusin has served as the Senior Executive Vice President, Commercial since July 1998. He has been with us since 1984 and has held positions as Vice President, Commercial and Chief Operating Officer. Prior to joining us, Mr. Declusin spent 17 years in various management positions in the commercial area of Kaiser Steel Corporation. Mr. Declusin graduated from University of Santa Clara with a Bachelor of Science Degree in Commerce.

      Junsuke Takasaki has served as Executive Vice President, Operations since June 1998. Prior to joining us, he was employed by Kawasaki Steel Corporation from 1973 to 1998 where he held positions as Cold Rolling Department General Manager and Quality Department Manager at Chiba Works and Kawasaki Steel Corporation's New York and Detroit offices. Mr. Takasaki graduated from Kyushu University with a Master's Degree in Metallurgy.

      Vicente Wright has served as Executive Vice President, Finance since February 1998. Mr. Wright was the Steel Division General Manager, from 1992 to 1998, and Iron Ore Sales General Manager from 1991 to 1992 of Companhia Vale do Rio Doce. From 1987 to 1988, Mr. Wright served as Iron Ore Sales General Manager for Rio Doce Asia Ltd., a subsidiary of Companhia Vale do Rio Doce. In 1986 and 1987, he was the assistant to the our President in charge of slab procurement and all of its related logistics. From 1978 to 1986, Mr. Wright served as Purchasing Executive and Slab Marketing Manager at Companhia Siderurgica de Tubarao. Mr. Wright was a member of the Board of Directors of Companhia Siderurgica National, the largest steel company in Brazil, from 1993 to 1997, Acominas, a Brazilian steel mill, from 1994 to 1998, Siderar, an Argentine steel mill, from 1994 to 1997, Chairman of Nova Era Silicon, a Brazilian ferro-silicon company mill, from 1994 to 1997 and SEAS from 1994 to 1998. He graduated from Marquette University, Milwaukee, Wisconsin with a Bachelor's Degree in Business Administration.

      Donald Duffy has served as Vice President, Operations since 1986. Mr. Duffy has been with us since 1986 and held the positions of Maintenance Coordinator and Major Project Manager prior to becoming the Vice President of Operations. From 1952 through 1985, Mr. Duffy was employed by Kaiser Steel Corporation where he held positions as Machinist, Planning Department Supervisor, Machine Shop General Foreman, General Foreman Maintenance of Continuous Caster, Superintendent of Maintenance and Superintendent of Operations and Maintenance. Mr. Duffy received a Certificate in Mechanical Engineering and Industrial Supervision from Chaffey College.

      Brett Guge has served as Vice President, Administration and Corporate Secretary since May 1997. From 1994 to 1997, he served as the Manager of Administration of Gallatin Steel. From 1983 to 1994, he was employed by Alcoa where he held positions as the Superintendent of Industrial Relations and Employment, Supervisor of Employee Relations and Superintendent of Industrial Relations and Training. Mr. Guge graduated from Xavier University with a Master's Degree in Business Administration.

Board Committees

      Our board of directors has a compensation committee and a finance committee. The board established the compensation committee in March 1998 and appointed four members: former director Masatoshi Nakamura, Director Nadim Sareyed-dim, Mr. Toshiro Kabasawa of Kawasaki Steel Corporation and Mrs. Carla Grasso of Companhia Vale do Rio Doce. Mr. Nakamura resigned from the board in June 1998 and Mr. Hamamoto replaced him on the compensation committee. The compensation committee met twice during 1998. The compensation committee reviews compensation packages for our officers and other key management, reviews policies for salary, wages and benefits for our employees and prepares the compensation proposal to the board.

      The board also established the finance committee in March 1998. This committee is comprised of four members including Directors Nadim Sareyed-Dim and Hajime Bada, and Mrs. Gloria Serra of Companhia Vale do Rio Doce and
Mr. Eiji Hayashida of Kawasaki Steel Corporation. This committee met twice during 1998. The finance committee mainly reviews our investment plans, business plan, annual operating plan and budget. The committee is also responsible for reviewing our operating results and performance.

Director Compensation

      For their service as our directors for fiscal year 1998, between January 1, 1998 and August 1, 1998 all directors received $1,500 per month payable on a quarterly basis. From August 1, 1998 to December 31, 1998, all directors, except the Chairman, received $3,000 per month and committee members received $1,000 per month, each payable on a monthly basis. Mr. Hamamoto, Chairman of the board of directors, is paid a salary of $310,000 as our employee. During 1998, he received $159,853 in salary, $566 in profit sharing, $333 for car expenses and $5,899 in matching contributions to his account in our 401(k) Plan.

Executive Compensation

      The following summary compensation table sets forth information regarding compensation earned in the fiscal year ended December 31, 1998 by our Chief Executive Officer, each of our other four most highly compensated executive officers whose salary and bonus exceeded $100,000 in the 1998 fiscal year, and our former President and Chief Executive Officer, Executive Vice President Operations and Vice President Commercial, each of whom resigned during 1998.

                           Summary Compensation Table

                                                              Long-Term
                              Annual Compensation            Compensation
                         ---------------------------------   ------------
   Name and Principal                         Other Annual                 All Other
        Position          Salary      Bonus   Compensation   LTIP Payouts Compensation
------------------------ --------    -------- ------------   ------------ ------------
C. Lourenco Goncalves    $238,889(2)       --   $ 45,888(3)          --     $  9,218(4)
 (1)....................
 President and Chief
 Executive Officer
Marcus A. Mota-Silva     $ 48,675(2) $126,000   $134,066(6)          --     $  3,504(7)
 (5)....................
 President and Chief
 Executive Officer
James E. Declusin (8)... $329,186    $116,000   $ 53,958(9)    $130,000     $ 10,655(10)
 Senior Executive Vice
 President Commercial
Vicente Wright (11)..... $160,799(2)       --   $ 18,353(12)         --     $  9,308(13)
 Executive Vice
 President Finance
Donald Duffy............ $171,763    $ 36,000        (14)      $ 30,000     $ 10,313(15)
 Vice President
 Operations
Brett J. Guge........... $155,421    $ 24,000        (14)            --     $ 10,098(16)
 Vice President
 Administration
Yasuo Ogawa (17)........ $ 90,753(2) $ 80,000   $ 31,677(18)         --     $  6,133(19)
 Executive Vice
 President Operations
David Catterlin (20).... $101,809(2) $ 37,000   $ 21,904(21)   $ 40,000     $353,946(22)
 Vice President
 Commercial

--------

(1) Mr. Goncalves began serving as President and Chief Executive Officer effective March 11, 1998.
(2) These salaries represent the actual amounts paid to the officer as the officer was not employed by us for the entire calendar year. Mr. Goncalves' reported compensation is for the period beginning March 11, 1998 through December 31, 1998. Mr. Mota-Silva's reported compensation is for the period beginning January 1, 1998 through March 13, 1998. Mr. Wright's reported compensation is for the period beginning February 1, 1998 through December 31, 1998. Mr. Ogawa's reported compensation is for the period beginning January 1, 1998 through June 13, 1998. Mr. Catterlin's reported compensation is for the period beginning January 1, 1998 through July 17, 1998.
(3) Includes moving expenses of $25,431.
(4) Represents payments of $1,232 made under our profit sharing plan and matching contributions of $7,986 to Mr. Goncalves' account in our 401(k) plan.
(5) Mr. Mota-Silva resigned as President and Chief Executive Officer effective as of March 13, 1998.
(6) Includes $42,866 for reimbursement of tax payments and $42,778 in moving expenses.
(7) Represents matching contributions to Mr. Mota-Silva's account in our 401(k) Plan.
(8) Mr. Declusin served as Chief Operating Officer until July 1, 1998 and began to serve as Executive Vice President, Commercial on July 1, 1998.
(9) Includes $41,487 in unused vacation pay.
(10) Represents $2,384 paid under our profit sharing plan and matching contributions of $8,271 to Mr. Declusin's account in our 401(k) Plan.
(11) Mr. Wright began serving as Executive Vice President, Finance effective February 1, 1998.
(12) Includes $6,119 for rent payments and $8,961 for car expenses.
(13) Represents payments of $1,670 made under our profit sharing plan and matching contributions of $7,638 to Mr. Wright's account in our 401(k) Plan.

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

(14) We provide perquisites to our officers which are not disclosed in accordance with SEC regulations because the value of the perquisites is less than 10% of the officer's total salary and bonus.
(15) Represents payments of $2,384 made under our profit sharing plan and matching contributions of $7,929 to Mr. Duffy's account in our 401(k) Plan.
(16) Represents payments of $2,384 made under our profit sharing plan and matching contributions of $7,714 to Mr. Guge's account in our 401(k) Plan.
(17) Mr. Ogawa resigned as Executive Vice President, Operations effective as of June 13, 1998.
(18) Includes $11,145 for moving expenses, $10,432 for reimbursement of tax payment and $9,350 for medical payments.
(19) Represents payments of $1,440 under our profit sharing plan and matching contributions of $4,693 to Mr. Ogawa's account in our 401(k) Plan.
(20) Mr. Catterlin resigned as Vice President, Commercial effective as of June 15, 1998.
(21) Includes $15,665 in unused vacation pay.
(22) Represents separation amount of $346,632, see "--Supplemental Executive Retirement Plans and Separation Agreement", $1,440 paid under our profit sharing plan and matching contributions of $5,874 to Mr. Catterlin's account in our 401(k) Plan.

Supplemental Executive Retirement Plans and Separation Agreement

      On August 7, 1998, we entered into a Supplemental Executive Retirement Plan with James E. Declusin, Senior Executive Vice President, Commercial. The plan reduces Mr. Declusin's annual base salary effective July 1, 1998 from $360,000 to $282,000, based on reassignment from his position of Chief Operating Officer, and grants him retirement payments in order to induce him to remain in our employ. Upon Mr. Declusin's retirement, we will pay Mr. Declusin a monthly benefit for 180 months calculated as follows: one-twelfth of the product of 2.5% multiplied by the number of years he is employed with us, limited to 16 years, multiplied by his average annual compensation, multiplied by a vested percent, currently standing at 16%, and which increases as follows if Mr. Declusin continuously remains employed by us: on October 30, 1999, an increase to 24%; and on October 30, 2000, an increase to 100%.

      On February 24, 1997, we entered into a Supplemental Executive Retirement Plan with Donald W. Duffy, Vice President, Operations, intended to induce Mr. Duffy to remain in our employ. If Mr. Duffy remains a full time employee until his retirement, we will pay Mr. Duffy a monthly benefit for 180 months calculated as follows: one-twelfth of the product of 2.5% multiplied by the number of years he is employed with us limited to 18 years, multiplied by his average annual compensation. If Mr. Duffy remains a full time employee until his retirement, 100% of the benefit will vest. No partial vesting applies.

      On June 12, 1998, we entered into a Separation Agreement with David Catterlin, Vice President, Commercial. According to this agreement, following his termination of employment on June 15, 1998, we have paid and will pay Mr. Catterlin as follows: we paid him wages through July 17, 1998, continued his medical plan coverage through July 31, 1998, paid him $173,316 in 1999, and will pay him $86,658 in each of 2000 and 2001.

Shareholders' Agreement

      We are owned 50% by Kawasaki Steel Holdings (USA), Inc., a Delaware corporation and a subsidiary of Kawasaki Steel Corporation, a Japanese corporation, and 50% by Rio Doce Limited, a New York corporation and a subsidiary of Companhia Vale do Rio Doce, a Brazilian corporation. Our two stockholders entered into a Shareholders' Agreement dated June 27, 1995, replacing a Shareholders' Agreement dated June 1, 1987. According to the Shareholders' Agreement, the stockholders agreed to subscribe for additional shares of our stock in proportion to their respective ownership if any new stock is issued. According to the Shareholders' Agreement, increases in our capital stock from time to time shall be allocated between our common stock and preferred stock as agreed upon by the stockholders. Each of the stockholders has the right and obligation to subscribe and pay fully for the new shares in proportion to its respective ownership of our common stock. In addition, either stockholder may let its Affiliated Corporations, as defined the Shareholders' Agreement, subscribe, in whole or in part, to the new shares to be issued to it under the terms described below.

      The Shareholders' Agreement provides that the Board of Directors shall be constituted of five directors, one of whom shall be chairman, as elected by and among the directors. Each stockholder shall have the right to appoint two directors and the fifth director shall be elected by unanimous affirmative vote of the shareholders. In addition, the stockholders shall jointly appoint a president, who shall appoint other officers designated by the Board of Directors. The Shareholders' Agreement also provides for a Consultative Council consisting of two members, one appointed by each of the stockholders. It is unclear whether the Consultative Council provisions are valid under Delaware corporation law. The Consultative Council decides on all relevant matters submitted to it by both or either of the stockholders and specifically resolves any deadlock among the directors. Because no stockholder holds a majority of our stock and the directors and members of the Consultative Council are elected by the stockholders in proportion to each of the stockholders' holdings, there is a possibility that a deadlock may occur on any issue voted on by the stockholders, Board of Directors and Consultative Council. If a deadlock were to occur and the Consultative Council could not resolve the issue, the last recourse is arbitration according to the Shareholders' Agreement. Furthermore, according to the Shareholders' Agreement, we have agreed to purchase slab from Companhia Siderurgica de Tubarao and use Seamar Shipping Corporation for ocean transportation of slab at negotiated prices.

      The Shareholders' Agreement provides that, subject to any limitation on the payment of dividends contained in any agreement we are a party to, the stockholders shall cause us to distribute from our profits as many dividends as possible that may be distributed under the applicable laws and regulations, provided that the profits shall first be applied to the payment of dividends on the preferred stock. We have historically paid dividends of 50% of our net income per year.

      If either one of the stockholders wishes to transfer or assign their shares of our stock to a third party, other than to one of its affiliated corporations, the stockholder must first offer to sell those shares to the other stockholder upon the same terms and conditions that the third party has offered to purchase the shares. Any stockholder who sells, transfers, assigns, or creates a pledge or other encumbrance on its shares in favor a third party, other than its affiliated corporations, is obligated to obtain an undertaking letter from the third party according to which the third party undertakes unconditionally and irrevocably the obligations of the transferring stockholder under the Shareholders' Agreement in proportion to the number of shares transferred. Either stockholder may sell, transfer or assign to its affiliated corporations all or any part of its shares or preemptive rights to subscribe for new shares of our stock by giving written notice to the other stockholder, provided that the affiliated corporation has agreed to become a party to the Shareholders' Agreement. In this case, both the transferor and the affiliated corporation shall jointly assume all of the obligations of the transferor under the Shareholders' Agreement.

401(k) Plan

      We maintain the California Steel Industries, Inc. 401(k) Savings Plan, a tax qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan provides the participants with benefits upon retirement, death, disability or termination of employment with us. Employees are eligible to participate in the salary reduction portion of the plan on the first day of the calendar month following their date of hire.

      Participants may authorize us to contribute to the 401(k) Plan on their behalf a percentage of their compensation, not to exceed legally permissible limits, including an overall dollar limit of $10,000 for 1999. The 401(k) Plan provides for our discretionary matching and profit sharing contributions. We currently match 100% of the first 4% of the participant's deferral under the 401(k) Plan each year and 50% of the next 2% of the participant's deferral under the 401(k) Plan each year. Each plan year we may also make an additional contribution to the 401(k) Plan. This discretionary employer contribution, if we make it, is allocated to each participant's account based on the participant's compensation for the year relative to the compensation of all participants for that year. In order to share in the allocation of the discretionary employer contribution, if any, a participant must complete 1,000 hours of service in the plan year.

Profit-Sharing Plan

      We maintain a profit sharing plan under which bonuses are awarded based on a pool amount, equal to 8% of our income before taxes and gain or loss on disposition of fixed assets. The basis for determining the profit sharing pool is subject to review and approval of our Board of Directors. The employee's share in the pool amount is based on his or her length of service with us during the profit sharing period. Employees who voluntarily terminate their employment for reasons others than retirement before the end of the profit sharing period and employees whose employment is involuntarily terminated are not eligible to receive any profit sharing award.

Compensation Committee Interlocks and Inside Participation

      Masatoshi Nakamura, Nadin Sareyed-Dim, Toshiro Kabasawa, Carla Grasso and Tatsuhiko Hamamoto served as members of our compensation committee in 1998. Mr. Nakamura resigned from the board in June 1998 and Mr. Hamamoto replaced him on the compensation committee at that time. None of the members of the compensation committee was, during 1998, an officer, employee or formerly an officer or employee of ours or our subsidiary.

      Mr. Hamamoto served as Corporate Auditor on the Board of Kawasaki Steel Corporation in 1998. Mr. Kabasawa served as Staff Manager, Steel Business Planning of Kawasaki Steel Corporation during 1998. Kawasaki Steel Corporation's subsidiary, Kawasaki Steel Holdings (USA), Inc. is one of our stockholders. In 1998, Mr. Nakamura served as President of Kawasaki Steel Holdings (USA), Inc. During 1998, we purchased $60,258,000 of slab from Kawasaki Steel Corporation. In 1998, Mr. Sareyed-Dim served as the President of the Board and Chief Executive Officer of Rio Doce Ltd. (USA), one of our stockholders, and also a subsidiary of Companhia Vale do Rio Doce. In 1988, Mrs. Grasso served as Director of Human Resources and Corporate Administration of Companhia Vale do Rio Doce, the parent of one of our stockholders, Rio Doce Limited.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of June 30, 1999, information regarding the shares of our common stock and Class C preferred stock beneficially owned by each stockholder that beneficially owns in excess of 5% of the outstanding shares of our common stock and Class C preferred stock. No director or named executive officer beneficially owns any shares of our common stock or Class C preferred stock.

                                                Common       Class C Preferred
                                           ----------------- -----------------
Name of Beneficial Owner                   Number % of Class Number % of Class
------------------------                   ------ ---------- ------ ----------
Rio Doce Limited..........................  500       50%    1,500      50%
 546 5th Avenue, 12th Floor
 New York, New York 10036

Kawasaki Steel Holdings (USA), Inc. ......  500       50%    1,500      50%
 c/o Corporation Trust Center
 1209 Orange Street
 Wilmington, Delaware 19801

  Rio Doce Limited is a subsidiary of Companhia Vale do Rio Doce, a Brazilian corporation, and Kawasaki Steel Holdings (USA), Inc. is a subsidiary of Kawasaki Steel Corporation, a Japanese corporation.

                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

      Our stockholders, Kawasaki Steel Holdings (USA), Inc., a subsidiary of Kawasaki Steel Corporation, and Rio Doce Limited, a subsidiary of Companhia Vale do Rio Doce, are parties to a Shareholders' Agreement. According to the Shareholders' Agreement, the stockholders control the election of the board of directors. The stockholders also indirectly control the appointment of officers through their right to jointly elect the president, who is entitled to appoint our other officers.

      The Shareholders' Agreement also provides for a Consultative Council, comprised of two members. Each stockholder is entitled to elect one member. The Consultative Council decides on all matters submitted to it by either or both of the stockholders and resolves deadlocks among the board of directors. We have transactions in the normal course of business with affiliated companies. For example, we purchase slab from Companhia Siderurgica de Tubarao, a subsidiary of both Companhia Vale do Rio Doce and Kawasaki Steel Corporation. During 1998, we purchased $112,695,000 of slab from Companhia Siderurgica de Tubarao and $60,258,000 of slab from Kawasaki Steel Corporation. We expect to purchase approximately 40% of our estimated 1999 supply of steel slab from Companhia Siderurgica de Tubarao. We also hold a 4% interest in Companhia Siderurgica de Tubarao.

      We conducted arms-length negotiations with Companhia Siderurgica de Tubarao on a quarterly basis in 1998 and on a yearly basis for 1999. We also negotiated with Companhia Siderurgica National on the same basis for 1999. The Shareholders' Agreement provides that we shall continuously purchase slabs from Companhia Siderurgica de Tubarao under terms and conditions as agreed upon by Companhia Siderurgica de Tubarao and us. We negotiate rates annually on an arms-length basis and are committed to purchase slabs through the end of 1999 from them. The executive officer negotiating the market price for the steel slab was our Executive Vice President--Finance. In 1998, we paid Companhia Siderurgica de Tubarao $112,695,000 for approximately 560,000 tons of steel slab. In 1999, we paid or expect to pay Companhia Siderurgica de Tubarao $108,000,000 for approximately 775,000 tons of steel slab. In 1999, we paid or expect to pay Companhia Siderurgica National $13,000,000 for approximately 100,000 tons of steel slab.

      We charter vessels from Seamar Shipping Corporation, a subsidiary of Companhia Vale do Rio Doce, for the ocean transfer of slab to the Port of Los Angeles. During 1998, we incurred $11,825,000 in charter fees from Seamar Shipping Corporation for their services. The Shareholders' Agreement provides that we shall charter vessels from Seamar. We entered into a 15-year contract with Seamar for shipping services that expires on May 31, 2000. We negotiate rates annually on an arms-length basis. The contract specifies that Seamar is our sole supplier of shipping services for all slab shipped from Port Praia Mole, Brazil. Under the agreement, we have agreed to ship a minimum of 600,000 metric tons of material per year. Volume in 1998 exceeded this amount and we expect the same in 1999. Approximately 50% of our chartering services are provided by Seamar Shipping Corporation. The executive officer negotiating the price for shipping services was our Executive Vice President--Finance.

      We contract with Rio Doce Pasha Terminal, a joint venture of Companhia Vale do Rio Doce, to unload our ocean cargo from ships at the Port of Los Angeles. During 1998, we incurred $16,732,000 for Rio Doce Pasha Terminal's services. The Shareholders' Agreement provides that we shall contract with Rio Doce Pasha Terminal for their unloading services. We have a five-year contract with Rio Doce for terminal unloading services that expires on December 31, 2000. We negotiate rates annually on an arms-length basis. The contract specifies that we will process a minimum of 1.0 million tons of steel slab through Rio Doce per year. The price per ton may be renegotiated July 1 of each year to reflect a change in union labor contracts. If we ship more than 1.0 million tons per year, we will receive a discount per ton for the unloading of any slabs after 1.0 million tons of slabs have been unloaded. Approximately 100% of our unloading services are provided by Rio Doce Pasha Terminal. The executive officer negotiating the price for unloading services was our Executive Vice President--Finance.

                                 LEGAL MATTERS

      Gibson, Dunn & Crutcher LLP, Los Angeles, California will opine on the validity of the Series B notes for us.

                                    EXPERTS

      Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in the registration statement and this prospectus, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing in this prospectus upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      Upon effectiveness of this registration statement, we will be subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the commission. You can inspect and copy these reports, proxy and information statements and other information at:

    . the public reference facilities maintained by the commission at 450 Fifth Street, N.W., Washington, DC 20549, and

    .  the regional offices of the commission located at:

      .  500 West Madison Street, Room 1400, Chicago, Illinois 60606, and

      .  7 World Trade Center, 13th Floor, New York, New York 10048.

      You also can obtain copies of these materials from the public reference section of the commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0336. You can obtain electronic filings made through the electronic data gathering, analysis and retrieval system at the commission's web site, http://www.sec.gov.

      Whether or not required by the rules and regulations of the commission, so long as any Series B notes are outstanding, we will furnish to the holders of Series B notes within 15 days after we are or would have been required to file with the commission:

    . all quarterly and annual financial information that would be required to be contained in a filing with the commission on Forms 10-Q and 10-K if we were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operation" and, with respect to the annual information only, a report thereon by our certified independent accountants; and

    . all current reports that would be required to be filed with the commission on Form 8-K if we were required to file these reports.

      In addition, whether or not required by the rules and regulations of the commission, at any time after we file a registration statement with respect to the exchange offer or a shelf registration statement, we will file a copy of all information and reports with the commission for public availability, unless the Commission will not accept such a filing, and make the information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any Series B notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered according to Rule 144A(d)(4) under the Securities Act.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1997.............  F-3
Consolidated Statements of Income for the years ended December 31, 1998,
 1997 and 1996...........................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1998, 1997 and 1996........................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1998, 1997 and 1996 ....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Consolidated Condensed Balance Sheets as of June 30, 1999 (unaudited) and
 December 31, 1998.......................................................  F-15
Consolidated Condensed Statements of Income for the six months ended June
 30, 1999 and 1998 (unaudited)...........................................  F-16
Consolidated Condensed Statements of Cash Flows for the six months ended
 June 30, 1999 and 1998 (unaudited)......................................  F-17
Notes to Consolidated Condensed Financial Statements (unaudited).........  F-18

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
California Steel Industries, Inc.:

We have audited the accompanying consolidated balance sheets of California Steel Industries, Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Steel Industries, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Costa Mesa, California
January 20, 1999

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                          Consolidated Balance Sheets

                                                             As of December 31,
                                                           -----------------------
                                                              1998        1997
                                                           ----------- -----------
       Assets

Current assets:                                            (dollars in thousands)

 Cash and cash equivalents (note 7)....................... $    11,962 $    10,343
 Trade accounts receivable, less allowance for doubtful
  receivables of $720,000 in both 1998 and 1997 (note
  10).....................................................      53,630      58,280
 Inventories (notes 3 and 7)..............................     173,396     147,500
 Deferred income taxes (note 11)..........................       4,545       5,051
 Other receivables and prepaid expenses...................       5,211       2,586
                                                           ----------- -----------
       Total current assets...............................     248,744     223,760
Investment in affiliated company (note 6).................      34,726      33,583
Property, plant and equipment, net (notes 4, 7 and 13)....     251,163     228,795
                                                           ----------- -----------
       Total assets....................................... $   534,633 $   486,138
                                                           =========== ===========
       Liabilities and shareholders' equity
Current liabilities:
 Notes payable to banks (note 7).......................... $   103,700 $    96,900
 Current installments of long-term debt (note 7)..........      20,000      15,000
 Accounts payable.........................................      50,550      31,384
 Other accrued expenses...................................      22,344      16,031
                                                           ----------- -----------
       Total current liabilities..........................     196,594     159,315
                                                           ----------- -----------
Long-term debt, excluding current installments (note 7)...     120,000     130,000
Deferred income taxes (note 11)...........................      26,740      20,317
Stockholders' equity (note 8):
 Class A preferred stock, $10,000 par value per share.
  Authorized 1,000 shares; none issued....................          --          --
 Class B preferred stock, $10,000 par value per share.
  Authorized 2,000 shares; none issued....................          --          --
 Class C preferred stock, $10,000 par value per share.
  Authorized 3,000 shares; issued and outstanding 3,000
  shares..................................................      30,000      30,000
 Common stock, no par value. Authorized 2,000 shares;
  issued and outstanding 1,000 shares.....................      10,000      10,000
 Retained earnings........................................     151,299     136,506
                                                           ----------- -----------
       Total stockholders' equity.........................     191,299     176,506
Commitments and contingencies (notes 5, 7, 8, 9, 10, 11
 and 12)
                                                           ----------- -----------
       Total liabilities and stockholders' equity......... $   534,633 $   486,138
                                                           =========== ===========

          See accompanying notes to consolidated financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                       Consolidated Statements of Income

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                    (dollars in thousands)
Net sales........................................ $673,439  $722,458  $694,444
Costs of sales, net of LIFO reserve (note 3).....  587,859   634,804   589,531
                                                  --------  --------  --------
      Gross profit...............................   85,580    87,654   104,913
Selling, general and administrative expenses.....   28,626    27,088    26,215
                                                  --------  --------  --------
      Income from operations.....................   56,954    60,566    78,698
Other income (expense)
 Equity in income of affiliate...................    1,932     1,477     1,082
 Interest expense, net...........................  (16,954)  (13,977)  (10,145)
 Other, net......................................      638      (395)      231
                                                  --------  --------  --------
      Income before income taxes.................   42,570    47,671    69,866
Income taxes (note 11)...........................   13,475    16,900    29,200
                                                  --------  --------  --------
      Net income................................. $ 29,095  $ 30,771  $ 40,666
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                                      Years Ended December 31, 1998, 1997 and
                                                        1996
                                      -----------------------------------------
                                       Class C                        Total
                                      preferred Common  Retained  stockholders'
                                        stock    stock  earnings     equity
                                      --------- ------- --------  -------------
                                      (dollars in thousands, except per share
                                                      amounts)
Balance at December 31, 1995.........  $30,000  $10,000  $96,229    $136,229
Net income for the year ended
 December 31, 1996...................       --       --   40,666      40,666
Cash dividends (note 8):
  Class C Preferred Stock, $1,207 on
   3,000 shares......................       --       --   (3,621)     (3,621)
  Common Stock, $206 on 1,000
   shares............................       --       --     (206)       (206)
                                       -------  ------- --------    --------
Balance at December 31, 1996.........   30,000   10,000  133,068     173,068
Net income for the year ended
 December 31, 1997...................       --       --   30,771      30,771
Cash dividends (note 8):
  Class C Preferred Stock, $7,333 on
   3,000 shares......................       --       --  (21,999)    (21,999)
  Common Stock, $5,334 on 1,000
   shares............................       --       --   (5,334)     (5,334)
                                       -------  ------- --------    --------
Balance at December 31, 1997.........   30,000   10,000  136,506     176,506
Net income for the year ended
 December 31, 1998...................       --       --   29,095      29,095
Cash dividends (note 8):
  Class C Preferred Stock, $3,826 on
   3,000 shares......................       --       --  (11,478)    (11,478)
  Common Stock, $2,824 on 1,000
   shares............................       --       --   (2,824)     (2,824)
                                       -------  ------- --------    --------
Balance at December 31, 1998.........  $30,000  $10,000 $151,299    $191,299
                                       =======  ======= ========    ========

          See accompanying notes to consolidated financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1998     1997      1996
                                                    -------  -------   -------
                                                    (dollars in thousands)
Cash flows from operating activities:
 Net income........................................ $29,095  $30,771   $40,666
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization...................  26,659   24,374    18,844
   Loss on disposition of property, plant and
    equipment......................................     308      433        18
   Loss on disposition and write-down of idle plant
    and equipment..................................      --      621     2,500
   Undistributed earnings of affiliate.............  (1,932)  (1,477)   (1,082)
   Dividends received from affiliate...............     789      872        --
   Changes in assets and liabilities:
    Trade accounts receivable, net.................   4,650   (1,486)   (7,092)
    Inventories.................................... (25,896)  23,969   (38,609)
    Other receivables and prepaid expenses.........  (2,625)  (1,123)    6,496
    Accounts payable...............................  19,166  (17,082)   31,223
    Income taxes payable...........................      --   (4,982)    4,982
    Other accrued expenses.........................   6,313   (1,279)    7,957
    Deferred income taxes..........................   6,929    3,600       600
                                                    -------  -------   -------
     Net cash provided by operating activities.....  63,456   57,211    66,503
                                                    -------  -------   -------
Cash flows from investing activities:
 Additions to property, plant and equipment........ (49,354) (58,296)  (50,421)
 Proceeds from sale of property, plant and
  equipment........................................      19      250        17
 Proceeds from sale of idle assets.................      --       92        --
 Investment in affiliate...........................      --       --   (31,896)
                                                    -------  -------   -------
     Net cash used in investing activities......... (49,335) (57,954)  (82,300)
                                                    -------  -------   -------
Cash flows from financing activities:
 Net advances (repayments) under line-of-credit
  agreement with banks.............................   6,800   (1,600)   9,800
 Proceeds from issuance of long-term debt..........  10,000   30,000   105,000
 Repayment of long-term debt....................... (15,000)      --   (95,350)
 Dividends paid.................................... (14,302) (27,333)   (3,827)
                                                    -------  -------   -------
     Net cash (used in) provided by financing
      activities................................... (12,502)   1,067    15,623
                                                    -------  -------   -------
     Net increase (decrease) in cash and cash
      equivalents..................................   1,619      324      (174)
 Cash and cash equivalents at beginning of year....  10,343   10,019    10,193
                                                    -------  -------   -------
 Cash and cash equivalents at end of year.......... $11,962  $10,343   $10,019
                                                    =======  =======   =======
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest (net of amount capitalized)............. $18,254  $13,638   $12,974
  Income taxes.....................................   7,050   18,976    18,463
                                                    =======  =======   =======

          See accompanying notes to consolidated financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1998, 1997 and 1996

 (1) Organization and Nature of Operations

   California Steel Industries, Inc. (the Company) was incorporated in the state of Delaware on November 3, 1983. Its stockholders consist of two U.S. companies, Kawasaki Steel Holdings (USA), Inc., a Delaware corporation, and Rio Doce Limited, a New York corporation, which each own 50% of the stock of the Company. From its site in Fontana, California, the Company manufactures four major products: hot rolled sheet, cold rolled sheet, galvanized sheet and ERW pipe.

 (2) Summary of Significant Accounting Policies

   (a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   (b) Cash and Cash Equivalents

     For purposes of the statements of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. The statement of cash flows is prepared using the indirect method.

   (c) Inventories

     Inventories are stated at the lower of cost determined under the last-in, first-out method of accounting, or market value, determined using net realizable value.

   (d) Investment in Affiliated Company

     Investment in affiliated company consists of 4% of the common stock of Companhia Siderurgica de Tubarao, a Brazilian steel slab manufacturer. The investment is accounted for by the equity method, since combined investments in Companhia Siderurgica de Tubarao by related companies allows significant influence on the financing and operating activities of Companhia Siderurgica de Tubarao. The Company's share of earnings or losses from this investment is reflected in income. Dividends are credited against the investment when received. The excess of the Company's share of the net assets of Companhia Siderurgica de Tubarao over the cost of the stock is being amortized straight-line over a five year period.

   (e) Property, Plant and Equipment

     Property, plant and equipment is stated at cost and depreciation is computed on the straight-line method over the estimated useful lives of the respective assets as follows:

             Plant and equipment        3 to 25 years
             Plant refurbishment costs  10 years

     Assets under construction are not depreciated until placed into service.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


   (f) Impairment of Long-Lived Assets

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 12, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and specific identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

   (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (h) Environmental

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures are capitalized if they meet one of the following criteria: (1) extend the life, increase the capacity or improve the safety or efficiency of the property, (2) mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations or activities, (3) incurred in preparing property currently held for sale. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

   (i) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (j) Reclassifications

     Reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 presentation.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


   (k)Fair Value of Financial Instruments

     The carrying value of cash, trade accounts receivable, other accounts receivable, accounts payable and other accrued expenses are measured at cost which approximates their fair value because of the short maturity of those instruments.

   (l)Revenue Recognition

     The Company recognizes revenue from product sales when products are loaded for shipment or when title passes. There is no delay or holding period between the loading and shipment of products sold FOB shipping point.

 (3) Inventories

   Inventories at December 31, 1998 and 1997 consist of the following:

                                                                 1998     1997
                                                               -------- --------
                                                                  (dollars in
                                                                  thousands)
       Finished goods......................................... $ 45,641 $ 34,189
       Work in process........................................   25,503   20,282
       Raw materials..........................................   96,552   88,131
       Supplies...............................................    5,700    4,898
                                                               -------- --------
           Total inventories.................................. $173,396 $147,500
                                                               ======== ========

   For the years ended December 31, 1998, 1997 and 1996, changes in the prices of steel slab resulted in decreases of $15,754,000, $3,355,000 and $2,141,000, respectively, in cost of sales as compared to what would have been reported under the first-in, first-out (FIFO) method of accounting. If the FIFO method had been used instead, inventories would have decreased by $1,741,00 at December 31, 1998 and increased by $14,013,000 at December 31, 1997.

 (4) Property, Plant and Equipment

   The following is a summary of property, plant and equipment at December 31, 1998 and 1997:

                                                             1998       1997
                                                           ---------  ---------
                                                               (dollars in
                                                               thousands)
       Land............................................... $  17,422  $  17,422
       Plant and equipment................................   380,314    328,646
       Plant refurbishment costs..........................    22,219     22,219
       Construction in progress...........................    17,260     22,854
                                                           ---------  ---------
                                                             437,215    391,141
       Less accumulated depreciation......................  (186,052)  (162,346)
                                                           ---------  ---------
           Total property, plant and equipment............ $ 251,163  $ 228,795
                                                           =========  =========

   Capitalized interest was $1,940,000, $1,952,000 and $1,667,000 for 1998,
   1997 and 1996, respectively.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 (5) Leases

   The Company is obligated under various leases for equipment that expires at various dates during the next five years. At December 31, 1998, the future minimum lease payments under noncancelable operating leases with commitments of at least one year are as follows:

               Year
               ending       (dollars
               December        in
               31:         thousands)
               --------    ----------
               1999         $ 5,396
               2000           5,062
               2001           4,824
               2002           4,657
               2003           4,525
               Thereafter    20,824
                            -------
                            $45,288
                            =======

   Lease expense totaled approximately $2,300,000, $1,125,000 and $781,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

 (6) Investment in Affiliated Company

   The investment in the net assets of Companhia Siderurgica de Tubarao accounted for under the equity method amounted to $34,726,000 and $33,583,000 at December 31, 1998 and 1997, respectively.

   The unamortized portion of the excess of the Company's share of net assets over the cost of the stock is $3,960,000 at December 31, 1998 and $4,950,000 at December 31, 1997.

   The Company and its parents purchased their investment in Companhia Siderurgica de Tubarao at a premium over the market price of the shares which was paid in order to obtain significant influence over Companhia Siderurgica de Tubarao.

 (7) Notes Payable and Long-Term Debt

   Notes payable to banks consist of advances under a $130,000,000 line of credit agreement, as amended on March 13, 1998, with a group of seven financial institutions with principal and interest due at various dates through March 12, 1999. The applicable interest rate is the London InterBank Offered Rate (LIBOR) plus 0.6% if it is a LIBOR Advance or the Federal Funds Rate (FFR) plus 0.6% if it is a FFR Advance. Commitment fee is applied on the daily unused amount at 0.15% per annum. All notes are secured by accounts receivable, inventories and cash and cash equivalents. As of December 31, 1998, all amounts outstanding under the line of credit agreement consisted of advances on other notes payable at the applicable LIBOR rate. As of December 31, 1998, the LIBOR rate was 5.38%.

   Amounts available under this agreement are limited based on a formula that considers receivables and inventory balances. The Company had $26,300,000 available under this line of credit at December 31, 1998.

   The agreement requires that the Company maintain specific financial ratios and other financial conditions. The Company was in compliance with all of these debt covenants at December 31, 1998.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


   Long-term debt at December 31, 1998 and 1997 consists of the following:

                                                                 1998     1997
                                                               -------- --------
                                                                  (dollars in
                                                                  thousands)
     Term loan payable to banks in $5,000,000 quarterly
      principal installments from June 15, 1998 through March
      29, 2003 bearing interest at LIBOR plus 0.65%, payable
      quarterly and secured by specific property, plant and
      equipment..............................................  $ 85,000 $100,000
     Term loan payable to banks on September 21, 2000,
      bearing interest at LIBOR plus 0.375% through September
      21, 1998 and LIBOR plus 0.475% from September 22, 1998
      through September 21, 2000, payable semiannually.......    10,000   10,000
     Notes payable to banks consist of advances under a
      $50,000,000 line of credit agreement with principal
      payable to banks no later than March 15, 2003 bearing
      interest at LIBOR plus 0.425%, payable quarterly,
      secured by property, plant and equipment. A facility
      fee of 0.225% applies to the entire $50,000,000 bank
      commitment, payable quarterly..........................    45,000   35,000
                                                               -------- --------
                                                                140,000  145,000
     Less current installments...............................    20,000   15,000
                                                               -------- --------
         Long-term debt, excluding current installments......  $120,000 $130,000
                                                               ======== ========

   Maturities of long-term debt at December 31, 1998 are as follows:

                                (dollars in thousands)
                                ----------------------
               1999............        $ 20,000
               2000............          30,000
               2001............          20,000
               2002............          20,000
               2003............          50,000
                                       --------
                                       $140,000
                                       ========

   The term bank loans contain various covenants that specify minimum levels of interest coverage, fixed charge coverage, working capital, tangible net worth and limitations of debt, sale of fixed assets and capital expenditures. The Company was in compliance with all of these debt covenants at December 31, 1998.

   Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates the carrying amount.

 (8) Stockholders' Equity

   The Class C preferred stock is redeemable by the Company at its option, in whole or in part, at par value. Class C preferred stock has priority over the common stock in the distribution of dividends and is entitled to a dividend equivalent to 10% of the par value per annum on a cumulative basis and is thereafter entitled to participate in the distribution of dividends at the same rate and upon the same conditions as the common stock.

   During the years ended December 31, 1998, 1997 and 1996, $14,304,000, $27,333,000 and $3,827,000, respectively, in dividends on Class C preferred stock and common stock were declared and paid. For the year ended December 31, 1996, dividends in arrears on Class C preferred stock totaled $3,000,000.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 (9) Related Party Transactions

   The Company has transactions in the normal course of business with affiliated companies. The Company is 50% owned by Kawasaki Steel Holdings
   (USA), Inc., a subsidiary of Kawasaki Steel Corporation, a Japanese corporation, and 50% owned by Rio Doce Limited, a subsidiary of Companhia Vale do Rio Doce, a Brazilian corporation.

   The Company purchases steel slab from Companhia Siderurgica de Tubarao, an investee, and from Kawasaki Steel Corporation. The Company charters vessels from Seamar Shipping Corporation, a subsidiary of Companhia Vale do Rio Doce, for the ocean transfer of slab to the Port of Los Angeles. The Company also contracts with Rio Doce Pasha Terminal, a joint venture of Companhia Vale do Rio Doce, to unload ocean cargo from ships in the Port of Los Angeles. The following represents amounts paid to the various affiliated companies for the years ended December 31:

                                                        1998     1997    1996
                                                      -------- -------- -------
                                                       (dollars in thousands)
         Companhia Siderurgica de Tubarao............ $112,695 $130,600 $85,582
         Kawasaki Steel Corporation..................   60,258       --      --
         Seamar Shipping Corporation.................   11,825   11,791  13,221
         Rio Doce Pasha Terminal.....................   16,732   16,345  12,191
                                                      -------- -------- -------

(10) Commitments and Contingencies

   At December 31, 1998, the Company is committed, in the form of open purchasing contracts, to purchase approximately $230,000,000 in steel slab, of which $140,000,000 is from related parties.

   The Company has been contacted by various governmental agencies regarding specific environmental matters, at its operating facility. During September 1990, the Company reached a preliminary agreement with the California Regional Department of Health Services, which allows the Company to draft its own remediation agreement and move forward with its own plan of action, at its operating facility. In November 1992, the Company entered into a Voluntary and enforceable Agreement with the California Department of Toxic Substances Control which sets forth specific terms and conditions related to the remediation of hazardous substances at the Company's operating facility. The agreement also preserves the Company's right as to future assignment and apportionment costs to other parties.

   The Company is addressing environmental concerns caused by the former occupant at the Company's Fontana site and is currently in the remedial investigation stage. The Company is unable to reasonably estimate the range of liability until completion of a remedial feasibility study. The site investigation is expected to be completed over the next two years.

   Although the level of future expenditures for environmental matters cannot be reasonably estimated, based on the facts presently known to management, it does not believe that the costs will have a material effect on the Company's financial position, results of operations, or liquidity.

   The Company is involved in legal actions and claims arising in the ordinary course of business. It is the opinion of management, based on advice of legal counsel, that this litigation will be resolved without material effect on the Company's financial position, results of operations, or liquidity.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(11) Income Taxes

   Income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                        1998     1997    1996
                                                       -------  ------- -------
                                                       (dollars in thousands)
         Current:
           Federal.................................... $ 3,546  $13,300 $23,200
           State......................................   3,000       --   5,400
                                                       -------  ------- -------
                                                         6,546   13,300  28,600
                                                       -------  ------- -------

         Deferred:
           Federal....................................  11,519    3,000    (700)
           State......................................  (4,590)     600   1,300
                                                       -------  ------- -------
                                                         6,929    3,600     600
                                                       -------  ------- -------
           Total...................................... $13,475  $16,900 $29,200
                                                       =======  ======= =======

   Actual tax expense differs from the "expected" expense, computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes, as follows:

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                     (dollars in thousands)
     Computed "expected" tax expense................ $14,900  $16,685  $24,453
     State income taxes, net of Federal benefit.....   1,481    2,145    4,223
     State manufacturing investment credit, net of
      Federal benefit...............................  (2,515)  (1,755)      --
     Other..........................................    (391)    (175)     524
                                                     -------  -------  -------
                                                     $13,475  $16,900  $29,200
                                                     =======  =======  =======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows:

                                                              1998      1997
                                                            --------  --------
                                                               (dollars in
                                                               thousands)
     Deferred tax assets:
       Inventory........................................... $  2,517  $  1,383
       State taxes.........................................    3,260     3,003
       Reserves............................................      401       665
       Accrued expenses....................................      737       618
       Other...............................................       11       126
                                                            --------  --------
         Total gross deferred tax assets...................    6,926     5,795
     Less valuation allowance..............................       --        --
                                                            --------  --------
         Net deferred tax assets...........................    6,926     5,795
                                                            --------  --------
     Deferred tax liabilities:
       Property, plant and equipment.......................  (22,428)  (19,706)
       Idle plant and equipment............................       --      (534)
       Change in inventory valuation.......................   (5,371)       --
       Undistributed earnings of affiliate.................   (1,240)     (744)
       Other...............................................      (82)      (77)
                                                            --------  --------
         Total gross deferred tax liabilities..............  (29,121)  (21,061)
                                                            --------  --------
         Net deferred tax liability........................ $(22,195) $(15,266)
                                                            ========  ========

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


   Based on the Company's historical pretax earnings, adjusted for significant items including nonrecurring charges, management believes it is more likely than not that the Company will realize the benefit of deferred tax assets existing at December 31, 1998. Management believes the existing deductible temporary differences will reverse during periods in which the Company generates net taxable income. Nevertheless, certain tax planning or other strategies will be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

   The Company's U.S. Federal income tax returns for the years 1992 and 1993 are currently under examination by the Internal Revenue Service. Management of the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial statements.

(12) 401(k) Plan

   The Company sponsors a 401(k) plan covering all employees of the Company who were full-time employees as of November 1, 1986 and who elected to participate in the plan.

   Participants may make contributions to the plan on a pretax basis from 1% to 16% of their annual salary. Company contributions, when made, will match 100% of employee contributions up to 4% of employees' salaries and 50% of employee contributions for the next 2% of employees' salaries. Participants are immediately 100% vested in both their contributions and Company contributions plus actual earnings thereon. Company contributions are accrued as participant contributions are withheld, and are paid in full to the Trustee of the plan on a pay period basis.

   Plan expense for the years ended December 31, 1998, 1997 and 1996 was approximately $2,084,000, $2,002,000 and $1,930,000, respectively.

(13) Profit Sharing

   The Company has a profit sharing plan under which bonuses are awarded based on a pool amount, equal to 8% of the Company's income before taxes and gain or loss on disposition of fixed assets. The basis for determining the profit sharing pool is subject to review and approval of the Company's Board of Directors. The employee's share in the pool amount is based on his or her length of service with the Company during the profit sharing period. Employees who voluntarily terminate their employment for reasons others than retirement before the end of the profit sharing period and employees whose employment is involuntarily terminated are not eligible to receive any profit sharing award.

(14) Changes in Accounting Estimates

   In fiscal 1998, the Company made changes in the estimated useful lives of the hot strip mill reheat furnace, five stand cold reduction mill, continuous pickling line, and the galvanized line from 10 to 15 years. This change increased 1998 net income by $1,500,000. Also, effective in fiscal 1998, the Company changed the estimated useful life of its rolls from 1 year to 3 years for rolls and 10 years for backup rolls. This change increased 1998 net income by $2,000,000. These changes were made to better reflect how these assets are expected to be used over time, to provide a better matching of revenues and expenses, and to be consistent with industry practice.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

               Consolidated Condensed Balance Sheets (Unaudited)
                    (In thousands, except per share amounts)

                                                           As of      As of
                                                          June 30, December 31,
                                                            1999       1998
                                                          -------- ------------
                                                                     Audited
       Assets
Current assets:
 Cash and cash equivalents............................... $ 10,807   $ 11,962
 Trade accounts receivable, less allowance for doubtful
  receivables of $1,080,000 and $720,000 in 1999 and
  1998...................................................   61,181     53,630
 Inventories.............................................  155,386    173,396
 Deferred income taxes...................................    4,545      4,545
 Other receivables and prepaid expenses..................    4,554      5,211
                                                          --------   --------
      Total current assets...............................  236,473    248,744
                                                          --------   --------
Investment in affiliated company.........................   34,814     34,726
Other assets.............................................    4,758         --
Property, plant and equipment, net.......................  257,696    251,163
                                                          --------   --------
      Total assets....................................... $533,741   $534,633
                                                          ========   ========
      Liabilities and Stockholders' equity
Current liabilities:
 Notes payable to banks.................................. $     --   $103,700
 Current installments of long-term debt..................       --     20,000
 Accounts payable........................................   52,261     50,550
 Income tax payable......................................   10,624         --
 Other accrued expenses..................................   18,628     22,344
                                                          --------   --------
      Total current liabilities..........................   81,513    196,594
                                                          --------   --------
Long-term debt, excluding current installments...........  220,000    120,000
Deferred income taxes....................................   26,740     26,740
Stockholders' equity:
 Class C preferred stock, $10,000 par value per share.
  Authorized 3,000 shares; issued and outstanding 3,000
  shares                                                    30,000     30,000
 Common stock, no par value. Authorized 2,000 shares;
  issued and outstanding 1,000 shares....................   10,000     10,000
 Retained earnings.......................................  165,488    151,299
                                                          --------   --------
      Total stockholders' equity.........................  205,488    191,299
Commitments and contingencies............................       --         --
                                                          --------   --------
      Total liabilities and stockholders' equity......... $533,741   $534,633
                                                          ========   ========

     See accompanying notes to consolidated condensed financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

            Consolidated Condensed Statements of Income (Unaudited)

                                                             Six Months Ended
                                                                 June 30,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)

Net sales................................................... $331,258  $356,734
Cost of sales, net of LIFO reserve..........................  270,213   313,363
                                                             --------  --------
    Gross profit............................................   61,045    43,371
Selling, general and administrative expenses................   15,083    14,592
                                                             --------  --------
    Income from operations..................................   45,962    28,779

Other income (expense):
  Equity in income of affiliate.............................       88     1,406
  Interest expense, net.....................................   (8,086)   (8,345)
  Other, net................................................      713       189
                                                             --------  --------
    Income before income taxes..............................   38,677    22,029
Income taxes................................................   15,858     9,043
                                                             --------  --------
    Net income.............................................. $ 22,819  $ 12,986
                                                             ========  ========

     See accompanying notes to consolidated condensed financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

          Consolidated Condensed Statements of Cash Flows (Unaudited)

                                                            Six Months Ended
                                                                June 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
                                                             (in thousands)
Cash flows from operating activities:
 Net income............................................... $  22,819  $ 12,986
 Adjustments to reconcile net income to net cash provided
  by operating activities
  Depreciation and amortization...........................    12,285    14,101
  Loss (Gain) on disposition and write-down of idle plant
   and equipment..........................................       (11)      282
  Undistributed (earnings) losses of affiliate............       (88)   (1,316)
  Dividends received from affiliate.......................        --       558
  Change in assets and liabilities:
   Trade accounts receivable, net.........................    (7,551)  (10,472)
   Inventories............................................    18,010   (19,564)
   Other receivables and prepaid expenses.................       657    (3,192)
   Other assets...........................................    (4,758)       --
   Accounts payable.......................................     1,711     1,830
   Income taxes payable...................................    10,624     5,443
   Other accrued expenses.................................    (3,716)    5,330
                                                           ---------  --------
    Net cash provided by operating activities.............    49,982     5,986
                                                           ---------  --------
Cash flows from investing activities:
 Additions to property, plant and equipment...............   (18,827)  (26,583)
 Proceeds from sale of property, plant and equipment......        20        25
                                                           ---------  --------
    Net cash used in investing activities.................   (18,807)  (26,558)
                                                           ---------  --------
Cash flows from financing activities:
 Net repayments under line-of-credit agreement with
  banks...................................................  (103,700)   17,682
 Repayment of notes payable to banks......................  (140,000)       --
 Proceeds from issuance of long-term debt.................   220,000     5,000
 Dividends paid...........................................    (8,630)   (8,385)
                                                           ---------  --------
    Net cash (used in) provided by financing activities...   (32,330)   14,297
                                                           ---------  --------
    Net decrease in cash and cash equivalents.............    (1,155)   (6,275)
 Cash and cash equivalents at beginning of period.........    11,962    10,343
                                                           ---------  --------
 Cash and cash equivalents at end of period............... $  10,807  $  4,068
                                                           =========  ========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest (net of amount capitalized).................... $   6,079  $  8,221
  Income taxes............................................     5,235     3,600
                                                           =========  ========

     See accompanying notes to consolidated condensed financial statements.

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--(UNAUDITED)

1. Basis of Presentation

  The accompanying unaudited consolidated condensed financial statements of California Steel Industries, Inc. and its subsidiary as of and for the three and six months ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, the information reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations for the periods indicated.

  The accompanying consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ending December 31, 1998 and 1997 contained in California Steel Industries, Inc.'s Registration Statement on Form S-4 (File number 333-79587) filed with the Securities and Exchange Commission on May 28, 1999.

2. New Accounting Pronouncements

  In June 1998, the Financial Accounts Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Application of this accounting standard is not expected to have a material impact on our financial position, results of operations or liquidity.

3. Inventories

  Inventories are stated at the lower of cost (determined under the last-in, first-out method of accounting) or market value.

                                                      June 30,     December 31,
                                                        1999           1998
                                                   -------------- --------------
                                                   (In thousands) (In thousands)
                                                   -------------- --------------
     Finished goods...............................    $ 38,419       $ 45,641
     Work-in-process..............................      21,926         25,503
     Raw materials................................      89,652         96,552
     Other........................................       5,389          5,700
                                                      --------       --------
       Total......................................    $155,386       $173,396
                                                      ========       ========

4. Long-Term Debt

  On April 6, 1999, we issued an aggregate of $150,000,000 of ten-year 8.5% senior unsecured notes. Interest is payable on the notes on April 1 and October 1, commencing October 1, 1999. The notes are senior in right of payment to all of our subordinated indebtedness and equal in right of payment to all of our existing and future indebtedness that is not by its terms subordinated to the notes. We may redeem the notes at any time after April 1, 2004. The indenture governing the notes contains covenants that limit our ability to incur additional indebtedness, pay dividends on, redeem or repurchase capital stock and make

                       CALIFORNIA STEEL INDUSTRIES, INC.
                                 AND SUBSIDIARY

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

  investments, create liens, sell assets, sell capital stock of certain of our subsidiaries, engage in transactions with affiliates and consolidate, merge or transfer all or substantially all of our assets and the assets of certain of our subsidiaries on a consolidated basis.

  Proceeds from the notes were used to permanently repay outstanding bank debt under a $10,000,000 term loan provided by The Dai-Ichi Kangyo Bank, Netherlands, and a $50,000,000 revolving credit facility and a $80,000,000 term loan, both provided by a syndicate of institutions led by the Industrial Bank of Japan, Ltd., Los Angeles Agency.

5. Dividend Payments

  The Company's board of directors approved and declared a dividend in the amount of $8,630,000 for common and preferred stockholders. On April 30, 1999, $6,848,000 was paid to holders of preferred stock and $1,783,000 to common stockholders.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Until     , 1999, all dealers that effect transactions in the Series B notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealer(s) obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  $150,000,000

                  [LOGO OF CALIFORNIA STEEL INDUSTRIES, INC.]

                       CALIFORNIA STEEL INDUSTRIES, INC.

                     8 1/2% Series B Senior Notes due 2009

                          --------------------------

                                   PROSPECTUS

                          --------------------------

  We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.


                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

      The General Corporation Law of the State of Delaware, our state of incorporation, and our bylaws provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

      Our directors and officers are covered under policies of directors' and officers' liability insurance. Additionally, our certificate of incorporation provides that we shall indemnify all of our directors or officers to the fullest extent permitted by law under Section 145 of the Delaware General Corporation Law. This provision is intended to allow our directors and officers the benefit of the Delaware General Corporation Law which provides that directors and officers of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's or officer's duty of loyalty, acts or omissions riot in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director or officer derived an improper personal benefit.

Item 21. Exhibits.

 Exhibit No. Description
 ----------- -----------
 3.1         Certificate of Incorporation of the Registrant as amended by
             Amendment to the Certificate of Incorporation filed June 6, 1984, with Delaware Secretary of State, as amended by the Certificate of
             Amendment to the Certificate of Incorporation filed August 2,
             1984, with the Delaware Secretary of State, as amended by the
             Certificate of Amendment to the Certificate of Incorporation,
             filed January 12, 1988, with the Delaware Secretary of State, and, as amended by the Certificate of Ownership merging California
             Steel Industries Tubular Products, Inc. into the Registrant, filed with the Delaware Secretary of State on December 20, 1993.*

 3.2         Bylaws of the Registrant.*

 4.1 Indenture dated as of April 6, 1999 between the Registrant and State Street Bank Trust Company of California, N.A., Trustee, relating to the Registrant's 8 1/2% Senior Notes due April 6,
             2009.*

 4.2         Specimen Series B note (included in Exhibit 4.1).*

 4.3         Shareholders' Agreement, dated June 27, 1995, by and among Rio
             Doce Limited, Companhia Vale do Rio Doce, Kawasaki Steel Holdings
             (USA), Inc. and Kawasaki Steel Corporation.*

 5.1         Opinion of Gibson, Dunn & Crutcher LLP.*

 10.1        Revolving Credit Agreement, dated as of March 10, 1999, among the
             Registrant, the Lending Institutions from time to time party thereto as lenders, BancBoston, N.A., in its capacity as Loan and Collateral Agent, and Bank of America National Trust and Savings
             Association, in its capacity as Letter of Credit and Documentation
             Agent and BancBoston Robertson Stephens Inc. and NationsBanc
             Montgomery Securities LLC, as the Arrangers.*

 10.2 Agreement for the Purchase of Carbon Steel Slabs, dated as of December 5, 1984, by and between the Registrant and Companhia
             Siderurgica de Tubarao, as amended by Memorandum of Agreement, dated as of June 7, 1985, Memorandum of Agreement No. MA-02, dated as of December 9, 1986, Memorandum of Agreement No. MA-03, dated as of December 11, 1986, Memorandum of Agreement No. MA-04, dated as of December 11, 1986, Memorandum of Agreement No. MA-05, dated as of May 22, 1987 and Memorandum of Agreement No. MA-06, dated as of December 11, 1996.*

 10.3 Facsimile transmission, dated October 27, 1998 from the Registrant to Companhia Siderurgica de Tubarao, confirming the parties mutual understanding that the Registrant will acquire 700,000 metric tons of steel slab from Companhia Siderurgica de Tubarao for 1999 delivery.*

 10.4        E-mails from Broken Hill Proprietary Company Ltd. to the
             Registrant, dated October 13, 1998 and October 15, 1998, respectively, confirming the Registrant's and Broker Hill
             Proprietary Company Ltd.'s mutual agreement of October 9, 1998 and
             October 14, 1998, to purchase and supply 70,000 metric tons and 280,000 metric tons of steel slab during 1999.*

 10.5        Letter, dated October 6, 1998, from the Registrant to Companhia
             Siderurgica National, confirming Companhia Siderurgica National's agreement to supply the Registrant with 100,000 metric tons of steel in 1999.*

 10.6 Contract, dated August 20, 1990, by and between the Registrant and Seamar Shipping Corporation of Monrovia, Liberia.*

 10.7        The Burlington Northern and Santa Fe Railway Company BNSFC 302606
             Regulated Transportation Contract, dated as of November 19, 1998, by and between the Registrant and Burlington Northern Railroad
             Company.*

 10.8        Stevedore and Terminal Services Agreement, dated as of January 1,
             1996, between Rio Doce Pasha Terminal L.P. and the Registrant, as amended.*


 Exhibit No. Description
 ----------- -----------
 10.9        Equipment Lease Agreement, dated as of September 30, 1998, by and between the Registrant and State Street Bank and Trust Company of
             California, National Association.*

 10.10 Settlement Agreement, dated as of June 1, 1995, by and among the Registrant, Kaiser Ventures, Inc., KSC Recovery, Inc. and Kaiser
             Steel Land Development, Inc.*

 10.11 Groundwater Indemnity Agreement, dated as of June 1, 1995, between the Registrant and Kaiser Ventures, Inc.*

 10.12 A 1996 Expedited Remedial Action Voluntary Enforceable Agreement, by and among the Registrant and the California Environmental
             Protection Agency, Department of Toxic Substances Control.*

 10.13       Purchase Agreement dated March 30, 1999 by and among the
             Registrant, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
             Smith Incorporated, BancBoston Robertson Stephens Inc. and
             NationsBanc Montgomery Securities LLC.*

 10.14 Registration Rights Agreement dated as of April 6, 1999 by and among the Registrant, Merrill Lynch & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc.
             and NationsBanc Montgomery Securities LLC.*

 12.1        Statement of Computation of Ratio of Earnings to Fixed Charges.

 12.2        Statement of Computation of Ratio of EBITDA to interest expense.

 23.1        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*

 23.2        Consent of KPMG LLP, independent auditors.

 23.3        Schedule II--Valuation and Qualifying Accounts.

 24.1        Power of Attorney (included on Signature Page).*

 25.1 Statement of Eligibility and Qualification of State Street Bank and Trust Company of California, National Association under the
             Trust Indenture Act of 1939, as trustee.*

 27.1        Financial Data Schedule*

--------
*Previously filed.

Item 22. Undertakings.

      1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      3. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 1l, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      4. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      5. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 434(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      6. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      7. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fontana, State of California, on this 23rd day of September, 1999.

                                        CALIFORNIA STEEL INDUSTRIES, INC.

                                            /s/ C. Lourenco Goncalves

                                        By: _______________________________
                                         C. Lourenco Goncalves, Chief Executive
                                                 Officer and President

      According to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                        Title                     Date

                              Chief Executive Officer and
/s/ C. Lourenco Goncalves       President (Principal         September 23, 1999
________________________        Executive Officer)
  C. Lourenco Goncalves

            *
_________________________     Executive Vice President-
    Vicente B. Wright           Finance (Principal           September 23, 1999
                                Financial and Accounting
                                Officer)

            *
__________________________     Chairman of the Board of
    Tatsuhiko Hamamoto          Directors                    September 23, 1999


            *
__________________________     Director
       Hajime Bada                                           September 23, 1999


            *
__________________________     Director
     Francisco Povoa                                         September 23, 1999


            *
__________________________     Director
    Nadim Sareyed-Dim                                        September 23, 1999


*By:  /s/ C. Lourenco Goncalves
   __________________________
     C. Lourenco Goncalves                                   September 23, 1999
       Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
 3.1     Certificate of Incorporation of the Registrant as amended by Amendment to the Certificate of Incorporation filed June 6, 1984, with Delaware
         Secretary of State, as amended by the Certificate of Amendment to the
         Certificate of Incorporation filed August 2, 1984, with the Delaware
         Secretary of State, as amended by the Certificate of Amendment to the
         Certificate of Incorporation, filed January 12, 1988, with the
         Delaware Secretary of State, and, as amended by the Certificate of
         Ownership merging California Steel Industries Tubular Products, Inc.
         into the Registrant, filed with the Delaware Secretary of State on
         December 20, 1993.*

 3.2     Bylaws of the Registrant.*

 4.1     Indenture dated as of April 6, 1999 between the Registrant and State
         Street Bank Trust Company of California, N.A., Trustee, relating to the Registrant's 8 1/2% Senior Notes due April 6, 2009.*

 4.2     Specimen Series B note (included in Exhibit 4.1).*

 4.3     Shareholders' Agreement, dated June 27, 1995, by and among Rio Doce
         Limited, Companhia Vale do Rio Doce, Kawasaki Steel Holdings (USA),
         Inc. and Kawasaki Steel Corporation.*

 5.1     Opinion of Gibson, Dunn & Crutcher LLP.*

 10.1    Revolving Credit Agreement, dated as of March 10, 1999, among the
         Registrant, the Lending Institutions from time to time party thereto as lenders, BancBoston, N.A., in its capacity as Loan and Collateral
         Agent, and Bank of America National Trust and Savings Association, in its capacity as Letter of Credit and Documentation Agent and BancBoston Robertson Stephens Inc. and NationsBanc Montgomery
         Securities LLC, as the Arrangers.*

 10.2    Agreement for the Purchase of Carbon Steel Slabs, dated as of December
         5, 1984, by and between the Registrant and Companhia Siderurgica de
         Tubarao, as amended by Memorandum of Agreement, dated as of June 7, 1985, Memorandum of Agreement No. MA-02, dated as of December 9, 1986,
         Memorandum of Agreement No. MA-03, dated as of December 11, 1986,
         Memorandum of Agreement No. MA-04, dated as of December 11, 1986,
         Memorandum of Agreement No. MA-05, dated as of May 22, 1987 and
         Memorandum of Agreement No. MA-06, dated as of December 11, 1996.*

 10.3    Facsimile transmission, dated October 27, 1998 from the Registrant to
         Companhia Siderurgica de Tubarao, confirming the parties mutual understanding that the Registrant will acquire 700,000 metric tons of steel slab from Companhia Siderurgica de Tubarao for 1999 delivery.*

 10.4 E-mails from Broken Hill Proprietary Company Ltd. to the Registrant, dated October 13, 1998 and October 15, 1998, respectively, confirming the Registrant's and Broker Hill Proprietary Company Ltd.'s mutual agreement of October 9, 1998 and October 14, 1998, to purchase and supply 70,000 metric tons and 280,000 metric tons of steel slab during 1999.*

 10.5    Letter, dated October 6, 1998, from the Registrant to Companhia
         Siderurgica National, confirming Companhia Siderurgica National's agreement to supply the Registrant with 100,000 metric tons of steel in 1999.*

 10.6 Contract, dated August 20, 1990, by and between the Registrant and Seamar Shipping Corporation of Monrovia, Liberia.*

 10.7    The Burlington Northern and Santa Fe Railway Company BNSFC 302606
         Regulated Transportation Contract, dated as of November 19, 1998, by and between the Registrant and Burlington Northern Railroad Company.*

 10.8    Stevedore and Terminal Services Agreement, dated as of January 1,
         1996, between Rio Doce Pasha Terminal L.P. and the Registrant.*


 Exhibit
 Number  Description
 ------- -----------
 10.9    Equipment Lease Agreement, dated as of September 30, 1998, by and between the Registrant and State Street Bank and Trust Company of
         California, National Association.*

 10.10 Settlement Agreement, dated as of June 1, 1995, by and among the Registrant, Kaiser Ventures, Inc., KSC Recovery, Inc. and Kaiser Steel
         Land Development, Inc.*

 10.11   Groundwater Indemnity Agreement, dated as of June 1, 1995, between the
         Registrant and Kaiser Ventures, Inc.*

 10.12 A 1996 Expedited Remedial Action Voluntary Enforceable Agreement, by and among the Registrant and the California Environmental Protection
         Agency, Department of Toxic Substances Control.*

 10.13   Purchase Agreement dated March 30, 1999 by and among the Registrant,
         Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
         Incorporated, BancBoston Robertson Stephens Inc. and NationsBanc
         Montgomery Securities LLC.*

 10.14 Registration Rights Agreement dated as of April 6, 1999 by and among the Registrant, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
         Smith Incorporated, BancBoston Robertson Stephens Inc. and NationsBanc
         Montgomery Securities LLC.*

 12.1    Statement of Computation of Ratio of Earnings to Fixed Charges.

 12.2    Statement of Computation of Ratio of EBITDA to interest expense.

 23.1    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).*

 23.2    Consent of KPMG LLP, independent auditors.

 23.3    Schedule II--Valuation and Qualifying Accounts.

 24.1    Power of Attorney (included on Signature Page).*

 25.1    Statement of Eligibility and Qualification of State Street Bank and
         Trust Company of California, National Association under the Trust
         Indenture Act of 1939, as trustee.*

 27.1    Financial Data Schedule*

--------
* Previously filed.